As filed with the Securities and Exchange Commission on February 28, 2005

                                                   Registration No. 333-________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        --------------------------------

                           THE SAGEMARK COMPANIES LTD.
                 (Name of Small Business Issuer In Its Charter)

           New York                       0-4186                 13-1948169
   (State or jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                           1285 Avenue of the Americas
                                   35th Floor
                            New York, New York 10019
                                 (212) 554-4219
                        (Address and Telephone Number Of
                          Principal Executive Offices)

 Theodore B. Shapiro, Chief Executive Officer           With a copy to:
    1285 Avenue of the Americas, 35th Floor         Robert L. Blessey, Esq.
           New York, New York 10019                    51 Lyon Ridge Road
                (212) 554-4219                      Katonah, New York 10536
 (Name, Address and Telephone Number of Agent           (914) 232-4510
                 for Service)

                Approximate Date of Proposed Sale to the Public:
    From time to time after the effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]:

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
=====================================================================================================
  Title of Each Class of                       Proposed Maximum     Proposed Maximum     Amount of
 Securities Registration      Amount to be    Offering Price Per   Aggregate Offering   Registration
    to be Registered         Registered (1)        Share (2)              Price             Fee
    ----------------         --------------        ---------              -----             ---
Common Stock, par              3,750,000            $3.40              $12,750,000       $1,500.68
value $.01(3)
Common Stock, par              1,875,000            $4.00(6)            $7,500,000         $882.75
value $.01(4)
Common Stock, par              1,125,000            $3.40(6)            $3,825,000         $450.20
value $.01 (5)                                                                           ---------
                                                                                         $2,833.63
=====================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.
(3) Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.
(4) Represents shares of the Registrant's common stock being registered for resale that have been or may be acquired upon the exercise of common stock purchase warrants at an exercise price of $4.00 per share issued to the selling stockholders named in the prospectus or a prospectus supplement.
(5) Represents shares of the Registrant's common stock being registered for resale that have been or may be acquired upon the exercise of common stock purchase warrants at an exercise price of $2.00 per share issued to the selling stockholders named in the prospectus or a prospectus supplement.
(6) Represents the higher of: (i) the exercise prices of the warrants and (ii) the offering price of securities of the same class as the common stock underlying the warrants calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

-----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

                    Subject to Completion, February 28, 2005
                    ----------------------------------------

                           ---------------------------

                                   PROSPECTUS

                                    6,750,000

                                     SHARES

                           THE SAGEMARK COMPANIES LTD.

                                  COMMON STOCK

                           ---------------------------

     The persons listed in this Prospectus under "Selling Stockholders" may offer and sell from time to time up to an aggregate of 6,750,000 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us to such stockholders. Information on the Selling Stockholders, and the times and manner in which they may offer and sell shares of our common stock, is provided under "Selling Stockholders" and "Plan of Distribution" in this Prospectus.

     We will not receive any proceeds from the sales of shares of our common stock by the Selling Stockholders but we receive funds upon any exercise of the Investor Warrants (defined herein) held by the Selling Stockholders. We will bear the costs and expenses of registering the common stock offered by the Selling Stockholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the Selling Stockholders.

     Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "SKCO." On February __, 2005, the closing bid price for our common stock on the OTCBB was $____ per share.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _________ __, 2005

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SAGEMARK COMPANIES LTD. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SAGEMARK COMPANIES LTD. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................4

RISK FACTORS...................................................................7

USE OF PROCEEDS...............................................................21

SELLING STOCKHOLDERS..........................................................21

PLAN OF DISTRIBUTION..........................................................32

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY...............................35

BUSINESS AND PROPERTIES.......................................................36

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS....................41

MANAGEMENT....................................................................48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................54

DESCRIPTION OF CAPITAL STOCK..................................................57

EXPERTS.......................................................................60

AVAILABLE INFORMATION.........................................................60


PROSPECTUS DELIVERY OBLIGATIONS

     You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

     We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

     The Sagemark Companies Ltd. ("Sagemark" or the "Company"), through its wholly-owned subsidiary, Premier P.E.T. Imaging International, Inc. ("Premier"), is engaged in the ownership, operation and/or management of outpatient medical diagnostic imaging centers which utilize positron emission tomography ("PET") and related imaging equipment. As of the date of this Prospectus, we have five of such imaging facilities (the "PET Centers") in operation in Rockville Centre, New York, Forest Hills, New York, Parsippany, New Jersey, Hialeah, Florida and Wichita, Kansas. We intend to expand our portfolio of PET Centers by developing PET imaging facilities in other locations and/or acquiring existing PET Centers from others. We are currently exploring and evaluating opportunities to develop additional PET Centers and to make strategic acquisitions of existing PET Centers from others. No assurance can be given as to whether or when we will establish and/or acquire any such additional PET Centers. Our corporate address is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 and our telephone number is (212) 554-4219. Sagemark is a New York corporation.

The Offering

     Up to 6,750,000 shares of our common stock are being offered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include (i) 3,750,000 shares of our common stock (the "Shares") which were sold by us in a private placement to accredited investors in November and December 2004 and January 2005 (the "Private Placement"); (ii) up to 1,875,000 shares of our common stock issuable upon the exercise of common stock purchase warrants issued to such accredited investors in the Private Placement (the "Investor Warrants"), which warrants are exercisable at $4.00 per share, and (iii) up to 1,125,000 shares of our common stock issuable upon the exercise of common stock purchase warrants issued to Joseph Stevens & Company, Inc. (and its designees), a registered broker-dealer which acted as our placement agent in the Private Placement (the "Placement Agent") and received such warrants (the "Placement Agent Warrants") as part of its compensation pursuant to a placement agency agreement between us and the Placement Agent (the "Placement Agency Agreement"), which warrants are exercisable at $2.00 per share.

Plan of Distribution

     Sales of such shares of common stock may be made by or for the account of the Selling Stockholders in the over-the-counter market or on any exchange on which shares of our common stock may be listed at the time of sale. Shares of our common stock may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The Selling Stockholders must pay their own commissions and absorb discounts on all sales of their shares of our common stock. Brokers or dealers used by the Selling Stockholders to effect such sales will also be considered underwriters under the Securities Act of 1933, as amended (the "Securities Act"). In addition, any Selling Stockholders affiliated with a broker-dealer will be considered underwriters under the Securities Act with respect to sales of the shares of our common stock offered hereby. In lieu of making such sales through the use of this Prospectus, the Selling Stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

Risk Factors

     Investing in the shares of our common stock involves certain risks. You should review the "Risk Factors" beginning on page 7 of this Prospectus.

                          SUMMARY FINANCIAL INFORMATION

The following summary financial information has been summarized from the Company's Consolidated Financial Statements included elsewhere in this Prospectus. The information should be read in conjunction with the Financial Statements and the related Notes thereto. See "Financial Statements."

SUMMARY BALANCE SHEET DATA

                                                                                As of
                                                                         September 30, 2004        December 31,
                                                                       --------------------        ------------
                                                                       Actual(1)     Adjusted(2)      2 0 0 3
                                                                       ------        --------         -------
                                                                     (Unaudited)    (Unaudited)
Working capital (deficit) .......................................   $ (1,462,000)   $  4,952,000   $ (1,297,000)
Total assets ....................................................   $ 14,020,000    $ 20,434,000   $  9,389,000
Total liabilities ...............................................   $  8,105,000    $  8,105,000   $  8,150,000
Long-term obligations ...........................................   $  4,687,000    $  4,687,000   $  5,248,000
Minority interest ...............................................   $    579,000    $    579,000   $    184,000
Shareholders' equity ............................................   $  5,915,000    $ 12,329,000   $  1,239,000

SUMMARY INCOME STATEMENT DATA

                                                         Nine months ended                 Years ended
                                                           September 30,                   December 31,
                                                           -------------                   ------------
                                                      2 0 0 4         2 0 0 3         2 0 0 3        2 0 0 2
                                                      -------         -------         -------        -------
                                                    (Unaudited)     (Unaudited)
Revenues .......................................   $  4,676,000    $  2,643,000    $  4,316,000    $  1,598,000
Income (loss) from operations ..................   $    197,000    $ (1,282,000)   $ (1,003,000)   $ (1,900,000)
Other income (expense) .........................   $   (456,000)   $   (444,000)   $   (621,000)   $   (191,000)
Share of earnings of unconsolidated
  affiliate ....................................   $    698,000    $    185,000    $    218,000    $      1,000
Minority interest in (income) loss
  of subsidiaries ..............................   $   (395,000)   $      1,000    $   (178,000)   $      8,000
Income tax provision ...........................   $     23,000    $      5,000    $         --    $         --
Net income (loss) ..............................   $     21,000    $ (1,545,000)   $ (1,584,000)   $ (2,082,000)
Earnings (loss) per common share:
  basic ........................................   $       0.01    $      (0.80)   $      (0.80)   $      (1.40)
  diluted ......................................   $       0.01    $      (0.80)   $      (0.80)   $      (1.40)
Weighted average number of common shares:
  basic ........................................      2,686,050       1,942,615       1,969,581       1,486,932
  diluted ......................................      2,993,567       1,942,615       1,969,581       1,486,932

(1) Does not include the 3,750,000 shares of the Company's common stock, or the 3,000,000 shares of the Company's common stock reserved for issuance under the Investor and Placement Agent Warrants (defined herein), issued by the Company in the Private Placement.

(2) The adjusted Balance Sheet as of September 30, 2004 reflects the sale of the Shares and the Investor Warrants in the Private Placement for aggregate gross proceeds of $7,500,000, the anticipated application of the net proceeds therefrom after deducting estimated offering expenses of $1,086,000 plus $150,000 of prepaid consulting fees.

                                  RISK FACTORS

     You should carefully review and consider the following risks, as well as all other information contained in this Prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements, before you decide to purchase any shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we believe are not material could also nevertheless materially adversely affect our business, financial condition, results of operations, or cash flows. In any case, the value of the shares of our common stock could decline and you could lose all or a portion of your investment in such shares. To the extent any of the information contained in this Prospectus constitutes forward-looking statements or information, the risk factors set forth below must be considered cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on our behalf and could materially adversely affect our financial condition, results of operations or cash flows. See also, "A Note About Forward-Looking Statements."

Risks Related to our Business

We have a limited operating history and a history of cash flow deficits and losses

     Although we have previously been in the medical diagnostic imaging business, having acquired, operated and thereafter sold a portfolio of magnetic resonance imaging diagnostic imaging centers, we began establishing, operating and managing PET diagnostic imaging centers in 2001. Therefore, your evaluation of our business and prospects will be based on our limited operating history in the PET imaging business. You must consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company in a new and rapidly evolving market. To the extent we are not able to successfully address such risks and difficulties, our business and operating results may be materially adversely affected.

     We generated revenues of $4,676,000 for the nine months ended September 30, 2004, representing an increase in revenues of approximately 77% as compared to revenues during the same period last year, and we had net income of $21,000 for such period. We had previously incurred losses and cash flow deficits in calendar years 2001, 2002 and 2003.

     We may incur cash flow deficits and operating losses during our current expansion period in which we are reviewing and negotiating potential opportunities to expand our medical diagnostic imaging business and acquiring and constructing and commencing operations of new PET centers. Furthermore, during this expansion phase, we anticipate increasing and supplementing our executive and other support personnel and otherwise increasing our fixed costs. We cannot provide any assurances as to whether or when, in the event we are able to establish or acquire additional PET centers, we will reverse cash flow deficits and operating losses that we may sustain during this expansion phase of our activities. Also, there can be no assurance as to whether or when any new PET centers that may be established or acquired by us will be profitable or generate positive cash flow.

Acceptance of our services by the medical community or by patients may not grow, which would impair our future revenues and profitability

     High operating and other costs and the use of other diagnostic imaging tools such as MRI or CT scans may interfere with the growing use and acceptance of PET technology. We have limited resources and will need to spend additional money on promotional materials and hiring additional sales and marketing personnel to expand the use and acceptance of our PET services. We believe that PET technology has gained acceptance as a valid medical diagnostic imaging tool for a number of significant diseases and disorders, but there can be no assurance that the use and acceptance of PET technology will continue to expand to other diseases and disorders.

     We intend to expand our portfolio of PET centers by either or both establishing additional PET Centers in locations selected by us or by acquiring existing PET centers from others. We cannot be assured if or when the imaging services offered at any of such new PET centers will be accepted to a level that will result in profits at any of such PET centers.

Effective marketing is essential to our operations

     Our future revenues and profitability will depend significantly on our ability to demonstrate to physicians and insurance companies the potential cost and performance advantages of PET imaging procedures over traditional diagnostic imaging procedures, as well as the advantages of our PET centers over the PET centers operated by others within our target markets. Our ability to achieve and sustain profitability in the future will depend in part on our ability to successfully market and sell the PET imaging services provided at our PET centers on a wide scale.

We have granted liens to equipment lenders on substantially all of our assets

     We have financed the purchase of our PET systems and ancillary equipment, as well as a substantial portion of the costs incurred in connection with the build-out of each of our PET centers, with independent equipment lenders. We expect to continue to seek such financing with respect to the future PET centers that we intend to establish and will likely require seller or other external financing with respect to any PET centers that we may acquire from others. In connection with our current equipment financings, we have granted such lenders liens on each of such PET systems, virtually all of the other assets of each PET center and our equity interest in each such PET center. Additionally, we are the obligor with respect to all of such indebtedness. The financing documents with respect to such financings contain, and we expect that any future financing documents will contain, certain specified events of default, the occurrence of any of which will give rise to rights in favor of such lenders to foreclose their security interests in all of such assets and bring an action against us to recover all amounts due. Under certain circumstances, an uncured default of the terms of the financing documents relating to a particular PET center will cause a default under the financing documents for all of the PET centers financed by that particular lender. While we are currently not in default of any of such financing documents, there can be no assurance that there will not be an occurrence of an event of default under any of our existing or future financing documents or, if so, that we will be able to timely cure any such default for which we have been granted cure rights. In the event any such lender should declare a default under such financing documents and seek to enforce its rights as a secured creditor thereunder, such enforcement, if successful, would have a material adverse effect on our business.

We are highly leveraged and will need to generate positive cash flow to service our debt

     We are highly leveraged. As of January 31, 2005, our total indebtedness was approximately $9,192,000, inclusive of approximately $7,377,000 in borrowings under capital leases or loan agreements with independent equipment lenders. Our annual debt service requirements under such leases and loan agreements are currently approximately $1,900,000. To the extent we establish new PET centers, we expect to obtain equipment financing to the extent of approximately $2,400,000 for each such facility. To the extent we acquire any existing PET centers from others, we will likely require seller or external financing. Accordingly, we anticipate that our annual debt service requirements will increase. In the event we are unable to generate sufficient cash flow from our operations, we will face difficulties in servicing our substantial equipment and acquisition financing indebtedness. Our ability to make payments on our equipment and acquisition indebtedness, when due, will depend on our ability to generate future cash flow which is subject, in part, to general economic, financial, competitive, regulatory and other factors that are beyond our control. Moreover, our substantial indebtedness could restrict our operations by, among other things, requiring us to dedicate a substantial portion of our cash flow from operations to payments of such indebtedness thereby reducing the availability of our cash flow to fund working capital and other required expenditures. In addition, such substantial indebtedness will make it more difficult for us to satisfy our obligations to our other creditors, will increase our vulnerability to economic downturns and competitive pressures in our industry, and will place us at a competitive disadvantage compared to our other competitors that have less indebtedness in relation to cash flow.

We will need to obtain additional financing in the near future

     The capital requirements associated with expanding our operations, including establishing and/or acquiring additional PET centers, have been and will continue to be substantial. While we believe that our current working capital is sufficient for us to meet certain of our near term business and expansion plans, we will require approximately $2,400,000 of financing for the purchase of the PET system, ancillary equipment and leasehold improvements for each new PET center established by us and, possibly, additional debt or equity financing for any acquisitions of PET centers from others, if any. No assurance can be given that we will be able to obtain such additional financing if and when needed, or that, if available, such financing will be available on terms acceptable to us. If adequate funds are either not available or not available on acceptable terms if and when required, our business, revenues, financial condition and results of operations will suffer. Also, if we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of our stockholders will be reduced and any such securities may have powers, preferences and rights that are senior to those of the rights of the holders of our common stock.

     Pursuant to the terms of the Placement Agency Agreement, we granted the Placement Agent an exclusive right of first refusal to manage any private or public offering of our debt, equity, or other securities for a period of two years from November 29, 2004. We also agreed to pay to the Placement Agent certain cash commissions and other compensation in the event that, at any time on or before January 12, 2006, we enter into a commitment or letter of intent relating to any offering of our debt or equity securities and receive financing in connection therewith, or obtain any other financing, from any investor who received offering documents from the Placement Agent in connection with the Private Placement. The existence of such right of first refusal may delay, limit or otherwise hinder our ability to obtain financing commitments from third parties.

     Pursuant to a right of first refusal agreement which we entered into with certain investors in April 2004, we agreed, provided that the conditions contained in a subscription agreement with such investors are complied with and if such investors thereafter exercise their first refusal rights and provide us with certain agreed upon working capital funds for any new PET centers which are the subject of such agreement, not to use any of the net proceeds from the Private Placement to establish any new PET center in which one or more physicians own less than 40% of the equity interest in such center unless we obtain the Placement Agent's consent. This agreement may require us to obtain financing for certain of our future PET centers in lieu of utilizing a portion of the net proceeds of the Private Placement that we could have otherwise used for such purposes. There can be no assurance that, if required, the Placement Agent will provide any such consent.

     We will attempt to obtain financing for acquisition opportunities through a combination of loans and equity investments from commercial sources, seller debt financing, issuance of our equity securities as part of the purchase price, and other sources. Commercial sources will tend to come from investment funds, private equity funds, and other non-traditional sources, usually at a very high borrowing cost. There can be no assurance that we will be able to obtain adequate financing for any acquisition, if any, or that, if available, such financing will be on favorable terms.

We will face certain costs and other obstacles in establishing and/or acquiring additional PET centers

     We will face a variety of risks in establishing new PET centers and acquiring additional existing PET centers from others. In establishing new PET centers, we analyze the target marketplace demographics, local competition, referring physician demographics, prospective contributions of strategic and other partners and other significant factors. Despite such assessments, there can be no assurance that any additional PET centers established by us will operate profitably or generate positive cash flow. If and to the extent we acquire PET centers from others, we will be required to rely upon our due diligence investigation and evaluation of any such acquisition and we will face the customary difficulties encountered in integrating the operations of any such PET centers with our existing operations. Likewise, there can be no assurance that if and when we acquire any such additional PET centers from others, that such PET centers will operate profitably or generate positive cash flow. Moreover, we will incur substantial professional and other costs and expenses in connection with due diligence and negotiating and documenting all such new PET centers and/or acquisitions and may not recoup such costs and expenses in the event that any such efforts are not consummated.

We depend on a small number of equipment suppliers, the loss of which could adversely affect our business

     In addition to General Electric Company, Siemens, C.I.T. and Phillips, there are only one or two other manufacturers of PET systems. We are dependent upon such manufacturers, and their willingness to provide equipment financing to us, to expand our business. If, for any reason, we are unable to obtain equipment financing from such manufacturers with respect to the imaging equipment, leasehold improvements and related costs for any additional PET Centers established by us, our growth and expansion plans will be substantially limited.

We depend on a small number of Fluoro-Deoxy-Glucose ("FDG") suppliers, the loss of which could adversely affect our business

     Every FDG PET procedure requires the injection of FDG, the most commonly used radioisotope tracer. There are a limited number of qualified FDG suppliers that we are available for these essential radioisotopes. Currently, we are dependent upon two of such supplies for these isotopes. We have a substantial outstanding past due indebtedness to the supplier that provides these isotopes to our PET center in Wichita, Kansas. While we believe that alternative suppliers may be found for the FDG, if we were to lose either of our current suppliers, there can be no assurance that any such supplier could be replaced in a timely manner. We do have supply agreements with our FDG suppliers which, while it generally serves to reduce our commitment risk, exposes us to supply risk and price increases which could affect our margins and are subject to termination for specified events of default by us, including payment defaults. Any interruptions or delays in the supply and/or delivery of FDG could materially harm our present operations and thereby adversely affect our financial condition and results from operations.

The PET technology may become obsolete and our business could be harmed

     PET is a relatively new and emerging medical diagnostic imaging technology and such technologies are subject to rapid technological change as well as the development of alternative medical diagnostic imaging technologies, techniques or products. Any such changes could render our PET systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, PET systems. Should any such changes occur, there can be no assurance that we will be able to acquire any new or improved technologies or equipment which may be required to service patients at our PET centers.

If provider contracts for our PET centers are not renewed or are terminated early, our business and financial results would be harmed

     In order to maximize the potential profitability of each of our PET centers, we (or the provider at each such facility) seek to secure as many contracts with insurers and government agencies as possible. Upon the expiration of such provider contracts, each PET center will be subject to the risk that such payors (insurance companies and governmental agencies) will not renew their existing contracts. Substantially all of such provider contracts provide for thirty (30) to one-hundred-eighty (180) days notice by payors to terminate such contracts "without cause." The loss of a significant number of provider contracts for our PET centers will have a material adverse effect on our business and financial results.

Complying with federal and state regulations is an expensive and time consuming process, and any failure to comply could result in substantial penalties

     We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous health care and other laws and regulations we are required to comply with in the conduct of our business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which we will be required to comply with. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

     Both Federal and State laws regulate referrals by physicians. The Federal anti-referral law, commonly referred to as "Stark II," prohibits a physician from referring a patient covered under a federal health care program such as Medicare or Medicaid, to an entity for certain "designated health services" if the physician or a family member has a financial interest in the entity. PET imaging, as a nuclear medicine service, is currently not a designated health service under Stark II, so long as the service is not provided in a hospital inpatient or outpatient setting. Consequently, Stark II should not apply to restrict physicians from referring such patients to our PET centers. There can be no assurance, however, that Stark II will not be expanded in the future to cover PET imaging.

     The Federal anti-kickback law prohibits any person from offering or receiving any remuneration for the referral of patients or the inducement of the purchase of a service covered by Medicare, Medicaid, or other federal healthcare programs, including the referral of patients to imaging centers. Several of the states in which we operate also have anti-kickback and anti-referral laws that could apply to us. Violations of these laws and other similar statutes could result in significant penalties, including exclusion from participation in Federal health care programs, any of which could have a material adverse effect on us.

     Some of the states in which we operate prohibit the practice of medicine by non-physicians (including entities such as the Company), prohibit the employment of physicians by non-professional entities, and prohibit the rebate or division of fees between physicians and non-physicians. Since we will only be performing non-professional services in such states, we do not exercise control over the practice of medicine by physicians. Also, we will not employ any physicians; rather, we will contract with independent licensed radiologists for professional medical services such as the interpretation of PET imaging studies and related diagnoses.

     The laws restricting the corporate practice of medicine have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, our activities will not be found to be in violation of such laws. If such a claim were made and successfully upheld against us, we could be subject to penalties and could be required to restructure our contractual relationships. Such results, or the inability to restructure our contractual relationships, could have a material adverse effect on us.

     The Health Insurance Portability and Accountability Act of 1996 is a Federal health care fraud statute which prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. This statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute may result in severe penalties. This statute also requires us to follow certain Federal privacy standards for individually identifiable health information and computer security standards for all health information.

     Another trend affecting the healthcare industry is the increased use of the Federal False Claims Act and, in particular, actions under the Act's "whistleblower" provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, then the individual may choose to pursue the case alone, in which case the individual's counsel will have preliminary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In addition, various states are considering or have enacted laws modeled after the Federal False Claims Act. Even in instances when a whistleblower action is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. Future actions under the Federal False Claims Act may result in significant fines and legal fees, which would adversely affect our financial performance and our ability to operate our business.

     If our operations are found to be in violation of any of such laws or the other governmental rules and regulations to which patients or we are subject, we may be subject to the applicable penalties associated with any such violations and, possibly, the curtailment of our operations. Any penalties, damages, fines, sanctions or curtailment of activities would adversely affect our financial results and ability to operate our business. The risk of our being found in violation of these laws, rules and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant costs and expenses and divert our management's attention from the operation of our business.

The loss of any of our executive officers or key personnel could adversely affect our business

     Our future success will depend, to a significant extent, on the continued services of our executive officers and key personnel. The loss of services for any reason of Theodore B. Shapiro, our Chief Executive Officer, President and Director, or George W. Mahoney, our Chief Financial Officer, could have a material adverse effect on our present and proposed business. Our PET center operations rely significantly on the expertise and experience of Dr. Stephen A. Schulman, the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, and a Director of the Company. The loss of Dr. Schulman's services for any reason could also have a significant adverse impact on the operations of our PET centers. We do not maintain key man life insurance for any of our executives.

     Our success and proposed expansion plans will also depend on, among other factors, the recruitment and retention of qualified marketing and administrative personnel and technologists for each of our PET centers, as well as additional executives and key employees of the Company. It is impossible to predict the availability of qualified marketing and administrative personnel and technologists or such additional executive or key personnel or the compensation levels that will be required to hire and retain them. In particular, there is a very high demand for qualified technologists who are necessary to operate the PET systems in our PET centers. We may not be able to hire or retain a sufficient number of technologists, as and when required, and we may be required to pay bonuses and higher salaries to our technologists which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire or retain qualified marketing and administrative personnel and skilled technologists or any such additional executive or key personnel at economically reasonable compensation levels could adversely affect our ability to operate and expand our business as well as the financial results of our business. In addition, we will be required to increase the number of our executives and PET center personnel now in order to implement our expansion plans and, in doing so, the salary and other costs associated with hiring such persons at this time will reduce and adversely affect our margins in the near term until such time, if any, as future revenues from additional PET centers offset such costs.

If we fail to compete successfully, our revenues and operating results will be adversely affected

     As the acceptance and use of PET imaging technology increases, competition from hospitals and others will likewise increase. Many of our competitors have substantially greater financial and marketing resources and experience than us. Furthermore, we expect that other companies will enter the mobile and stationary PET imaging business, particularly if PET imaging procedures continue to gain increasing market acceptance. Our competitors may be able to develop technologies, procedures or products that are more effective or economical than ours or that would render our PET system obsolete or noncompetitive. In addition, the establishment of other stationary PET imaging facilities within the target market of our present or future PET centers will likely adversely affect the revenues of any of such PET centers. The hospital and insurance industry has been experiencing a trend towards consolidation, which trend will reduce our potential customer base and increase competition for available patients within the target market of our PET centers.

A successful liability claim against us in excess of our insurance coverage would harm our business

     We currently maintain commercial general liability insurance in the amount of $1 million per incident and $2 million in the aggregate, excess liability insurance in the amount of $5 million per incident and in the aggregate, and medical professional liability insurance in the amount of $3 million per incident and $10 million in the aggregate. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us. While we have not been subjected to any claims to date, we do not know if any claims that may be asserted against us in the future arising from the use of the PET systems at our PET centers will be successfully defended or that our insurance will be sufficient to cover liabilities arising from any such claims. A successful claim against us in excess of our insurance coverage could materially harm our business.

Our PET services require the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws

     The imaging services provided at our PET centers involve the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using these materials presents a risk of accidental environmental contamination and physical injury.

     We are subject to various federal, state, and local laws and regulations governing the use, storage, handling and disposal of such materials and waste products. Although we believe that our insurance coverages and safety procedures for handling and disposing of these hazardous materials are adequate, in the event of an accident or injury to a patient as a consequence of administering such isotopes, we could be held liable for any damages, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain such insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's time and efforts in order to comply with current or future environmental, health, and safety laws and regulations relating to these materials.

We are currently dependent upon governmental and other insurance carriers for our revenues and accounts receivable

     Substantially all revenues and accounts receivables received from the operations of our PET centers are revenues received and receivables due from patients' insurance carriers, including Medicare. Approximately eighty one percent of such revenues were derived from Medicare and Blue Cross/Blue Shield during our most recent fiscal year. This concentration of revenues and accounts receivables is a risk of our business.

There is uncertainty relating to third-party reimbursement for PET imaging services which is critical to market acceptance of our services and future profitability

     PET services are generally billed to various third-party payors, such as government programs and private insurance plans, for the imaging procedures conducted at our PET centers. Third-party payors carefully review, and are increasingly challenging, in general, the prices charged for medical services, and are generally continually assessing whether to cover new services and evaluating the level of reimbursement for covered services. Payors may deny coverage and reimbursement for PET procedures if they determine that the procedure was not reasonable and necessary for the purpose for which it was used, was investigational or not cost-effective. As a result, we cannot be assured that reimbursement from third-party payors for use of the PET systems at our PET centers will be available in all cases, or, if available, that reimbursement will not be limited. If third-party reimbursement of fees for these procedures is not available, it will be more difficult for us to offer our services on a profitable basis. Moreover, initiatives are periodically proposed which, if implemented, would have the effect of substantially decreasing reimbursement rates for future PET diagnostic imaging services. We cannot guarantee that these or similar initiatives will not be adopted in the future. Any reduction in the rates of or change of the conditions for reimbursement for such services could, among other things, substantially reduce the number of imaging procedures for which we can obtain reimbursement and otherwise have a material adverse effect on our revenues and financial results by decreasing demand for such services or creating downward pricing pressure. Because we have many fixed expenses both at the Company level and at each of our PET centers, relatively small reductions in reimbursement rates could have a disproportionate effect on our operating and financial results and decreased revenues from lower scan volumes per PET center could significantly adversely affect our business.

The application or repeal of state certificate of need regulations could harm our business and financial results

     Some states require a Certificate of Need or similar regulatory approval prior to the acquisition of high-cost capital items, including diagnostic imaging equipment, or the provision of diagnostic imaging services. We currently do not operate in any state which requires a Certificate of Need nor are we currently planning to do so. In many cases, a limited number of these certificates are available in a given state. If, however, we decide in the future to establish a PET center in a jurisdiction that has such requirements and we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to establish such facilities, these regulations may limit or preclude our operations in the relevant jurisdictions. Conversely, the repeal of Certificate of Need regulations will lower barriers to entry for competition in any such jurisdictions.

If we fail to comply with various licensing, certification and accreditation standards, we may be subject to loss of licensing, certification or accreditation, which would adversely affect our operations

     Each of the states in which our PET Centers operate require that the imaging technologists that operate our PET systems be licensed or certified. In the healthcare industry, various types of organizations are required to be accredited in order to meet certain Medicare certification requirements, expedite third-party payments and fulfill state licensure requirements. Also, each of our PET Centers must continue to meet various requirements in order to receive payments from the Medicare program. Some managed care providers prefer to contract with accredited organizations. There can be no assurances that, if required, we will be able to obtain accreditation with the applicable organizations. Any failure to obtain such accreditation or comply with any such requirements, or any lapse in our licenses, certifications or accreditations, or those of our technologists, could increase our costs and adversely affect our operations and financial results.

Managed care organizations may prevent healthcare providers from using our services, which would adversely affect our revenues

     Healthcare providers participating as providers under managed care plans may be required to refer patients which require diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. In some cases, these requirements currently restrict healthcare providers from using our diagnostic imaging services. The proliferation of managed care may prevent an increasing number of healthcare providers from using the services of our PET centers in the future, which would cause our revenues to decline.

We may be unable to effectively maintain our PET systems or generate revenues when our PET systems are not working

     Customarily, service to the PET systems in our PET Centers, when required, has been timely and we obtain service contracts with equipment manufacturers for each of the PET systems in our PET Centers. There can be no assurance, however, that major repairs to our PET systems, if and when required, will be performed timely and effectively. Timely and effective service is essential to maintaining our reputation and high utilization rates for our PET systems. Neither our manufacturers warranties and maintenance contracts, nor our business interruption insurance, fully compensate us for loss of revenue when our PET systems are not working. The principal components of the operating costs of our PET Centers include equipment and premises lease payments, depreciation, salaries paid to technologists and other PET Center personnel, annual PET system maintenance costs and insurance. Because the majority of these costs are fixed, a reduction in the number of procedures performed at a PET center due to out-of-service equipment will result in lower revenues and margins. Thus, if we experience greater than anticipated PET system malfunctions or if we are unable to promptly obtain the service necessary to keep our PET systems functioning effectively, our revenues may be adversely affected and our ability to provide services would be harmed.

Our current officers and directors maintain effective voting control over us

     Our officers and directors beneficially own approximately twenty-nine percent (29%) of the currently outstanding shares of our common stock (including options or warrants exercisable within sixty (60) days after January 31, 2005).

While such ownership will not provide such persons with the absolute ability to cause shareholder votes to be determined in accordance with their desires, we are not aware of any other group that controls a block of votes equal or greater to the votes controlled by our officers and directors. Consequently, as a practical matter it may be difficult for other shareholders to determine the outcome of a shareholder vote in a manner different from that desired by our officers and directors.

     Moreover, because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to thereby control the business of the Company through their stock ownership.

We have elected not to voluntarily adopt various corporate governance measures which may result in shareholders having limited protections against interested director transactions, conflicts of interest and similar matters

     Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, as well as recently enacted and proposed changes in the rules of the SEC and the Nasdaq Stock Market, has resulted, and will likely result in the future, in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because we are not required to comply with many of such enacted laws, rules and regulations since our securities are not yet listed on a national securities exchange or on NASDAQ, we have not yet adopted many of these corporate governance measures in order to avoid incurring the substantial additional costs associated with them. However, since we intend to seek to have our common stock listed on NASDAQ, such legislation and rules will require us to make changes to our current corporate governance practices, which changes may be costly and time consuming as soon as we comply with the NASDAQ listing criteria and our securities are listed on NASDAQ. Furthermore, until we are required to comply with such corporate governance measures, the absence of such practices with respect to our Company may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters. There can be no assurance as to whether or when our common stock will be listed on NASDAQ.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on our stock price.

     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

     We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent certified public accounting firm addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We lack control over the operations and decisions of Trident Growth Fund L.P.

     We own a limited partnership interest in Trident Growth Fund L.P. ("Trident") whose operations are controlled by its general partner, Trident Management, LLC, an independently owned entity. As of September 30, 2004, Trident had investments in private and public companies that are carried at an estimated fair market value of approximately $24 million. Private company equities are not traded on a stock exchange and as a result do not have readily determinable values and are usually not liquid investments. As of September 30, 2004, our cumulative share of Trident's income was $188,000. There is no assurance that Trident will continue to generate profits in the future. As a limited partner, to the extent that Trident incurs future losses, our share of such losses may be significant and therefore could have a material adverse impact on us.

We do not intend to pay any dividends on our common stock in the foreseeable future

     We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although there are only a small number of shares of our preferred stock outstanding, the holders of our preferred stock have rights senior to the holders of our common stock with respect to any dividends. We may also incur indebtedness in the future in connection with equipment financings, acquisitions or otherwise that may prohibit or effectively restrict the payment of cash dividends on our common stock.

The liability of our officers and directors is limited

     The applicable provisions of the New York Business Corporation Law and our Certificate of Incorporation limit the liability of our officers and directors to the Company and our shareholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the New York Business Corporation Law and of our Certificate of Incorporation and By-Laws provide for indemnification of such persons under certain circumstances. In addition, we entered into an indemnification agreement with our officers and directors in January 2003 which provides for expanded indemnification rights for such individuals. As a result of the foregoing, shareholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our shareholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our shareholders. Notwithstanding the foregoing, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or agreement, or otherwise, we have been advised that, in the opinion of the Commission, any such indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

We may maintain cash deposits in excess of federally insured limits with various banks

     The Federal Deposit Insurance Corporation (the "FDIC") insures deposits up to $100,000 in virtually all United States banks and savings associations. In the event an FDIC-insured bank fails and depositors lose their money, the FDIC pays depositors up to $100,000 of the money lost. Although our funds are deposited in accounts with FDIC insured banks, the amounts of cash in these accounts may exceed federally insured limits. In the event of a failure of one of the banks where our funds are deposited, we would only be able to recover from the FDIC up to $100,000 of any funds which are lost.

Risks Related to our Securities and Capital Structure

The limited public trading market may cause volatility in the price of our common stock

     Our common stock is currently traded on the OTC Bulletin Board ("OTCBB") under the symbol "SKCO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like ours. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock. Approximately 5,073,585 shares of our common stock (including the Shares covered by this Prospectus), or approximately 68% of our outstanding shares of common stock, are freely tradable securities and trading volumes for our shares of common stock is limited. We intend to apply to list our shares on the NASDAQ Stock Market. There can be no assurance as to whether or when our shares of common stock will be so listed.

     The market price of the shares of our common stock, like the securities of many other over-the-counter publicly traded companies, may be highly volatile. Factors such as changes in applicable laws and governmental regulations, changes in the medical diagnostic imaging industry, loss of key company executives, sales of large numbers of shares of our common stock by existing stockholders and general market and economic conditions may have a significant effect on the market price of our common stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly affected the market prices of securities of many medical diagnostic imaging and other health care companies, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

     The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Trading in our common stock over the last 12 months has been limited, so investors may not be able to sell as many of their shares as they want at prevailing prices

     Shares of our common stock are traded on the OTCBB. Approximately 780 shares were traded on an average monthly basis for the twelve (12) months ended December 31, 2004. If limited trading in our common stock continues, it may be difficult for investors who purchase shares of our common stock to sell such shares in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

     We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

     o Investors may have difficulty buying and selling or obtaining market quotations;

     o    Market visibility for our common stock may be limited; and
     o lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Penny stock regulations may impose certain restrictions on marketability of the Company's securities

     The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

     Shareholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
     o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
     o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
     o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
     o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Additional authorized shares of our common stock available for issuance may adversely affect the market

     The Company is authorized to issue 25,000,000 shares of common stock. As of the date hereof, there were 7,767,011 shares of our common stock issued and outstanding (including 346,758 shares of common stock held in the Company's treasury). However, the total number of shares of our common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Company's 1999 Long-Term Incentive Stock Option Plan (the "Plan") or shares reserved for issuance pursuant to certain anti-dilution provisions in the

Investor Warrants and the Placement Agent Warrants. As of the date hereof, the Company had outstanding stock options and warrants to purchase an aggregate of 3,671,000 shares of our common stock, the exercise prices of which are between $1.12 per share to $4.00 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. In addition, as of the date hereof, there are 929,000 shares of our common stock reserved for issuance under the Plan. Additionally, the total number of shares of our common stock issued and outstanding does not include shares reserved for issuance pursuant to a right of first refusal agreement entered into by us in April 2004 pursuant to which we agreed to issue to three unaffiliated investors, an aggregate of 50,000 shares of our common stock for each PET center established by us (subject to compliance with certain conditions and certain specified exclusions), provided that such investors exercise such right of first refusal and provide an aggregate of $250,000 of working capital for each such new PET center. To the extent additional shares of our common stock are issued or options and warrants are exercised, investors will experience further dilution. In addition, in the event that any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, our shareholders may experience additional dilution.

Shares eligible for future sale may adversely affect the market

     From time to time, certain of our shareholders may be eligible to sell all or some of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. Of the 7,420,253 shares of our common stock outstanding (which does not include 346,758 shares held in the Company's treasury), 1,625,000 shares have been issued for less than one year and are, therefore, not eligible for sale under Rule 144, 721,668 shares have been issued for more than one year and less than two years and are eligible for sale in compliance with Rule 144, subject to the volume and other limitations thereof, 1,323,585 shares have been issued for more than two years and are eligible for sale in compliance with Rule 144(k), without regard to the volume limitations thereunder and 3,750,000 shares of our common stock are being registered pursuant to the Registration Statement of which this Prospectus forms a part. Of the 1,323,585 shares which have been issued and outstanding for more than two years, 114,226 of such shares are subject to lock-up agreements between the owners of such shares and the Placement Agent. See "Certain Relationships and Related Transactions - Related Party Transactions."

     In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a non-affiliate of the Company that has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to this Prospectus, may have an adverse effect on the market price of our publicly traded securities.

There are certain provisions in our Certificate of Incorporation and By-Laws that may entrench management and make their removal from office more difficult.

     Our Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, if approved by our Board, could have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Such provisions could also exert a negative influence on the value of the shares of our common stock and of a shareholder's ability to receive the highest price for the shares of our common stock owned by them in a transaction that may be hindered by the operation of these provisions. In the event of the issuance of any shares of our preferred stock which contain any of the above features, such features may serve to entrench management and make their removal more difficult.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock which are covered by this Prospectus. The Selling Stockholders will receive all of such sales proceeds. We will, however, receive funds upon any exercise of the Investor Warrants held by the Selling Stockholders. If any of such warrants are exercised, we will receive the exercise price for the shares of our common stock acquired upon the exercise of such warrants, less a fee of 3% of the gross proceeds received by us from any such exercise, which fee is payable to the Placement Agent pursuant to the terms of the Placement Agency Agreement. Any funds received upon exercise of the Investor Warrants will be applied to our working capital needs. There can be no assurance as to whether, when, or to what extent any of the Investor Warrants will be exercised.

                              SELLING STOCKHOLDERS

     We have agreed to register 6,750,000 shares of our common stock beneficially owned by the Selling Stockholders. Of such amount, 3,750,000 Shares were sold by us in the Private Placement to accredited investors, up to 1,875,000 shares of our common stock are issuable upon the exercise of the Investor Warrants and up to 1,125,000 shares of our common stock are issuable upon exercise of the Placement Agent Warrants. All of such warrants expire in November and December 2009 and January 2010. The Shares beneficially owned by each of the Selling Stockholders, and the shares of our common stock reserved for issuance under the Investor Warrants and Placement Agent Warrants owned by them, are being registered pursuant to the applicable provisions of the Placement Agency Agreement in order to permit public secondary trading of these shares, and the Selling Stockholders may offer these shares for public resale from time to time pursuant to this Prospectus. See "Plan of Distribution."

     The following table sets forth the names of the Selling Stockholders, the number of Shares owned beneficially by each Selling Stockholder as of January 31, 2005 and the number of shares of our common stock that may be offered by such stockholders for public resale pursuant to this Prospectus. Except as identified in the footnotes to the table, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the Selling Stockholders.

     The Selling Stockholders may decide to sell all, some, or none of the shares of common stock listed in the table below. We cannot provide any estimate of the number of shares of our common stock that any of the Selling Stockholders will sell or hold in the future.

     For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares. All percentages are approximate. In computing the number of shares beneficially owned by a Selling Stockholder and the percentage of ownership of that Selling Stockholder, shares of common stock underlying shares of warrants held by that Selling Stockholder that are exercisable within 60 days of January 31, 2005 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholder. Each Selling Stockholder's percentage of ownership in the following table is based upon 7,420,253 shares of common stock outstanding as of January 31, 2005 (excluding 346,758 shares of common stock held in the Company's treasury).

     The term "Selling Stockholders" also includes any pledgees, donees, transferees, assignees, and successors-in-interest (including distributees) to the Selling Stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.


                          [Table follows on next page]

----------------------------------------------------------------------------------------------------------------------
Selling Stockholder           Shares Beneficially               Number of Shares      Shares Beneficially
                              Owned Prior to                    Offered by this       owned after the
                              Offering                          Prospectus            Offering
----------------------------------------------------------------------------------------------------------------------
                                  Number              Percent                              Number            Percent
----------------------------------------------------------------------------------------------------------------------
Ace Investments LP            18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Delaware Charter              18,750(1)              *          18,750(1)
Guarantee & Trust Co.
F/B/O Greg Adams MD
IRA
----------------------------------------------------------------------------------------------------------------------
Robert E. Albrecht Jr &        7,500(2)              *           7,500(2)             0                      0
Robert E. Albrecht Sr
JTWROS
----------------------------------------------------------------------------------------------------------------------
Aquatic Designs               15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Edward H. Arnold             375,000(4)              5%        375,000(4)             0                      0
----------------------------------------------------------------------------------------------------------------------
The Bahr Family Limited       37,500(5)              *          37,500(5)             0                      0
Partnership
----------------------------------------------------------------------------------------------------------------------
The Henry H Bahr QTIP         37,500(5)              *          37,500(5)             0                      0
Trust DTD 2/22/88
Robert L. Bahr TTEE
----------------------------------------------------------------------------------------------------------------------
Richard E. Beattie            15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert Benjamin               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Paul Berlin                   37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Biomechanics                  37,500(5)              *          37,500(5)             0                      0
Investment Group
----------------------------------------------------------------------------------------------------------------------
John P. Brancaccio            18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Hugh Bridgford &              11,250(6)              *          11,250(6)             0                      0
Carmen S. Bridgford JT
WROS
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Arthur G. Bruaw               15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Bugsys Inc.                   18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mark J. Butler                 7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
D. Chadwick Calvert           15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Warner R. Clark               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Gregory C. Desme &            7,500(2)               *          7,500(2)              0                      0
Janis L Desme JTWROS
----------------------------------------------------------------------------------------------------------------------
Broderick Donaldson           37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert Edgley                 15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Arturo L. Filippe             15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
William L. Fox & Lynne        37,500(5)              *          37,500(5)             0                      0
Fox JT WROS
----------------------------------------------------------------------------------------------------------------------
Delaware Charter G & T Co     18,750(1)              *          18,750(1)             0                      0
Trust Co F/B/O
Anthony Gentile IRA
----------------------------------------------------------------------------------------------------------------------
Norman W. Getz                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Ghafffari Family Trust         7,500(2)              *           7,500(2)             0                      0
D/T/D/ 9/9/2000 Catherine
Ghaffari & M H Ghaffari
TTEES
----------------------------------------------------------------------------------------------------------------------
Joe Granatelli                 7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mukhtier S Grewel             18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Gummersbach LTD               56,250(7)              *          56,250(7)             0                      0
----------------------------------------------------------------------------------------------------------------------
Marion D. Hawkins             15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mark T. Hellner               75,000(8)              1%         75,000(8)             0                      0
----------------------------------------------------------------------------------------------------------------------
Fung Ling Yee Hui             75,000(8)              1%         75,000(8)             0                      0
Mimie Hu POA
----------------------------------------------------------------------------------------------------------------------
Gary Huntoon                   7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mark J Irvine                 15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Issc Management, Inc.         15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Bryan Johnk                   18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Stephen N Kitchens &          30,000(9)              *          30,000(9)             0                      0
Martha M. Kitchens
JTWROS
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Daniel Landolphi MD &         18,750(1)              *          18,750(1)             0                      0
Jeanne Marie Landolphi
JTWORS
----------------------------------------------------------------------------------------------------------------------
Donald Landolphi &             9,375(1)              *           9,375(10)            0                      0
Rosemarie Landolphi
JTWORS
----------------------------------------------------------------------------------------------------------------------
Charles Leroy                  7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
David Lind                    30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------
Lind Family Investment LP     37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Barry Lind Revocable Trust   187,500(11)            2.5%       187,500(11)            0                      0
Barry Lind Trustee
U/A/D 12/19/1989
----------------------------------------------------------------------------------------------------------------------
Timothy P Loutzenhiser &       7,500(2)               *          7,500(2)             0                      0
Diana Loutzenhiser
JTWROS
----------------------------------------------------------------------------------------------------------------------
Randall K Lowry Jr            75,000(8)              1%         75,000(8)             0                      0
----------------------------------------------------------------------------------------------------------------------
William A Malenke &           18,750(1)              *          18,750(1)             0                      0
Kimberly B Malenke
JTWROS
----------------------------------------------------------------------------------------------------------------------
George F McCabe Jr Family     37,500(5)              *          37,500(5)             0                      0
Trust
DTD 2/11/98
George F McCabe Jr
TTEE
----------------------------------------------------------------------------------------------------------------------
Sanford J Miller &            18,750(1)              *          18,750(1)             0                      0
Babette D Miller
JTWROS
----------------------------------------------------------------------------------------------------------------------
Daniel Mirda & Marcela        37,500(5)              *          37,500(5)             0                      0
Mirda JTWROS
----------------------------------------------------------------------------------------------------------------------
Robert Moores                 15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
MSB Family Trust             112,500(12)            1.5%       112,500(12)            0                      0
D/T/D 6/25/93 Michael
Blechman TTEE
----------------------------------------------------------------------------------------------------------------------
John Murrens                  18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Brien J Naylor                15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Stuart A Nelson               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Newton Construction           37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
North American Spine          22,500(13)             *          22,500(13)            0                      0
Society
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
John P Paulich                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
William C Pawson              15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
William H Peterson Trust      18,750(1)              *          18,750(1)             0                      0
William H Peterson TTEE
----------------------------------------------------------------------------------------------------------------------
Ronald Pilchman &             18,750(1)              *          18,750(1)             0                      0
Bernadette Pilchman
JTWROS
----------------------------------------------------------------------------------------------------------------------
Alvin Pokel                   37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Michael F Pokel               56,250(7)              *          56,250(7)             0                      0
----------------------------------------------------------------------------------------------------------------------
William E Post &              18,750(1)              *          18,750(1)             0                      0
Patricia A Post
JTWROS
----------------------------------------------------------------------------------------------------------------------
Paul B Poulsen &              18,750(1)              *          18,750(1)             0                      0
Kathleen J Poulsen
----------------------------------------------------------------------------------------------------------------------
Theodore L Rhyne               7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Stephen D Rice                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Michael J Richardson          22,500(13)             *          22,500(13)            0                      0
----------------------------------------------------------------------------------------------------------------------
Charles R Riley               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
David Romanoff                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert A Russell & Ella       15,000(3)              *          15,000(3)             0                      0
May Russell JTWROS
----------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee    11,250(6)              *          11,250(6)             0                      0
& Trust Co. F/B/O Allen R
Ruttenberg SEP IRA
----------------------------------------------------------------------------------------------------------------------
Paul Sallwasser & Teri        37,500(5)              *          37,500(5)             0                      0
Sallwasser JTWROS
----------------------------------------------------------------------------------------------------------------------
Peter Schrennen               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Francis Shea                  18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
William Shebesta              15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Delaware Charter              14,250(14)             *          14,250(14)            0                      0
Guarantee & Trust Co.
F/B/O
Richard S Simms IRA
----------------------------------------------------------------------------------------------------------------------
Greg P Spier                  15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
St. Barth Properties Inc      15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
John E Sullivan                7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Shukdev Tantod                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Timothy B Tyler               18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
William S. Tyler              37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Peter T. White                15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Marshall T. Williams          18,750(1)              *          18,750(1)             0                      0
Revocable Trust
U/A/D/ 6/1/92
Dr. Marshall T. Williams
Trustee
----------------------------------------------------------------------------------------------------------------------
Shawn Wilson                  15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Alan J. Young                 75,000(8)              1%         75,000(8)             0                      0
----------------------------------------------------------------------------------------------------------------------
Kent C Acheson                30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------
Wayne Adams                   37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Edward H. Arnold             375,000(4)              5%        375,000(4)             0                      0
----------------------------------------------------------------------------------------------------------------------
Thomas G Barry                37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
John J Bauer & Kimberly       37,500(5)              *          37,500(5)             0                      0
A Bauer JTWROS
----------------------------------------------------------------------------------------------------------------------
David Benadum                 15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Steven Benkovsky              37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Berkowitz and Garfinkel       37,500(5)              *          37,500(5)             0                      0
D.D.S.., P.A. Employees'
Pension Plan
D/T/D 7/1/1972
Mark Berkowitz & Eric
Garfinkel Trustees
----------------------------------------------------------------------------------------------------------------------
Mark Berkowitz &              18,750(1)              *          18,750(1)             0                      0
Lois Berkowitz
JTWROS
----------------------------------------------------------------------------------------------------------------------
David A Bowers &              22,500(13)             *          22,500(13)            0                      0
B Diane C Bowers
----------------------------------------------------------------------------------------------------------------------
Elliot Braun                  18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Bruce Bray &                  37,500(5)              *          37,500(5)             0                      0
Laura Bray JT WROS
----------------------------------------------------------------------------------------------------------------------
Roger N Carlsten              37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert V Chiavaro              7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Gilshannon J Coupens          15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Thomas R. Eckler              18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Roger Erickson                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Michael P Fassbender          37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Dan J Filomeno                37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Eugene O Fontanini            30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------
Daniel Forbes                 37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Franz Family Trust            22,500(13)             *          22,500(13)
David & Nicole Franz
Trustees
D/T/D 8/16/02
----------------------------------------------------------------------------------------------------------------------
Reginald Fullerton            30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Bernie J Gallas               56,250(7)              *          56,250(7)             0                      0
----------------------------------------------------------------------------------------------------------------------
Eric Garfinkel &              18,750(1)              *          18,750(1)             0                      0
Cindy Garfinkel JT
WROS
----------------------------------------------------------------------------------------------------------------------
Kenneth Goldfine              18,750(1)              *          18,750(1)             0                      0
Sara Goldfine JT WROS
----------------------------------------------------------------------------------------------------------------------
Robert A Grabill              37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Jack Ham                       7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Martin T Harris               15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Hi Topp Roofing &              7,500(2)              *           7,500(2)             0                      0
Construction
----------------------------------------------------------------------------------------------------------------------
John G Holland JR             22,500(13)             *          22,500(13)            0                      0
----------------------------------------------------------------------------------------------------------------------
Miles Hyde                     7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Pershing LLC As Custodian     37,500(5)              *          37,500(5)             0                      0
FBO Frederick O Kiechle IRA
----------------------------------------------------------------------------------------------------------------------
Lester Krasno                 56,250(7)              *          56,250(7)             0                      0
----------------------------------------------------------------------------------------------------------------------
Eipe Kuruvila                 30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------
David Bruce Laughton           7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Gary MacDonald &               7,500(2)              *           7,500(2)             0                      0
Christina MacDonald
JTWROS
----------------------------------------------------------------------------------------------------------------------
J Kevin McCrary                7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Monty McKeller                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Joseph P. Metz MD             37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Steve J Morris                 7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
James M Mulry &                7,500(2)              *           7,500(2)             0                      0
Maureen Mulryan
JTWROS
----------------------------------------------------------------------------------------------------------------------
Delaware Charter              26,250(15)             *          26,250(15)            0                      0
Guarantee & Trust
Company F/B/O John
Newton SEP IRA
----------------------------------------------------------------------------------------------------------------------
Larry R Nichols &             18,750(1)              *          18,750(1)             0                      0
Janet B Nichols
JTWROS
----------------------------------------------------------------------------------------------------------------------
Darryl Patton                 18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Molly A Powers                15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Ruki Renov                    37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
M W Rogers LP                 37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
David Romanoff                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Barry Saxe                    37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Richard S Saxe &               7,500(2)              *           7,500(2)             0                      0
Jody R Saxe JTWROS
----------------------------------------------------------------------------------------------------------------------
Richard Simms &                7,500(2)              *           7,500(2)             0                      0
Cynthia Simms
JTWROS
----------------------------------------------------------------------------------------------------------------------
Vernon L Simpson               7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Sky Ventures LLC              37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Jon Spielman                   7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Daniel Strum                   7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Peter Taraborelli JR          37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
David R Taylor                 7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Craig A Ward                  15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Jay Youngerman                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mona Abrams                   18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Michel Babineau                9,000(16)             *           9,000(16)            0                      0
----------------------------------------------------------------------------------------------------------------------
John J. Barnhardt, III        37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Howard Berg                  150,000(17)             2%        150,000(17)            0                      0
----------------------------------------------------------------------------------------------------------------------
David L. Boyer                18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
F. Gordon Boyle               37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Elliot Braun                  18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
David H. Clarke               37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Fredric Colman               150,000(17)             2%         150,000(17)           0                      0
----------------------------------------------------------------------------------------------------------------------
Richard Crane                  4,500(18)             *           4,500(18)            0                      0
----------------------------------------------------------------------------------------------------------------------
David Dubrow                  15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Murray Englard                37,500(5)              *          37,500(5)             0                      0
----------------------------------------------------------------------------------------------------------------------
Neal J. Fink                   9,375(10)             *           9,375(10)            0                      0
----------------------------------------------------------------------------------------------------------------------
John O. Forrer                15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Marie R. Forte &              30,000(9)              *          30,000(9)             0                      0
Don Jackler JTWROS
----------------------------------------------------------------------------------------------------------------------
Grossman Family Trust         75,000(8)              1%         75,000(8)             0                      0
D/T/D 11/17/04
Mina Bartfeld,
Abraham Grossman, and
Isaac Grossman Trustees
----------------------------------------------------------------------------------------------------------------------
Ramona Harari                 18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
John W. Hardy                  7,500(2)              *           7,500(2)             0                      0
----------------------------------------------------------------------------------------------------------------------
Richard A. Hoefer &           18,750(1)              *          18,750(1)             0                      0
Donna C. Hoefer
JTWROS
----------------------------------------------------------------------------------------------------------------------
Don Jackler &                 60,000(19)             *          60,000(19)            0                      0
Alana Jackler JTWROS
----------------------------------------------------------------------------------------------------------------------
John R. Koch                  11,250(6)              *          11,250(6)             0                      0
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Lakeside Partners LLC         75,000(8)              1%         75,000(8)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mitchell J. Lipcon             7,500(2)              *           7,500(2)             0                      0
Profit Sharing Keogh
Plan
D/T/D 12/28/01
Mitchell J. Lipcon
Trustee
----------------------------------------------------------------------------------------------------------------------
Little Gem Life               45,000(20)             *          45,000(20)            0                      0
Sciences LLC
----------------------------------------------------------------------------------------------------------------------
Jason Mediate                 18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Richard Molinsky              30,000(9)              *          30,000(9)             0                      0
----------------------------------------------------------------------------------------------------------------------
Richard Pawliger              22,500(13)             *          22,500(13)            0                      0
----------------------------------------------------------------------------------------------------------------------
Nicholas Ponzio               32,250(21)             *          32,250(21)            0                      0
----------------------------------------------------------------------------------------------------------------------
The Richardson Family         18,750(1)              *          18,750(1)             0                      0
Trust DTD 07/19/90
Dennis L Richardson &
Evette Richardson TTEES
----------------------------------------------------------------------------------------------------------------------
Marvin Rosenblatt             15,000(3)              *          15,000(3)             0                      0
----------------------------------------------------------------------------------------------------------------------
Barry Saxe                    22,500(13)             *          22,500(13)            0                      0
----------------------------------------------------------------------------------------------------------------------
Harvey P. Weintraub           18,750(1)              *          18,750(1)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert Wilner                 22,500(13)             *          22,500(13)            0                      0
----------------------------------------------------------------------------------------------------------------------
Kal Zeff                     150,000(17)             2%        150,000(17)            0                      0
----------------------------------------------------------------------------------------------------------------------
Vito Balsamo                   7,350(22)             *           7,350(22)            0                      0
----------------------------------------------------------------------------------------------------------------------
Stephen J. Borriello           3,750(23)             *           3,750(23)            0                      0
----------------------------------------------------------------------------------------------------------------------
Anthony Celentano             16,875(24)             *          16,875(24)            0                      0
----------------------------------------------------------------------------------------------------------------------
Salvatore Clark                1,875(25)             *           1,875(25)            0                      0
----------------------------------------------------------------------------------------------------------------------
Douglas Costabile              7,500(26)             *           7,500(26)            0                      0
----------------------------------------------------------------------------------------------------------------------
Irving Cruz                   37,500(27)             *          37,500(27)            0                      0
----------------------------------------------------------------------------------------------------------------------
Harry Datys                   58,710(28)             *          58,710(28)            0                      0
----------------------------------------------------------------------------------------------------------------------
Kris Destefano                45,186(29)             *          45,186(29)            0                      0
----------------------------------------------------------------------------------------------------------------------
Alan Ferraro                  10,500(30)             *          10,500(30)            0                      0
----------------------------------------------------------------------------------------------------------------------
William Christopher            6,563(31)             *           6,563(31)            0                      0
Frasco
----------------------------------------------------------------------------------------------------------------------
Charles P. Garcia              7,339(32)             *           7,339(32)            0                      0
----------------------------------------------------------------------------------------------------------------------
Raymond Guarini               11,250(33)             *          11,250(33)            0                      0
----------------------------------------------------------------------------------------------------------------------
Scott Gutmanstein              3,000(34)             *           3,000(34)            0                      0
----------------------------------------------------------------------------------------------------------------------
Keith Hart                     2,625(35)             *           2,625(35)            0                      0
----------------------------------------------------------------------------------------------------------------------
Allan W. Kiezel                  750(36)             *            750(36)             0                      0
----------------------------------------------------------------------------------------------------------------------
Scott Levine                  1,875(25)              *          1,875(25)             0                      0
----------------------------------------------------------------------------------------------------------------------
Steven Markowitz              219,015(37)            2.95%      219,015(37)           0                      0
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Caeron McClintock             1,500(38)              *          1,500(38)             0                      0
----------------------------------------------------------------------------------------------------------------------
Jason Mediate                 3,125(39)              *          3,125(39)             0                      0
----------------------------------------------------------------------------------------------------------------------
Matthew S. Menies           131,000(40)            1.8%       131,000(40)             0                      0
----------------------------------------------------------------------------------------------------------------------
Mercer Asset                  6,250(41)              *          6,250(41)             0                      0
Management
----------------------------------------------------------------------------------------------------------------------
John Micciola                 7,500(26)              *          7,500(26)             0                      0
----------------------------------------------------------------------------------------------------------------------
Fabio Migliaccio             23,020(42)              *         23,020(42)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert D. Millstone          10,125(43)              *         10,125(43)             0                      0
----------------------------------------------------------------------------------------------------------------------
Alexandra Orthos &           95,000(44)             1.3%       95,000(44)             0                      0
Peter Orthos JT WROS
----------------------------------------------------------------------------------------------------------------------
George Paxinos                4,875(45)              *          4,875(45)             0                      0
----------------------------------------------------------------------------------------------------------------------
Robert Petrozzo             115,000(46)              *        115,000(46)             0                      0
----------------------------------------------------------------------------------------------------------------------
Charles M. Raspa             11,250(33)              *         11,250(33)             0                      0
----------------------------------------------------------------------------------------------------------------------
Ricardo Rivas                 7,339(32)              *          7,339(32)             0                      0
----------------------------------------------------------------------------------------------------------------------
Phyllis Romano                1,000(47)              *          1,000(47)             0                      0
----------------------------------------------------------------------------------------------------------------------
Sandgrain Securities Inc.     1,968(48)              *          1,968(48)             0                      0
----------------------------------------------------------------------------------------------------------------------
Steven M. Scarcella           7,500(26)              *          7,500(26)             0                      0
----------------------------------------------------------------------------------------------------------------------
Thomas Scully                 4,875(45)              *          4,875(45)             0                      0
----------------------------------------------------------------------------------------------------------------------
Steven A. Sherman             7,595(49)              *          7,595(49)             0                      0
----------------------------------------------------------------------------------------------------------------------
Joseph Sorbara              219,015(37)            2.95%      219,015(37)             0                      0
----------------------------------------------------------------------------------------------------------------------
Patrick Taylor                  938(50)              *            938(50)             0                      0
----------------------------------------------------------------------------------------------------------------------
Scott P. Tierney             11,250(33)              *         11,250(33)             0                      0
----------------------------------------------------------------------------------------------------------------------
Andrea Todaro                 2,000(51)              *          2,000(51)             0                      0
----------------------------------------------------------------------------------------------------------------------
Anthony Varbero                 900(52)              *            900(52)             0                      0
----------------------------------------------------------------------------------------------------------------------
Louis John Ventre             6,562(53)              *          6,562(53)             0                      0
----------------------------------------------------------------------------------------------------------------------
John Weidler                  3,750(23)              *          3,750(23)             0                      0
----------------------------------------------------------------------------------------------------------------------

* less than 1%

(1) Includes warrants to purchase 6,250 shares of common stock at an exercise price of $4.00 per share.
(2) Includes warrants to purchase 2,500 shares of common stock at an exercise price of $4.00 per share.
(3) Includes warrants to purchase 5,000 shares of common stock at an exercise price of $4.00 per share.
(4) Includes warrants to purchase 125,000 shares of common stock at an exercise price of $4.00 per share.
(5) Includes warrants to purchase 12,500 shares of common stock at an exercise price of $4.00 per share.

(6) Includes warrants to purchase 3,750 shares of common stock at an exercise price of $4.00 per share.
(7) Includes warrants to purchase 18,750 shares of common stock at an exercise price of $4.00 per share.
(8) Includes warrants to purchase 25,000 shares of common stock at an exercise price of $4.00 per share.
(9) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $4.00 per share.
(10) Includes warrants to purchase 3,125 shares of common stock at an exercise price of $4.00 per share.
(11) Includes warrants to purchase 62,500 shares of common stock at an exercise price of $4.00 per share.
(12) Includes warrants to purchase 37,500 shares of common stock at an exercise price of $4.00 per share.
(13) Includes warrants to purchase 7,500 shares of common stock at an exercise price of $4.00 per share.
(14) Includes warrants to purchase 4,750 shares of common stock at an exercise price of $4.00 per share.
(15) Includes warrants to purchase 8,750 shares of common stock at an exercise price of $4.00 per share.
(16) Includes warrants to purchase 3,000 shares of common stock at an exercise price of $4.00 per share.
(17) Includes warrants to purchase 50,000 shares of common stock at an exercise price of $4.00 per share.
(18) Includes warrants to purchase 1,500 shares of common stock at an exercise price of $4.00 per share.
(19) Includes warrants to purchase 20,000 shares of common stock at an exercise price of $4.00 per share.
(20) Includes warrants to purchase 15,000 shares of common stock at an exercise price of $4.00 per share.
(21) Includes warrants to purchase 10,750 shares of common stock at an exercise price of $4.00 per share.
(22) Includes warrants to purchase 7,350 shares of warrants at an exercise price of $2.00 per share.
(23) Includes warrants to purchase 3,750 shares of warrants at an exercise price of $2.00 per share.
(24) Includes warrants to purchase 16,875 shares of warrants at an exercise price of $2.00 per share.
(25) Includes warrants to purchase 1,875 shares of warrants at an exercise price of $2.00 per share.
(26) Includes warrants to purchase 7,500 shares of warrants at an exercise price of $2.00 per share.
(27) Includes warrants to purchase 37,500 shares of warrants at an exercise price of $2.00 per share.
(28) Includes warrants to purchase 58,710 shares of warrants at an exercise price of $2.00 per share.
(29) Includes warrants to purchase 45,186 shares of warrants at an exercise price of $2.00 per share.
(30) Includes warrants to purchase 10,500 shares of warrants at an exercise price of $2.00 per share.
(31) Includes warrants to purchase 6,563 shares of warrants at an exercise price of $2.00 per share.
(32) Includes warrants to purchase 7,339 shares of warrants at an exercise price of $2.00 per share.
(33) Includes warrants to purchase 11,250 shares of warrants at an exercise price of $2.00 per share.
(34) Includes warrants to purchase 3,000 shares of warrants at an exercise price of $2.00 per share.
(35) Includes warrants to purchase 2,625 shares of warrants at an exercise price of $2.00 per share.
(36) Includes warrants to purchase 750 shares of warrants at an exercise price of $2.00 per share.
(37) Includes warrants to purchase 219,015 shares of warrants at an exercise price of $2.00 per share.
(38) Includes warrants to purchase 1,500 shares of warrants at an exercise price of $2.00 per share.
(39) Includes warrants to purchase 3,125 shares of warrants at an exercise price of $2.00 per share.
(40) Includes warrants to purchase 131,000 shares of warrants at an exercise price of $2.00 per share.
(41) Includes warrants to purchase 6,250 shares of warrants at an exercise price of $2.00 per share.
(42) Includes warrants to purchase 23,020 shares of warrants at an exercise price of $2.00 per share.
(43) Includes warrants to purchase 10,125 shares of warrants at an exercise price of $2.00 per share.
(44) Includes warrants to purchase 95,000 shares of warrants at an exercise price of $2.00 per share.
(45) Includes warrants to purchase 4,875 shares of warrants at an exercise price of $2.00 per share.
(46) Includes warrants to purchase 115,000 shares of warrants at an exercise price of $2.00 per share.
(47) Includes warrants to purchase 1,000 shares of warrants at an exercise price of $2.00 per share.
(48) Includes warrants to purchase 1,968 shares of warrants at an exercise price of $2.00 per share.
(49) Includes warrants to purchase 7,595 shares of warrants at an exercise price of $2.00 per share.
(50) Includes warrants to purchase 938 shares of warrants at an exercise price of $2.00 per share.
(51) Includes warrants to purchase 2,000 shares of warrants at an exercise price of $2.00 per share.
(52) Includes warrants to purchase 900 shares of warrants at an exercise price of $2.00 per share.
(53) Includes warrants to purchase 6,562 shares of warrants at an exercise price of $2.00 per share.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders and any of their pledgees, donees, transferees, assignees, and successors-in-interest (including distributees) may, from time to time, sell any or all of their shares of our common stock which are covered by this Prospectus on any stock exchange, market or trading facility on which such shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of, or a combination of, the following methods when selling such shares:

     o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

     o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of any applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the date of this Prospectus;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law or regulation.

     The Selling Stockholders also may sell such shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     Broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate in sales of these shares. Broker-dealers may receive commissions or discounts from Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The maximum amount of compensation to be received by any NASD member or independent broker-dealer for the sale of any securities registered under this Prospectus will not be greater than 8% of the gross proceeds from the sale of such securities.

     In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may, after the date of this Prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares or warrants or shares of common stock issuable upon exercise of warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under the applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any persons to distribute the shares of common stock owned by them.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares covered by the Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the Selling Stockholders.

     We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock which are covered by this Prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

     We are required to pay up to $15,000 of the fees and expenses of counsel or other advisors to the Selling Stockholders incident to the registration of the shares of our common stock. We have also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, in connection with the registration of the shares of our common stock covered by this Prospectus.

     UNDER APPLICABLE RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ANY PERSON ENGAGED IN THE SALE OF THE SHARES OF COMMON STOCK WHICH ARE THE SUBJECT OF THIS PROSPECTUS MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO OUR COMMON STOCK FOR A PERIOD OF TWO BUSINESS DAYS PRIOR TO THE COMMENCEMENT OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN SALES OF THE SHARES WILL BE SUBJECT TO THE APPLICABLE PROVISIONS OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER,

INCLUDING REGULATION M, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF SUCH SHARES BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON. WE WILL MAKE COPIES OF THIS PROSPECTUS AVAILABLE TO THE SELLING STOCKHOLDERS AND HAVE INFORMED THEM OF THE NEED TO DELIVER A COPY OF THIS PROSPECTUS TO EACH PURCHASER AT OR PRIOR TO THE TIME OF THE SALE.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

     Our common stock is traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol "SKCO." The following table sets forth the high and low bid prices for our common stock from March 31, 2003 until December 31, 2004 as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                                                BID
Quarter Ended                          High             Low
-------------                          ----             ---
March 31, 2003                         $3.40           $3.00
June 30, 2003                          $3.55           $2.50
September 30, 2003                     $2.70           $2.00
December 31, 2003                      $2.45           $1.50
March 31, 2004                         $2.85           $1.25
June 30, 2004                          $3.26           $1.95
September 30, 2004                     $3.50           $2.90
December 31, 2004                      $3.55           $2.65


On February 25, 2005, the closing sales price for our common stock on the OTCBB was $3.75 per share.

Holders

     As of January 31, 2005, 7,767,011 shares of the Company's common stock (inclusive of 346,758 shares of common stock held in the Company's treasury) are held of record by 5,141 holders.

Dividends

     We have never paid any dividends on our common stock and we do not anticipate paying or declaring any stock or cash dividends on our common stock in the foreseeable future.

                             BUSINESS AND PROPERTIES

General

     Through its wholly-owned subsidiary, Premier P.E.T. Imaging International, Ltd. ("Premier"), the Company develops, manages and operates state-of-the-art outpatient medical diagnostic imaging centers which utilize positron emission tomography ("PET"), combination PET and computed tomography ("CT") and related equipment and technology.

     PET is an advanced non-invasive medical diagnostic imaging procedure that produces images of the body's metabolic and biologic functions. This imaging modality is currently used for the detection, diagnosis and treatment of certain cancers, coronary disease and neurological disorders, enabling physicians to accurately diagnose and treat certain illnesses and diseases earlier than ever before.

     We currently we have five operating PET imaging centers in our portfolio and have identified strategic locations for several others which we intend to develop as soon as practicable.

     With the competitive requirements of the marketplace requiring a greater need to address cost issues while at the same time optimizing patient management and care, PET is regarded in the medical community as the most advanced, accurate and cost effective disease detection procedure currently available.

About the PET Imaging Industry

     The U.S. medical diagnostic imaging market grew at an average annual growth rate of 11.5% in 2003 to reach approximately $11.5 billion in revenues, according to a May 2004 report released by the research and consulting firm of Frost & Sullivan. PET and PET/CT is the fastest growing molecular imaging segment within the medical diagnostic imaging market with an almost 50% increase in utilization from 2002 to 2003 and a predicted growth rate of 100% between 2002 and 2005. The current estimated market for PET services is approximately $2 billion a year. Strong growth is expected to continue in 2005 with annual estimates reaching $6 billion with the recently expanded Medicare coverage that now includes Alzheimer's Disease.

     Physician education, expanding insurance coverage and strong consumer interest has resulted in a significant increase in the number of PET procedures performed in the past year. The most recent data available indicates that there were almost 1,000 PET imaging scanners in operation in 2003 and over 680,000 PET scans were performed in that year, more than double the approximate 300,000 PET scans performed in 2002. Frost and Sullivan estimates that by 2009, more than 5 million PET scans will be performed annually, an anticipated growth of rate of approximately 32%.

     The capabilities of PET as a diagnostic and treatment tool continues to gain greater recognition in the clinical community. Medicare coverage for PET continues to expand and now includes coverage for a growing number of medical indications including breast cancer, cervical cancer, colorectal cancer, esophageal cancer, head and neck cancer, lung cancer, lymphoma, melanoma, non small cell lung cancer, solitary pulmonary nodule, thyroid cancer and Alzheimer's Disease. Medicare has recently established a national data registry program that also includes coverage for ovarian cancer, pancreatic cancer, small cell lung cancer and soft tissue carcinoma, as well as testicular cancer and several others. In addition, private insurance carriers are also covering an increasing number of indications including brain tumors and ovarian cancer.

The Advantages of PET Imaging

     PET imaging offers significant advantages over other diagnostic imaging modalities as it provides a direct measure of the body's biochemistry and functional/metabolic activities. Prior to the introduction of PET technology, only anatomical imagery was available. In most cases, the precursors to all disease are biochemical in nature and initially affect function, as opposed to structure. PET imaging, which has the ability to create a diagnostic image of early metabolic changes, can significantly reduce the time required for diagnosis, reduce costs and improve patient outcomes for numerous indications for oncology, cardiology and neurology.

     PET reduces or eliminates ineffective or unnecessary surgery and hospitalization in many instances. In addition, it offers the following substantial advantages over current medical diagnostic imaging procedures:

     -- replaces the need for multiple, costly medical testing with a single imaging procedure
     -- displays a 3D image of all of the organ systems of the body with one examination
     -- diagnoses and detects diseases, in most instances before detection by other tests
     --   monitors the path and progress of disease as well as response to treatment
     --   reduces redundant medical costs and reduces discomfort to the patient

     As a result of the cost efficiency and clinical effectiveness of PET, we believe that hospitals and other healthcare providers are experiencing an increased demand from their patients to provide PET imaging and related services. Increasingly, many of such healthcare providers are utilizing third parties like us, to provide PET imaging services.

     Clinical applications of PET imaging have the most impact on three specializations: oncology, cardiology and neurology.

     Oncology. Despite advances in medical treatment, cancer related deaths remain the second leading cause of death in the United States, second only to heart disease.

     Because PET measures metabolic activity, it can accurately characterize a tumor as benign or malignant. PET is also extremely sensitive in determining the full extent of a disease and to facilitate the initial staging of cancer, enabling an early change in the course of treatment avoiding unnecessary diagnostic and therapeutic surgeries.

     Cardiology. Heart disease is the leading cause of death in the United States, accounting for approximately one-third of all deaths.

     A PET scan is the most accurate medical diagnostic test utilized in the detection of coronary artery disease. PET images can display inadequate blood flow to the heart during stress that is undetected by other non-invasive cardiac tests. PET enables physicians to screen for coronary artery disease, to assess flow rates and flow reserve, and to distinguish viable from nonviable myocardium for bypass and transplant candidates. It is also fast becoming an important tool for cardiologists attempting to achieve reversal of coronary artery disease through aggressive risk factor modification, enabling both doctor and patient to directly and non-invasively measure the progress of improvement in coronary blood flow.

     Neurology. Of the top ten causes of death in the United States, Alzheimer's disease is the fastest growing. Driven by an aging population, Alzheimer's disease presents a significant opportunity for growth of the PET technology.

     Because PET can reveal abnormal metabolic patterns in the brain, it is invaluable in diagnosing and treating various forms of dementia. PET provides important diagnostic information leading to quicker diagnosis and treatment

The PET Imaging Procedure

     Commercial diagnostic PET imaging equipment systems are comprised of high-speed computers, an examination table and a large imaging detector mechanism (collectively, the "PET scanner"), which are used to acquire and produce detailed PET images of the human body's metabolic functions.

     Performing an actual PET scan involves first introducing an isotope into the patient's blood stream prior to the PET procedure. An isotope is a substance which when diffused into a patient's system enables the PET scanner to create an image of the body's metabolic functions. After the isotope is diffused into the patient's body, the patient is placed on an examination table which is moved into the center of the PET scanner, which is cylindrical and has a wide opening, or gantry. The wide gantry and relatively short length of the imaging mechanism help minimize patient discomfort.

     The PET imaging system detects signals emitted by the isotope as it moves through the body and is attracted to any metabolic activity. Cells with abnormal activity, such as cancerous cells, are highly metabolic and are easily detected by the PET imaging procedure. A high-speed computer reconstructs the signals into three-dimensional images that display normal or abnormal metabolic function.

     We are required to obtain a radioactive materials license from each state in which we operate our PET centers in order to enable us to perform PET procedures on patients. We are required to comply with applicable laws, rules and regulations pertaining to such licenses and we are in compliance with same.

     We do not conduct any research and development activities.

The Company's PET Imaging Centers

     To date, we have established five PET imaging centers. We intend to acquire or establish additional PET centers throughout the United States. We own, operate or administer the operations of the following PET imaging centers.

     Forest Hills, New York
     Rockville Centre, New York
     Parsippany, New Jersey
     Hialeah, Florida
     Wichita, Kansas

Government Regulation

     We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous healthcare and other laws and regulations we are required to comply with in the conduct of our business. Among the statutes that we are required to comply with are the federal anti-referral law, commonly referred to as "Stark II," which prohibits physicians from referring patients covered under federal healthcare programs to an entity for certain "designated health services" if the physician or a family member has a financial interest in the entity. PET imaging, as a nuclear medicine service, is currently not a designated health service under Stark II, so long as the service is not provided in a hospital inpatient or outpatient setting. Consequently, Stark II should not apply to restrict physicians from referring such patients to our PET centers. Additionally, we are subject to the federal anti-kickback law which prohibits any person from offering or receiving any remuneration for the referral of patients, or the inducement of the purchase of a service, covered by federal healthcare programs, including the referral of patients to imaging centers. Several of the states in which we operate also have anti-kickback and anti-referral laws that may apply to us. Some of the states in which we operate prohibit the practice of medicine by non-physicians (including entities such as ours), prohibit the employment of physicians by non-professional entities, and prohibit the rebate or division of fees between physicians and non-physicians. We are also subject to the Health Insurance Portability and Accountability Act of 1996 and the Federal False Claims Act which proscribe actions designed to defraud federal healthcare programs. Any violation of any of the laws, rules or regulations to which our business is subject could have a material adverse effect upon us. See "Risk Factors-Risks Related to our Business."

Sales and Marketing

     Direct marketing of our services to physicians plays a primary role in our ability to increase patient procedures at our PET imaging centers. Our marketing specialists focus on developing increased scan volumes by introducing the availability of our PET services to physicians, keeping the medical community regularly apprised as new indications are approved for coverage and keeping physicians updated on our PET imaging and patient service capabilities.

     In addition, continuing physician education of PET capabilities and indications keep referring physicians aware of current applications and uses for PET imaging. Coupled with the work of our national management team, certain key members of our management team spend a portion of their time marketing our services and our PET imaging centers.

Suppliers

     In order to perform a PET scan on a patient, a radioactive isotope is administered to each patient prior to the scan. Such isotopes are manufactured by a small number of suppliers and maintain their effectiveness only for a relatively short period of time, usually not more than one day. Because of the short period of time that these isotopes maintain their effectiveness, it is important to utilize suppliers proximate to each PET center. Currently, we purchase the isotopes used by our Rockville Centre and Forest Hills, New York, Parsippany, New Jersey and Hialeah, Florida PET centers from IBA Eastern Isotopes, Inc. and the isotopes used by our Wichita, Kansas PET center from PET Net Pharmaceuticals, Inc. We have supply agreements with such suppliers but these agreements are not long term agreements. The loss of availability of these suppliers with respect to the PET centers which are served by such suppliers could adversely affect the operations of such PET centers.

Competition

     The market for diagnostic imaging services is highly competitive. Our most significant competition comes from mobile PET companies that provide PET imaging procedures and hospitals that have their own in-house PET imaging systems. We also compete with other independent imaging centers. However, we strive to strategically locate our imaging centers in areas in which PET services are not currently provided, as well as areas where we can take advantage of untapped or under exploited physician referral bases.

Corporate History

     The Company was formed in 1961 as a New York corporation. It has changed its name several times. We changed our name to The Sagemark Companies Ltd. in 1999.

     Originally, we were engaged in businesses unrelated to medical diagnostic imaging. In 1994, we decided to concentrate our efforts in the medical diagnostic imaging field and acquired International Magnetic Imaging, Inc. ("IMI"), a corporation which owned and operated MRI imaging centers which had been founded and operated by Dr. Stephen A. Schulman, the Chief Executive Officer of Premier and a member of our Board of Directors. After operating ten of the MRI centers that we acquired and four other MRI centers that we established following the acquisition of IMI, we sold IMI to a major health care company in 1999 and realized a substantial gain on the sale. We decided to go back into the diagnostic imaging business in 2001 and utilize the same format that had been successfully utilized by us in connection with our ownership and operation of the MRI centers owned by IMI. Accordingly, on May 14, 2001, we acquired all of the outstanding shares of capital stock of Premier and Premier Cyclotron International Corp. at a purchase price consisting of Six Thousand (6,000) of our shares of common stock and certain additional stock based compensation contingent upon the future performance of our then proposed PET centers. Following such acquisition, Premier became a wholly owned subsidiary of the Company and, in connection therewith, Messrs. Schulman, Shapiro and Blessey became, or continued to serve as, officers and directors of Sagemark and/or Premier. Among the shareholders of Premier and Premier Cyclotron International Corp. were entities owned, in part, by Messrs. Schulman, Shapiro and Blessey. In June 2004, we issued an aggregate of 1,415,000 shares of our common stock to such shareholders in satisfaction of their contingent stock based compensation entitlement. Of such shares, the entities owned by Messrs. Schulman, Shapiro and Blessey received 400,000, 275,000 and 525,000 of such shares, respectively.

Employees

     We currently employ 14 people, including our officers. Our employees are not subject to a collective bargaining agreement. We believe that relations with our employees are good.

Premises

     Our executive offices are located at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 and are leased on a month to month basis from New York Executive Suites, an unaffiliated landlord, at an annual all-inclusive rental of approximately $10,000. Sagemark and Premier occupy offices at 2300 Glades Road, Boca Raton, Florida 33431 which are leased on a month to month basis from an entity owned in part by Dr. Stephen A. Schulman. The annual rental for such offices is $14,400 which we believe is comparable to prevailing rents. Each of our PET centers is leased from an independent third party pursuant to separate lease agreements, except for our PET center in Wichita, Kansas which is leased from an entity owned by Dr. Schulman. The lease agreement with respect to our Wichita, Kansas PET center provides for an annual rental of $54,000. We believe that such rental is comparable to the rent that we would have to pay to an independent landlord for similar premises.

Legal Proceedings

     As of the date hereof, we are not a party to any legal proceedings and, to our knowledge, none are threatened against us.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This Prospectus, and the documents incorporated into it by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, such as statements relating to our financial condition, results of operations, expansion and other plans, objectives, future performance and business operations and proposed activities These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on management's projections, expectations, estimates, anticipations, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as "should," "would," "could," and "may." These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, anticipations, and projections about our business and our industry and, as such, they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors that could cause our or our industry's actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on our behalf and could cause our financial condition, results of operations, or cash flows to be materially adversely affected. In evaluating these statements, some of the factors that you should consider include those described under "Risk Factors" and elsewhere in this Prospectus or incorporated herein by reference.

                          Critical Accounting Policies

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. The Company considers its critical accounting policies to be those that require the more significant judgments and estimates in the preparation of the Company's financial statements, including the following: recognition of net patient service revenues, including contractual allowances; impairment of long-lived assets; accounting for expenses in connection with stock options and warrants; provisions for doubtful accounts; and accounting for income taxes. Management relies on historical experience and on other assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of the Company's prior years audited financial statements.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Financial Condition - Liquidity and Capital Resources

     On December 31, 2003, we had a working capital deficit of $1.3 million, compared to $732,000 at December 31, 2002. Significant sources of working capital during 2003 include $2.3 million from equipment and leasehold improvement financings, $1.07 million from a private placement offering, $192,000 from subordinated debt financings and $170,000 from our operating activities. Significant uses of working capital during 2003 include $2.4 million to purchase equipment and leasehold improvements, $684,000 for payments on loans and capital leases and $216,000 for distributions paid to minority interest investors. Working capital was further reduced $711,000, the amount by which the current portion of notes payable and capital leases increased. Working capital includes $527,000 of accounts receivable of which $186,000, or 35%, is due from one governmental agency, $115,000, or 22%, is due from one commercial health insurance carrier and $134,000, or 25%, is due from an entity which is owned by Dr. Schulman, a Director of Sagemark and the Chief Executive Officer of Premier PET Imaging International, Inc.

     On May 14, 2001, we purchased Premier through which we establish, operate and manage outpatient diagnostic imaging centers ("PET Centers") and agreed to provide $1 million of our working capital to fund its operating activities and on November 11, 2002 we agreed to provide up to an additional $1 million of our working capital to fund Premier's operating activities. As of December 31, 2003 $1.5 million has been advanced.

     We organized our first PET Center in 2001, established two more PET Centers during 2002, in the first quarter of 2003 established a fourth PET Center and in the third quarter of 2003 began the process of establishing a fifth PET Center. During the first quarter of 2003 we funded our fourth PET Center with an aggregate of $4,900 in capital contributions and $171,500 in subordinated loans. Each new PET Center requires the acquisition of PET scanning equipment, which for our first four centers was financed with loans from DVI Financial Services, Inc. The PET scanning equipment at each PET Center requires maintenance and as of December 31, 2003, we have entered into four separate long-term service contracts to provide for such maintenance which require monthly payments of $9,167 for each such contract upon warranty expiration. The premises in which the centers conduct their operations are leased and as of December 31, 2003 our premises lease commitments approximate $21,000 per month. Our fifth PET Center has not yet been funded. In August 2003, we entered into a premises lease for our fifth PET Center which lease commitments will approximate $7,500 per month upon its commencement.

     Our existing debt service, including principal and interest for all of our debt and capital leases, approximates $1.818 million for the next twelve months. Our equipment and leasehold improvement loan agreements with DVI Financial Services, Inc., our senior creditor, require that we maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of December 31, 2003, our debt to tangible net worth ratio is less than three to one and as a result we do not meet the tangible net worth ratio. Based on our historical relationship with our senior creditor, we do not anticipate that a demand for payment on the loans will be made so long as our debt service requirements remain current. However, with DVI's filing for relief under Chapter 11 of the United States Bankruptcy Code it is possible that such circumstance can change in the near term.

     In October 2003, we entered into an equipment purchase order with an equipment vendor to purchase PET scanning and ancillary medical equipment for our fifth PET Center to be located in Queens, New York. We simultaneously entered into a lease agreement with an affiliate of the equipment vendor for $2.1 million to finance our purchase of the PET scanner and ancillary medical equipment, furniture and fixtures and certain leasehold improvements for the PET Center in Queens. The lease provides for monthly installments to amortize the indebtedness as well as to pay for service for the PET scanner following the expiration of the one year warranty provided by the equipment vendor. The lease commences upon the delivery and acceptance by us of the PET scanner. We granted the equipment vendor a security interest in the PET scanner and Premier P.E.T. Imaging International, Inc. agreed to pledge its equity interest in P.E.T. Management of Queens, LLC as collateral for our obligations under the lease. We anticipate that we will be the borrower or guarantor of all additional equipment indebtedness incurred in connection with additional PET centers in which we have an interest.

     Morris County PET Management LLC is a subsidiary of Premier P.E.T. Imaging International, Inc. that provides management and administrative services to our PET Center located in Parsippany, New Jersey and was capitalized in 2002 by issuing 100 Membership Units at a purchase price of $2,600 per unit. Prior to July 16, 2003, Premier P.E.T. Imaging International, Inc. owned 69% of Morris County PET Management LLC and on July 16, 2003, Premier sold, to an outside investor, 8 units for a total of $20,800 after which Premier P.E.T. Imaging International, Inc.'s ownership decreased to 61%.

     During 2003, we commenced private placement offerings to accredited investors of 440,000 shares of our common stock. Each share of common stock was offered by us at $2.50 per share. There were no commissions or other compensation that was paid by us in connection with the offerings. The net proceeds from the private placements will be used principally to establish additional PET Centers and for general corporate purposes. During 2003, we sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Stephen A Schulman, Chief Executive Officer of Premier P.E.T. Imaging International, Inc. and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000. Each of the investors was granted "piggy-back" and certain demand registration rights with respect to the Shares.

     Mr. Shapiro agreed to defer payment of his salary beginning April 1, 2002 and in the first quarter of 2003 such deferral was reduced by $125,000 in payment of 50,000 shares of common stock purchased by him. As of December 31, 2003, Mr. Shapiro's deferred salary aggregated $225,000. On March 1, 2004, Mr. Shapiro, exchanged $275,000 of his then deferred salary for 110,000 shares of our common stock. On May 17, 2001 we entered into an employment agreement with Dr. Stephen A. Schulman to serve as the Chief Executive Officer of Premier for a term of five years. We also issued to Dr. Schulman a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $1.31 per share. On December 30, 2003, Dr. Schulman's employment agreement was amended whereby, among other things, he no longer accrued any base salary or bonus and is no longer entitled to receive incentive warrants. Furthermore, the amended employment agreement provides that all unpaid and accrued salary owed to Dr. Schulman, which amounted to $293,000, is waived. Since May 17, 2001 through December 30, 2003, Dr. Schulman had earned aggregate salaries of $418,000 of which $125,000 was exchanged in 2003 for 50,000 shares of our common stock. The terms of any further salary deferrals and the repayment of the current salary deferrals are subject to further negotiations between the Company and Mr. Shapiro.

Results of Operations

     Since our acquisition of Premier in 2001, we have been engaged in acquiring, organizing, operating and managing PET Centers. The PET Centers utilize positron emission tomography scanning equipment. The diagnostic procedures performed at the PET Centers are used to detect cancer, myocardial viability and neurological disorders in the human body. As of December 31, 2003, we own and or operate four PET Centers and have begun the establishment of a fifth PET Center to be located in Queens, New York. The dates on which our PET Centers began operations are as follows:

     Location                      Start Date          Revenue Source
     --------                      ----------          --------------
     Wichita, Kansas               August 2001         Patient service revenues
     Rockville Center, New York    October 2002        Management fees
     Parsippany, New Jersey        February 2003       Patient service revenues
     Hialeah, Florida              February 2003       Management fees
     Queens, New York              In development      Management fees

     We continue to expend significant time, effort and funds identifying and negotiating to establish additional potential PET imaging centers which we anticipate will commence operations in subsequent periods, assuming we successfully complete required negotiations and obtain required capital and financing to do so. We remain in the initial phase of our long-term plan and we may incur future losses principally as a result of the significant start-up costs required to establish such additional PET imaging centers. We anticipate that the losses incurred during the initial stages of our business plan may be offset by future revenues when additional PET centers commence their operations. The following discusses and compares our results of operations for the years ended December 31, 2003 and 2002.

     Our sources of revenues come from net patient service revenues for the PET Centers which we own and management fees for the PET Centers which we manage pursuant to service and license agreements. Total revenues for 2003 represent an increase of $2.7 million from 2002 of which $747,000 was an increase in net patient service revenues and $2 million was an increase in management fees. Net patient service revenues from the one PET Center that was operational during both 2003 and 2002 decreased $736,000 and net patient service revenues from PET Centers that were not operational during 2002 were $1.5 million during 2003. The $2 million increase in management fee revenue was generated from PET Centers that were not operational in 2002.

     Our operating expenses for 2003 were $1.8 million greater than for 2002. Operating costs for the one PET Center that generated revenue in both 2003 and 2002 decreased $249,000. Operating costs for the PET Centers that were not generating revenue during 2002 increased $1.5 million. Corporate operating expenses increased $535,000 from 2002.

     Interest expense increased $448,000 from 2002 to 2003 reflecting the increase in outstanding loan balances as equipment purchases and leasehold improvements were financed for our newly opened PET Centers.

     As of December 31, 2003, we held a 34.5% limited partnership interest in Trident Growth Fund L.P., formerly Sagemark Capital LP. Our share of earnings related to our limited partnership investment in Trident Growth Fund L.P. was $218,000 and $1,000, respectively, for 2003 and 2002. As of December 31, 2003, our cumulative share of Trident Growth Fund L.P.'s loss was $511,000. As of December 31, 2003, Trident Growth Fund L.P. had $26 million of investments in private companies that are carried at estimated fair market value. Private company equities are not traded on a stock exchange or other public market and as a result do not have readily determinable values. As a result, the determination of the fair market value of investments in private companies requires significant estimates and broad assumptions.

     The income of our PET Centers that is allocable to the minority shareholders of our PET Centers for 2003 was $178,000. During 2002 the losses of our PET Centers that was allocable to the minority shareholders of our PET Centers was $8,000. To the extent that our PET Centers in Rockville Center, New York, Parsippany, New Jersey and Hialeah, Florida generate income in the future, such income will be reduced by the allocable share of any such net income at minority interest ownerships which range from 39% to 49%.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

Overview

     We are engaged in the operation and management of out-patient medical diagnostic imaging centers that utilize positron emission tomography (PET) scanning equipment (our "PET Centers"). PET is an advanced, robust medical diagnostic imaging procedure currently used by physicians in the detection of certain cancers, coronary disease and neurological disorders including Alzheimer's disease. As of September 30, 2004, we own and or operate four PET Centers and have begun the establishment of a fifth PET Center to be located in Forest Hills (Queens), New York.

     We continue to expend significant time, effort and funds identifying and negotiating to establish additional potential PET imaging centers which we anticipate will commence operations in subsequent periods, assuming we successfully complete required negotiations and obtain required capital and financing to do so. We remain in the initial phase of our long-term plan and we may incur future losses principally as a result of the significant start-up costs required to establish such additional PET imaging centers. We anticipate that the losses incurred during the initial stages of our business plan may be offset by future revenues when additional PET centers commence operations.

Results of Operations

     The following discusses and compares our results of operations for the nine month periods ended September 30, 2004 and 2003.

Revenues

     Our sources of revenues come from net patient service revenues for the PET Centers which we own and management fees for the PET Centers which we manage pursuant to service and license agreements. Our PET Center being established in Forest Hills, NY is not yet operational.

     Total revenues for the first nine months of 2004 represent an increase of approximately $2.03 million from the same period in the prior year of which $536,000 was an increase in net patient service revenues and $1.5 million was an increase in management fees. All of our PET Centers increased their revenues from the nine month comparative period. Overall, our PET Centers produced a 77% increase in revenues from the comparative nine month period.

Operating Expenses

     Operating expenses for the first nine months 2004 of the PET Centers that were generating revenues increased $1.2 million from the same period of last year and the PET Center being established in Forest Hills, NY had expenses of $44,000. Corporate operating expenses for the nine months of 2004 decreased $631,000 from the same period of last year.

Interest Expense

     Interest expense decreased $14,000 when comparing the first nine months of 2004 and 2003. Changes in interest expense reflect increases in outstanding loan balances as equipment purchases and leasehold improvements were financed for our newly opened PET Centers and decreases as the principal balances decrease from required debt service payments.

Equity Method Investments

     As of September 30, 2004, we held a 24.1% limited partnership interest in Trident Growth Fund L.P., formerly Sagemark Capital LP. Our share of earnings related to our limited partnership investment in Trident Growth Fund L.P. was $698,000 and $185,000, respectively, for the nine month periods of 2004 and 2003. As of September 30, 2004, our cumulative share of Trident Growth Fund L.P.'s income was $187,000. As of September 30, 2004, Trident Growth Fund L.P. had $23.8 million of investments in public and private companies that are carried at estimated fair market value. Private company equities are not traded on a stock exchange or other public market and as a result do not have readily determinable values. Although Trident issues annual audited financial statements and is highly regulated by the Small Business Administration, the determination of the fair market value of investments in private companies requires significant estimates and broad assumptions.

Minority Interests

     The (income) loss of our PET Centers that is allocable to the minority shareholders of our PET Centers for the nine months ended September 30, 2004 and 2003 was ($395,000) and ($1,000), respectively. To the extent that our PET Centers in Rockville Centre, New York, Parsippany, New Jersey and Hialeah, Florida generate income in the future, such income will be reduced by the allocable share of any such net income at minority interest ownerships which range from 39% to 49%.

Critical Accounting Policies

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. The Company considers its critical accounting policies to be those that require the more significant judgments and estimates in the preparation of the Company's financial statements, including the following: recognition of net patient service revenues, including contractual allowances; impairment of long-lived assets; accounting for expenses in connection with stock options and warrants; provisions for doubtful accounts; and accounting for income taxes. Management relies on historical experience and on other assumptions believed to be reasonable under the circumstances in making its judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of the Company's prior years audited financial statements.

Financial Condition - Liquidity and Capital Resources

     On September 30, 2004, we had a working capital deficit of approximately $1.5 million, compared to $1.3 million at December 31, 2003. Our source of working capital during the first nine months of 2004 was the aggregate of $954,000 generated from our operating activities, $100,000 of proceeds from the sale of common stock, and $113,000 of note payable proceeds. Our use of working capital during the first nine months of 2004 was the aggregate of $824,000 of loan and capital lease payments, $465,000 of distributions made to minority interest investors, $129,000 for offering costs, $100,000 paid for construction and equipment deposits, and $26,000 of capital expenditures. Working capital also increased $123,000, the amount by which the current portion of notes payable and capital leases decreased. Working capital includes $349,000 of net patient accounts receivable of which $194,000, or 56%, was due from one governmental agency, $79,000, or 23%, was due from one commercial health insurance carrier, and $7,000, or 2% was due from an entity owned by Dr. Stephen
A. Schulman, a Director of Sagemark and the Chief Executive Officer of Premier PET Imaging International, Inc.

     On May 14, 2001, we purchased Premier through which we establish, operate and manage outpatient diagnostic imaging centers ("PET Centers") and agreed to provide $1 million of our working capital to fund its operating activities and on November 11, 2002 we agreed to provide up to an additional $1 million of our working capital to fund Premier's operating activities. As of September 30, 2004 $1.3 million has been advanced.

     We currently operate four PET Centers and we have one PET Center under construction currently scheduled to open in December 2004. Each new PET Center requires the acquisition of PET scanning equipment, which for our first four centers was financed with loans from DVI Financial Services, Inc. The PET scanning equipment at each PET Center requires maintenance and as of September 30, 2004, we have entered into four separate long-term (48 months) service contracts to provide for such maintenance which require monthly payments of $9,167, plus applicable sales tax, for each such contract upon one year warranty expiration. The premises in which the centers conduct their operations are leased and as of September 30, 2004 our premises lease commitments approximate $30,000 per month.

     Our existing debt service, including principal and interest for all of our debt and capital leases, approximates $1.62 million for the next twelve months. On June 22, 2004 we executed an agreement modifying the repayment terms to a note payable entered into in 2001 for our PET Center in Wichita, Kansas. Beginning June 25, 2004, the modified repayment terms of this note require six monthly payments of interest only and sixty monthly payments of principal and interest. Our equipment and leasehold improvement loan and lease agreements with our equipment lenders, our senior creditors (including our equipment for our Forest Hills, New York PET Center), require that we maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of September 30, 2004, we did not meet the tangible net worth requirement. However, based on our historical relationship with our senior creditors and given that we are current in all debt service and lease payments under such agreements, we do not anticipate that a demand for payment under such loans or leases will be made as long as we remain current with such debt service payments. One of such lenders filed for relief under Chapter 11 of the United States Bankruptcy Code approximately one year ago. We have established and maintained a good relationship with the court appointed administrator for such lender, however, there can be no assurance that future circumstances cause such lender to require the Company to comply with such tangible net worth requirement.

     In October 2003, we entered into an equipment purchase order with an equipment vendor to purchase PET/CT scanning and ancillary medical equipment for our fifth PET Center to be located in Forest Hills (Queens), New York. We simultaneously entered into a lease agreement with an affiliate of the equipment vendor for $2.1 million to finance our purchase of the PET/CT scanner and ancillary medical equipment, furniture and fixtures and certain leasehold improvements for the PET Center in Forest Hills (Queens), New York. As of September 30, 2004 $113,000 of the financing has been utilized. The lease provides for monthly installments to amortize the indebtedness as well as to pay for service for the PET/CT scanner following the expiration of the one year warranty provided by the equipment vendor. The lease commences upon the delivery and acceptance by us of the PET/CT scanner. We granted the equipment vendor a security interest in the PET/CT scanner and Premier P.E.T. Imaging International, Inc. agreed to pledge its equity interest in P.E.T. Management of Queens, LLC as collateral for our obligations under the lease. We anticipate that we will be the borrower or guarantor of all additional equipment indebtedness incurred in connection with additional PET centers in which we have an interest.

                                   MANAGEMENT

Directors and Executive Officers

     The following table includes the names, positions held and ages of our executive officers and directors.

--------------------------------------------------------------------------------
Name                          Age                    Position
----                          ---                    --------
--------------------------------------------------------------------------------
Theodore B. Shapiro           69    Chief Executive Officer, President and
                                    Director
--------------------------------------------------------------------------------
Edward D. Bright              68    Chairman of the Board
--------------------------------------------------------------------------------
Stephen A. Schulman           69    Director and Chief Executive Officer of
                                    Premier P.E.T. Imaging International, Inc.
--------------------------------------------------------------------------------
George W. Mahoney             44    Chief Financial Officer
--------------------------------------------------------------------------------
Robert L. Blessey             59    Director and Secretary
--------------------------------------------------------------------------------
Abdallah S. Mishrick          70    Director
--------------------------------------------------------------------------------
Elizabeth Farrell Longton     41    Vice-President of Operations
--------------------------------------------------------------------------------

     Theodore B. Shapiro has served as our Chief Executive Officer and President since March 2001, and as a member of our Board of Directors since November 2000. From January 1998 until October 2000, Mr. Shapiro was the Chief Executive Officer, President and a Director of Trimol Group, Inc., a public holding company with controlling investments in companies operating in the banking, insurance and hotel industries. From 1992 to 1997, Mr. Shapiro was the Vice-Chairman of the board of directors of EMX Corporation, a development-stage biotechnology firm. From 1981 to 1992, Mr. Shapiro was the Chairman of the Board, Chief Executive Officer and principal shareholder of The Patrician Group, an entity founded by Mr. Shapiro that acquired and managed shopping centers throughout the United States.

     Edward D. Bright has served as the Chairman of our Board of Directors since November 2000 and previously in such capacity from April 1998 through April 1999. From April 1998 to July 2004, Mr. Bright served as Chairman of the Board and a director of Netsmart Technologies, Inc., a public company engaged in the design, development, implementation and licensing of management information systems for the behavioral health care industry through its wholly-owned operating subsidiary, Creative Socio-Medics Corp. From July 2004 to the present, Mr. Bright serves as a consultant to the Board of Directors of Netsmart. From January 1996 until April 1998, Mr. Bright was an executive officer of and advisor to Creative Socio-Medics Corp. Mr. Bright has held executive positions at Exxon Enterprises, Colt Industries and LCD Computer Services which he founded.

     Stephen A. Schulman, M.D. has served as a member of our Board of Directors and as Chief Executive Officer of Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, since May 2001. Since April 1998 Dr. Schulman has served as the Chief Executive Officer and controlling shareholder of Premier Health Services, Inc., a private company he founded, which operates non-PET multi-modality outpatient diagnostic imaging centers. From January 1988 to April 1998, Dr. Schulman was the President and a director of International Magnetic Imaging, Inc., an entity which owned and operated multi-modality outpatient diagnostic imaging centers and was one of our former operating subsidiaries.

     George W. Mahoney. Before rejoining the Company in March 2001, Mr. Mahoney had been a financial and business consultant to the Company and other public and private companies since June 1999. For the five years prior, Mr. Mahoney served as the Chief Financial Officer of the Company. From 1991 to 1999, Mr. Mahoney also served as the Chief Financial Officer and a director of International Magnetic Imaging Inc., a former wholly owned subsidiary of the Company. Prior to that, Mr. Mahoney was the Chief Financial Officer of Labor World USA, a temporary labor leasing company and prior to that Mr. Mahoney was the Chief Financial Officer of Guardian Bank. Mr. Mahoney began his business career as a public accountant with Arthur Andersen and then Deloitte Haskins & Sells. Mr. Mahoney is a licensed C.P.A. in Florida and graduated with honors from the University of Oklahoma with a Bachelors in Business Administration.

     Robert L. Blessey has served as a member of our Board of Directors and Secretary since May 2001. For more than the past five years, Mr. Blessey has practiced law and is of counsel to the New York based law firm of Gusrae, Kaplan, Bruno & Nusbaum, PLLC.

     Abdallah S. Mishrick, M.D. has served as a member of our Board of Directors since January 2003 and has also served as a member of our Audit Committee since that time. Since 1967 Dr. Mishrick has been the President of A.S. Mishrick, M.D., P.C. In addition, Dr. Mishrick holds the following positions: Since 1998, Vice-Chairman, Department of Surgery with North Shore University Hospital at Manhasset, New York; since 1999, Senior Vice-President, Medical Affairs with North Shore University Hospital at Syosset, New York and North Shore University Hospital at Plainview, New York; since 2002, Senior Vice-President, Medical Affairs with Franklin Hospital Medical Center at Valley Stream, New York; and, since 2002, Senior Consultant, Medical Affairs with North Shore Long Island Jewish Health System at New Hyde Park, New York.

     Elizabeth Farrell Longton became our Vice-President of Operations in January 2005. From 1999 to 2004, Ms. Longton served as the Vice President of Operations of Strategic Outpatient Services Inc., a PET and PET/CT medical diagnostic imaging center owner/operator. Prior to that, from 1992 to 1999, Ms. Longton served as the Area Business Manager for Medical Resources, Inc. responsible for day to day operations of its outpatient radiology facilities in northern New Jersey.

Board of Directors

     All Directors serve for one year or such longer period until their successors are elected and qualify. Directors do not receive compensation for serving on our Board, except for our independent director who is paid $1,500 per month for his service on our Board. The Board of Directors appoints our officers and their terms of office are, unless otherwise provided in employment contracts, at the discretion of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company.

Governance

     The Board of Directors has established an Audit Committee to assist in the Company's governance. Theodore B. Shapiro and Abdallah S. Mishrick comprise the Audit Committee. The Audit Committee functions under a Charter empowering it to, among other things, appoint the independent auditors, approve the auditor's fees, evaluate performance of the auditors, review financial statements and management's discussion and analysis thereof, review all SEC reports and press releases of a financial nature, oversee internal audit processes, oversee new audit reviews performed by the auditors, and receive management and other reports from the auditors. Dr. Mishrick, an independent member of our Board of Directors, receives $1,000 per month for his service on the Audit Committee.

     We intend to establish a Compensation Committee to determine the compensation of our executive officers, determine Board of Director compensation, award options and other stock grants and issue the report regarding these matters for inclusion in our annual report to our stockholders.

Executive Compensation

     For the fiscal years ended December 31, 2004, 2003 and 2002, the following officers of the Company received the following compensation for services rendered to the Company. See "Management - Employment Agreements" for a description of compensation arrangements entered into by us with certain of our executive officers.

                                                         Annual Compensation                     Long-Term
                                                         -------------------                     ---------
                                                                   Other Annual                            All Other
Name/Principal Position    Year        Salary         Bonus        Compensation       Compensation       Compensation
-----------------------    ----        ------         -----        ------------       ------------       ------------
Theodore B. Shapiro,       2004      $100,000(1)        --              --                 --                 --
Chief Executive            2003      $200,000(2)        --          $24,000(3)             --                 --
Officer                    2002      $200,000(2)        --          $24,000(3)             --                 --

Stephen A. Schulman,       2004           --            --              --                 --                 --
M.D., President of         2003      $160,000(4)        --           $6,000(3)             --                 --
Premier(2)                 2002      $160,000(4)        --           $6,000(3)             --                 --

George W. Mahoney, Chief   2004      $188,859        $15,000            --                 --                 --
Financial Officer          2003      $149,154           --          $13,000(3)             --                 --
                           2002      $150,769           --          $13,000(3)             --                 --

     (1) Mr. Shapiro waived his entitlement to future salary in July 2004 See "Management-Employment Agreements."

     (2) Includes $200,000 and $150,000, respectively, for 2003 and 2002 of accrued and unpaid salary voluntarily deferred by Mr. Shapiro. In March 2003, Mr. Shapiro exchanged $125,000 of his 2002 deferred salary for 50,000 shares of our common stock in connection with a private placement of the Company's common stock. In March through June 2004, Mr. Shapiro exchanged an aggregate of $325,000 of deferred salary from 2002, 2003 and 2004 for an aggregate of 130,000 shares of our common stock.

     (3)  Other annual compensation consists of certain fringe benefits.

     (4) Dr. Schulman, a director of the Company, provides his services to Premier as its Chief Executive Officer. See "Certain Relationships and Related Transactions." All of Dr. Schulman's 2002 and 2003 salaries were voluntarily deferred by him. In March 2003, Dr. Schulman exchanged $125,000 of his deferred salary for 50,000 shares of our common stock in connection with a private placement of the Company's common stock. On December 30, 2003, Dr. Schulman waived $293,000 of accrued salary due to him and agreed, pursuant to an amendment to his employment agreement, to provide his services without compensation during the remainder of the term of his employment agreement with Premier. See "Management-Employment Agreements."

Stock Options

                                                      Number of Securities Underlying        Value of Unexercised
                                                                Unexercised                  In-the-Money Options
                                                        Options at Fiscal Year End            at Fiscal Year End
                                                        --------------------------            ------------------
                      Number of Shares
                        Acquired on      Value
       Name              Exercised       Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
       ----              ---------       ---------    -----------     -------------      -----------     -------------
Theodore B. Shapiro (1)     -0-             -0-           -0-              -0-               -0-              -0-
Dr. Stephen A. Schulman     -0-             -0-         100,000            -0-             219,000            -0-
George W. Mahoney           -0-             -0-          45,000            -0-              72,000            -0-

     (1) Exclusive of warrants to purchase up to 375,000 shares of common stock owned by Tara Capital, Inc., a corporation of which Mr. Shapiro is a 10% stockholder. None of the warrants owned by Tara Capital, Inc. were exercised in 2004. As of December 31, 2004, the 375,000 shares of common stock underlying these warrants, had a year end value of $833,125 and were exercisable.

Employment Agreements

     On May 25, 2001, we entered into a five year Executive Employment Agreement with Theodore B. Shapiro pursuant to which Mr. Shapiro was engaged to serve as our President and Chief Executive Officer. Pursuant to such agreement, Mr. Shapiro devotes a substantial portion of his business time and efforts in serving as our President and Chief Executive Officer and, until July 1, 2004, received an annual salary of $200,000 and a $2,000 per month medical and automobile allowance. Effective July 1, 2004, Mr. Shapiro waived his future salary until such time during the term of such agreement as he notifies the Company that such payments should resume. As incentive compensation under such Agreement, the Company agreed to pay Mr. Shapiro an annual bonus equal to five percent (5%) of the Company's Net Pre-Tax Profits (as defined in such agreement). Upon the execution of the agreement, we issued to Tara Capital, Inc. ("Tara"), Mr. Shapiro's designee, a five year warrant to purchase up to 150,000 shares of our common stock, and a five year warrant to purchase up to 125,000 shares of our common stock, each of which is exercisable at an exercise price of $1.12 per share, such exercise prices representing the market price of our common stock on the date of grant of such warrants. We also agreed, as additional incentive compensation under the agreement, to issue to Tara in each year in which we attain Net Pre-Tax Profits, five year warrants, each warrant entitling Tara to purchase up to 20,000 shares of our common stock for each $1,000,000 of Net Pre-Tax Profits in each such year during the term of the agreement, up to a maximum of five of such incentive warrants in each such year. Each of such incentive warrants, if any, shall be exercisable at a per share price equal to the closing price of our common stock on the date of issuance. We granted Tara one demand and "piggy-back" registration rights with respect to any shares of our common stock acquired upon the exercise of any of such warrants. In October 2004, Mr. Shapiro agreed to an amendment to his Employment Agreement, pursuant to which he waived any bonus to which he is entitled under such agreement through December 31, 2003 and agreed to cap any bonus to which he may be entitled during the remainder of the term of such agreement to $200,000 per year. In connection with the Private Placement, both Tara and Mr. Shapiro entered into lock-up agreements with the Placement Agent pursuant to which each of them agreed not to sell or otherwise dispose of any securities of the Company owned by them, or to exercise any registration rights with respect to such securities to which they are entitled, for one year commencing January 13, 2005.

     On May 21, 2001, Premier P.E.T. Imaging International, Inc., our wholly owned subsidiary, entered into an Executive Employment Agreement with Stephen A. Schulman, M.D., which agreement was amended on December 30, 2003 (the "Amended Employment Agreement"). Dr. Schulman was engaged by Premier as its Chief Executive Officer during the five year term of the agreement. Under the Amended Agreement, Dr. Schulman is required to devote such portion of his business time and efforts to the performance of his services thereunder as he shall determine and Dr. Schulman has agreed to provide such services without compensation. Upon the execution of the Amended Agreement in May 2001, Dr. Schulman received a warrant entitling him to purchase up to 100,000 shares of our common stock at an exercise price of $1.31 per share, representing the market price of the shares on the date of issuance of such warrant. We granted one demand and "piggy-back" registration rights with respect to any shares of our common stock acquired upon the exercise of such warrant. Dr. Schulman also entered into a lock-up agreement with the Placement Agent in connection with the Private Placement, in which he also agreed not to sell or otherwise dispose of any securities of the Company owned by him, or to exercise any registration rights with respect to such securities to which he is entitled, for one year commencing January 13, 2005.

     On January 25, 2005, we entered into an Employment Agreement with Elizabeth Farrell Longton pursuant to which we hired Ms. Longton as our Vice President of Operations. The agreement expires on January 31, 2008 (subject to earlier termination as provided therein and successive one year renewals unless previously terminated by either party as provided therein) and provides for an annual base salary of One Hundred Forty Thousand ($140,000), a monthly automobile allowance of $450, plus tolls, expense reimbursement and certain specified fringe benefits. We issued Ms. Longton a five year qualified incentive stock option to purchase up to 35,000 shares of our common stock at a per share exercise price of $3.91. Of such shares reserved for issuance pursuant to such option, 17,500 of such shares vest on the last day of the first year of the term of such employment agreement and the remaining 17,500 shares of common stock reserved for issuance thereunder vest on the last day of the second year of the term of such employment agreement, provided that Ms. Longton is then in our employ. Ms. Longton is required to devote all of her business time and efforts to the performance of her services under such employment agreement and, as incentive compensation thereunder, she will be entitled to receive (i) on the date during the term of such employment agreement that each of our PET Centers (other than the Company's proposed future PET Center in East Setauket, New York) commences its operations (i.e., performs a positron emission tomography imaging scan on a patient for compensation), a bonus payment of Five Thousand Dollars ($5,000), and (ii) on the date, if any, that each of such PET Centers achieves positive cash flow, an additional bonus payment of Five Thousand Dollars ($5,000) and a warrant to purchase Five Thousand (5,000) shares of our common stock during a period of five (5) years at an exercise price equal to the closing price of our publicly traded shares of common stock on the date of issuance of such warrant (each such warrant will be fully vested and immediately exercisable on the date of issuance). In addition, Ms. Longton is entitled to receive any such additional bonus or incentive compensation as may be determined by the Company's Board of Directors or its Chief Executive Officer. We have agreed to pay Ms. Longton certain severance compensation as specified in such employment agreement if the agreement is not renewed as provided therein or as terminated under certain circumstances.

     In connection with the Private Placement, we agreed with the Placement Agent that, for a period of one year commencing January 13, 2005, we would not increase the base salary of any of our officers in an amount in excess of ten percent (10%) per year, with the exception that such restriction will not prevent us from hiring additional officers or paying Dr. Schulman a base salary of not more than $200,000 per year. Furthermore, in connection with the Private Placement, we recently formed a Compensation Committee of our Board of Directors. See "Management-Governance."

Stock Option Plan

     The Company's Stock Option Plan (the "Option Plan") provides for the grant of options for the purchase of shares of our common stock to eligible employees, officers and directors, and those persons who we believe may have made a valuable contribution to the Company. The Option Plan covers, in the aggregate, a maximum of 1,600,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price of shares of common stock subject to options granted thereunder may not be less than the fair market value of the common stock on the date of the grant of the option.

     Currently, the Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including our officers. The Board of Directors designates the optionees, the number of shares subject to the options, and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of the grant or the date the option first becomes exercisable. An optionee may not transfer or assign any option granted, and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

Indemnification

     Our Articles of Incorporation provide for the indemnification of all persons who serve as our directors, officers, employees or agents to the fullest extent permitted under New York law. In addition, we entered into an Indemnification Agreement with our officers and directors pursuant to which we granted them certain additional indemnification rights. We maintain officer and director liability insurance coverage. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or agreement, or otherwise, we have been advised that, in the opinion of the Commission, any such indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 2003, in connection with a private placement of 400,000 shares of the Company's common stock, each of Messrs. Shapiro and Schulman, officers and directors of the Company, purchased 50,000 shares of the Company's common stock in exchange for accrued and deferred salary of $125,000 due to each of them. Each of the investors in this private placement, including Messrs. Shapiro and Schulman were granted "piggyback" and certain demand registration rights with respect to the shares of our common stock purchased by them in such private placements.

     During the year ended December 31, 2004, Theodore B. Shapiro exchanged an aggregate of $325,000 of accrued and deferred salary for an aggregate of 130,000 shares of our common stock.

     In December 2003, the Executive Employment Agreement between Dr. Stephen A. Schulman and Premier was amended to provide, among other things, that Dr. Schulman will not receive any base salary, bonus or incentive warrants under such agreement and that Dr. Schulman waived his entitlement to an aggregate of $293,000 in unpaid and accrued salary due to him under the agreement.

     In 2003 and 2004, we incurred legal fees of $163,000 and $407,000, respectively, to Robert L. Blessey, Esq., a director and General Counsel to the Company.

     In 2003 and 2004, we made aggregate lease payments of $68,000 per year for both the administrative office space utilized by Premier in Boca Raton, Florida and for the premises utilized by our Wichita, Kansas PET Center, to companies controlled by Dr. Schulman. Additionally, in 2003 and 2004, we incurred billing and collection expenses of $62,000 and $94,000, respectively, and CT fusion scan fees of $38,000 and $25,000, respectively, to companies controlled by Dr. Schulman.

     In June 2004, we issued an aggregate of 1,200,000 shares of our common stock to three entities of which Messrs. Shapiro, Schulman and Blessey, officers and directors of the Company, are shareholders pursuant to an agreement between the Company, such entities and others (see "Business-Corporate History").

     Effective July 1, 2004, Mr. Shapiro waived future salary due to him under his Executive Employment Agreement with the Company until such time as he notifies us during the term of such agreement that his salary should resume. Additionally, in October 2004 in connection with the Private Placement, Mr. Shapiro agreed to waive any annual bonus to which he is entitled under such agreement for the period through December 31, 2003 and any annual bonus to which he is entitled during the remainder of the term of such agreement will be subject to a maximum of $200,000 per year.

     In October 2004, Messrs. Shapiro, Schulman, Blessey and Bright, officers and directors of the Company, Tara (an entity in which Mr. Shapiro is a stockholder) and Pamels Corp. (an entity in which Dr. Schulman is a stockholder), entered into agreements with the Placement Agent in connection with the Private Placement pursuant to which such individuals and entities agreed not to sell or otherwise dispose of any securities of the Company owned by them, or to exercise any registration rights with respect to such securities to which they are entitled, for one year commencing January 13, 2005.

     In January 2005, we issued a five year qualified incentive stock option to Elizabeth Farrell Longton, our Vice President of Operations, to purchase up to 35,000 shares of our common stock at an exercise price of $3.91 per share pursuant to an Employment Agreement entered into between us and Ms. Longton on January 25, 2005. See "Management - Employment Agreements."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of January 31, 2005, 7,420,253 shares of our common stock were outstanding (exclusive of 346,758 shares of our common stock held in our treasury).

     The following table sets forth, as of January 31, 2005, information known to us relating to the beneficial ownership of the outstanding shares of our common stock by: (i) each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each director;
(iii) each executive officer; and (iv) all executive officers and directors as a group.

                                                                         After Offering Assuming All
                                                         Before Offering      Shares are Sold(4)
                                        Number of        ---------------      ------------------
           Name and Address(1)          Shares(2)         Percentage(3)          Percentage
           -------------------          ---------         -------------          ----------
--------------------------------------------------------------------------------------------------
Stephen A. Schulman, M.D.           623,752(5)                 8%                    6%
--------------------------------------------------------------------------------------------------
Pamels Corp.                        402,892(6)                 5%                    4%
--------------------------------------------------------------------------------------------------
Theodore B. Shapiro                 213,334(7)                 4%                    3%
--------------------------------------------------------------------------------------------------
Tara Capital, Inc.                  650,977(8)                 8%                    6%
--------------------------------------------------------------------------------------------------
Robert L. Blessey                   571,811(9)                 8%                    5%
--------------------------------------------------------------------------------------------------
Bocara Corp.                        525,977(10)                7%                    5%
--------------------------------------------------------------------------------------------------
Edward D. Bright                    71,879(11)                 1%
33 Harbour Drive
Blue Point, NY 11715
--------------------------------------------------------------------------------------------------
George W. Mahoney                   45,000(12)                 1%                  .004%
--------------------------------------------------------------------------------------------------
Abdallah S. Mishrick                -0-                       -0-                   -0-
73 First Street
Garden City, New York 11530
--------------------------------------------------------------------------------------------------
Elizabeth Farrell Longton           -0-                       -0-                   -0-
30 Old Short Hills Road
Milburn, New Jersey 07041
--------------------------------------------------------------------------------------------------
Edward Arnold                       750,000(13)               10%                    7%
815 Tudor Avenue
Lebanon, Pennsylvania 17042
--------------------------------------------------------------------------------------------------
All Directors and Executive         2,176,753(14)             29%                   21%
Officers as a group (7 persons)
--------------------------------------------------------------------------------------------------

     (1) Except as set forth above, the address of each of the individuals and entities set forth above is c/o Premier P.E.T. Imaging International, Inc., 2300 Glades Road, Suite 100W, Boca Raton, Florida 33431.

     (2) Unless otherwise indicated, the Company believes that all persons named in the table above have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within sixty (60) days from the date of this Prospectus upon the exercise of options, warrants, or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that warrants or options that are held by such person (but not those held by any other person) and which are exercisable within sixty (60) days of this Prospectus have been exercised.

     (3) Based on 7,420,253 shares outstanding (excludes 346,758 shares of common stock held in the Company's treasury).

     (4) Based on 10,420,253 shares outstanding which assumes that all 3,750,000 shares of our common stock which are the subject of this Prospectus, and all 3,000,000 shares of our common stock which are reserved for issuance under the Investor Warrants and the Placement Agent Warrants which are also the subject of this Prospectus, are sold (excludes 346,758 shares of common stock held in the Company's treasury).

     (5) Includes (i) 100,000 shares of common stock issuable upon the exercise of a warrant exercisable within sixty (60) days of this Prospectus; this warrant expires on May 20, 2006 and is exercisable at $1.31 per share, and (ii) 402,892 shares of common stock owned by Pamels Corp.

     (6) The sole shareholders of Pamels Corp. are Dr. Stephen A. Schulman and his spouse.

     (7) Does not include (i) 375,000 shares of common stock issuable upon the exercise of warrants held by Tara Capital, Inc. exercisable within sixty (60) days of this Prospectus; these warrants expire on March 6, 2006 (275,000 shares) and May 24, 2006 (100,000 shares) and are exercisable at prices ranging from $1.13 to $1.70 per share, and (ii) 275,977 shares of common stock owned by Tara Capital, Inc., a corporation of which Mr. Shapiro is a 10% shareholder but disclaims beneficial ownership of these securities.

     (8) Includes warrants to purchase 375,000 shares of common stock exercisable within sixty (60) days of the date of this Prospectus; these warrants expire on March 6, 2006 (275,000 shares) and May 24, 2006 (100,000 shares) and are exercisable at prices ranging from $1.13 to $1.70 per share.

     (9) Includes (i) 12,500 shares of common stock issuable upon the exercise of a warrant exercisable within sixty (60) days of this Prospectus; this warrant expires on May 20, 2006 and is exercisable at $1.31 per share and (ii) 525,977 shares of common stock owned by Bocara Corp.

     (10) The sole shareholders of Bocara Corp. are Robert L. Blessey and his spouse.

     (11) Includes warrants to purchase 62,500 shares of common stock exercisable within sixty (60) days of the date of this Prospectus; these warrants expire on March 6, 2006 (50,000 shares) and June 30, 2006 (12,500 shares) and are exercisable at prices ranging from $1.13 to $1.31 per share.

     (12) Includes an option to purchase 45,000 shares of common stock exercisable within sixty (60) days of the date of this Prospectus; such option expires on August 2, 2006 and is exercisable at $1.90 per share.

     (13) Includes (i) 125,000 shares of common stock issuable upon the exercise of an Investor Warrant which is exercisable at $4.00 per share within sixty (60) days of this Prospectus; this warrant expires on November 28, 2009 and (ii) 250,000 shares of common stock and 125,000 shares of common stock issuable upon the exercise of an Investor Warrant which is exercisable at $4.00 per share within sixty (60) days of this Prospectus and expires on December 28, 2009. Such securities are held by Arnold Venture Fund, L.P., a limited partnership controlled by Edward Arnold.

     (14) Includes an aggregate of 1,142,203 shares of common stock and warrants and options to purchase an aggregate of 112,500 shares of common stock exercisable within sixty (60) days of the date of this Prospectus, which securities are owned by Pamels Corp., Tara Capital, Inc. and Bocara Corp. (see Notes 5, 8 and 9 above) but excludes 275,977 shares of common stock owned by Tara Capital, Inc. (see Note 7 above).

     We are not aware of any arrangement that might result in a change of control in the future.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation ("Articles") and its By-Laws. The Company's authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share and 2,000,000 shares of preferred stock, $1.00 par value per share.

Common Stock

     As of the date hereof, there are 7,767,011 shares of our common stock issued and outstanding (including 346,758 shares of common stock held in the Company's treasury). Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock to be issued in connection with the exercise of options under the Option Plan and outstanding common stock purchase warrants, will be fully paid and non-assessable when issued.

     Holders of shares of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of our common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Preferred Stock

     The Board of Directors of the Company has the authority to divide the authorized preferred stock into series and the shares of each series will have such relative rights, powers and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on our common stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of our common stock or to purchase or redeem shares of a particular series of our authorized preferred stock. Depending upon the voting rights granted to the holders of any series of authorized preferred stock, the issuance thereof could result in a reduction in the voting power of the holders of shares of our common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of our preferred stock will receive, in priority over the holders of shares of our common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized shares of our preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized shares of our preferred stock could result in a reduction in the assets available for distribution to the holders of shares of our common stock in the event of the liquidation of the Company.

     As of the date hereof, there are 2,962 shares of our preferred stock issued and outstanding, of which 170 shares are designated as Series B Preferred Stock, 92 shares are designated as Series E Preferred Stock, and 2,700 shares are designated as Series F Preferred Stock.

     The holders of the Series B preferred shares are entitled to annual dividends of $3.50 per share, provided that the Company has attained annual after tax earnings of more than $200,000, and have a liquidation preference in connection with any involuntary liquidation of the Company of $87.50 per share. The shares of Series B preferred stock are redeemable by the Company at $87 per share. There were approximately $1,000 in accumulated unpaid dividends on this Series of preferred stock as of December 31, 2004. No dividends on this Series of Preferred Stock were declared in 2003 or 2004. The holders of the Series E preferred shares are entitled to annual dividends of $.10 per share, provided that the Company has attained after tax earnings of more than $200,000. The shares of Series B preferred stock are redeemable by the Company at $87 per share. There were approximately $18 in accumulated unpaid dividends on this Series of preferred stock as of December 31, 2004. No dividends on this Series of preferred stock were declared in 2003 or 2004. The holders of the Series F preferred shares are entitled to annual dividends of $8 per share in any year in which the Company's net after tax income exceeds $500,000. The shares of Series F preferred stock are redeemable by the Company at $1 per share. There were approximately $43,000 in accumulated unpaid dividends on this series of preferred stock as of December 31, 2004. No dividends on this series of preferred stock were declared in 2003 or 2004.

     We agreed, pursuant to the terms of the Placement Agency Agreement, to use our best efforts to redeem all of such outstanding shares of preferred stock as soon as practicable after January 13, 2005.

The Warrants

     Each of the Investor Warrants issued to the purchasers in the Private Placement and the Placement Agent Warrants issued to the Placement Agent (and its designees) in the Private Placement (collectively, the "Warrants") entitles the holder thereof to purchase at any time for a period of five years from the date of issuance, a specified number of shares of our common stock at an initial exercise price equal to $4.00 per share with respect to the Investor Warrants and $2.00 per share with respect to the Placement Agent Warrants.

     After the expiration of the term of the Warrants, Warrant holders will have no further rights to exercise such Warrants. The Warrants may be exercised by surrendering the certificate evidencing the Warrant to the Company along with the form of election to purchase properly completed and executed, together with payment of the exercise price, if applicable, and any transfer tax. If less than all of the shares of common stock reserved for issuance upon the exercise of any Warrant are acquired on the exercise thereof, a new Warrant will be issued for the remaining number of shares of common stock not so exercised under any such Warrant. Payment of the exercise price may be made by cash or certified or official bank check in an amount equal to the exercise price. Holders of the Placement Agent Warrants have cashless exercise privileges as and to the extent set forth in such Warrants. Warrant certificates may be exchanged for new certificates of different denominations or transferred to designated transferees.

     The Warrants may be exercised only for full shares of our common stock. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock upon the exercise of any Warrant. Warrant holders do not have any voting or other rights as a stockholder of the Company prior to the exercise of the Warrant. If and to the extent that any of the Investor Warrants are exercised, we will pay the Placement Agent a fee of 3% of the gross proceeds received by us from any such exercise.

     The exercise price and the number of shares of our common stock purchasable upon the exercise of each Warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and stock splits. Additionally, the Warrants include both full ratchet anti-dilution protection for issuances of our common stock at less than $2.00 per share and weighted average anti-dilution protection with respect to issuances of warrants or options to purchase shares of our common stock which are exercisable at less than $4.00 per share (including, in both instances, "carve outs" for, among other issuances, issuances to officers, directors, employees, consultants or advisors pursuant to stock option or restricted stock purchase plans approved by our Board of Directors, which securities are issued at fair market value on the date of issuance, and issuances of securities pursuant to agreements that were in effect as of October 14, 2004). No adjustment in the exercise price of the Warrants will be required unless cumulative adjustments require an adjustment of at least $0.01 per share. Notwithstanding the foregoing, in case of any consolidation, merger, or sale of all or substantially all of the assets of the Company, the holder of each of the Warrants will have the right, upon the subsequent exercise thereof, to receive the kind and amount of shares and other securities and property (including cash) that such holder would have been entitled to receive by virtue of any such transaction had the Warrants been exercised immediately prior to such transaction.

     The Warrants may be redeemed by us on thirty (30) days prior written notice at a redemption price of $0.05 per Warrant provided that: (i) all of the Warrants are redeemed by us, (ii) the average market price per share equals or exceeds $6.50 for twenty (20) consecutive trading days ending on the date of the Company's notice of redemption, and (iii) a registration statement covering the shares of common stock which are the subject of the Warrants is filed under the Securities Act, is declared effective and remains effective through the date fixed for redemption of the Warrants. The Warrants will remain exercisable until the expiration of the thirty (30) day period covered by any such notice of redemption.

Registration Rights

     In connection with the issuance of our securities in the Private Placement, we agreed with the purchasers and the Placement Agent to file a Registration Statement with the Commission by February 27, 2005, for purposes of registering the Shares sold to such purchasers as well as the shares of our common stock underlying the Warrants and use our good faith best efforts to cause such Registration Statement to become effective no later than June 12, 2005. If the Registration Statement is not filed by February 27, 2005, does not become effective by June 12, 2005, or does not remain effective for any thirty (30) consecutive day period thereafter, then the number of Shares, and the number of shares of our common stock underlying the Warrants, will be increased by 2% for each thirty (30) day period after February 27, 2005, June 12, 2005, or after any such thirty (30) day period that the Registration Statement does not remain effective, as applicable. We also agreed to keep such Registration Statement effective until the earlier of (i) the third anniversary of the first date on which none of the Warrants remain unexercised or unexpired, or (ii) the date on which all of the Shares may be sold without restriction under Rule 144 under the Securities Act, and all of the shares of our common stock underlying the Warrants may be sold without restriction under Rule 144 during any ninety (90) day period in accordance with such Rule.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 2003, and for the year then ended, as listed below and included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Moore Stephens, P.C., independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission under the Securities Act, a Registration Statement on Form SB-2 with respect to the shares of its common stock which are covered by this Prospectus. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made hereby to the Registration Statement for further information with respect to the Company and its common stock.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

     No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities which are covered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                           THE SAGEMARK COMPANIES LTD.

Financial Statements of the Company

Independent Auditors' Reports...........................................    F-2

Financial Statements:

      Consolidated Balance Sheet as of September 30, 2004 (unaudited)
      and December 31,2003..............................................    F-3

      Consolidated Statements of Operations for the Nine Months Ended
      September 30, 2004 and 2003 (unaudited) and for the Years Ended
      December 31, 2003 and 2002........................................    F-5

      Consolidated Statements of Comprehensive Income (Loss) for the
      Nine Months Ended September 30, 2004 and 2003 (unaudited) and
      for the Years Ended December 31, 2003 and 2002....................    F-7

      Consolidated Statements of Shareholders Equity for the Nine
      Months Ended September 30, 2004 (unaudited) and the Years
      Ended December 31, 2003 and 2002..................................    F-8

      Consolidated Statements of Cash Flow for the Nine Months Ended
      September 30, 2004 and 2003 (unaudited) and for the Years Ended
      December 31, 2003 and 2002........................................    F-9

      Notes to Consolidated Financial Statements........................    F-12

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of The Sagemark Companies Ltd.
New York, New York


We have audited the accompanying consolidated balance sheet of The Sagemark Companies Ltd. (the "Company"), and its subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ MOORE STEPHENS, P.C.
Certified Public Accountants
Cranford, New Jersey

February 13, 2004

                  THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                     September 30,  December 31,
                                                                     -------------  ------------
                                                                        2 0 0 4        2 0 0 3
                                                                        -------        -------
                                                                      (Unaudited)
Assets:
Current Assets:
   Cash                                                              $    519,000   $    526,000
   Patient accounts receivable, net                                       349,000        527,000
   Management fees receivable                                             290,000        239,000
   Marketable securities, current                                          14,000          6,000
   Other current assets                                                   205,000        123,000
                                                                     ------------   ------------
   Total Current Assets                                                 1,377,000      1,421,000
                                                                     ------------   ------------

Fixed Assets:
   Furniture, fixtures, equipment and
     leasehold improvements, net                                        4,642,000      5,527,000
   Equipment held under capitalized lease obligations, net                126,000        159,000
                                                                     ------------   ------------

   Total Fixed Assets                                                   4,768,000      5,686,000
                                                                     ------------   ------------

Other Assets:
   Goodwill                                                             4,811,000             --
   Investment in unconsolidated affiliate                               2,778,000      2,080,000
   Marketable securities, restricted                                        2,000          1,000
   Other assets                                                           284,000        201,000
                                                                     ------------   ------------

   Total Other Assets                                                   7,875,000      2,282,000
                                                                     ------------   ------------

   Total Assets                                                      $ 14,020,000   $  9,389,000
                                                                     ============   ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                     September 30,   December 31,
                                                                     -------------   ------------
                                                                        2 0 0 4         2 0 0 3
                                                                        -------         -------
                                                                      (Unaudited)
Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable                                                  $    945,000    $    717,000
   Accounts payable, related party                                        576,000         307,000
   Accrued payroll                                                          8,000         235,000
   Accrued dividends                                                       44,000          44,000
   Other accrued expenses                                                 123,000         149,000
   Current portion of notes payable                                     1,096,000       1,224,000
   Current portion of capitalized lease obligations                        47,000          42,000
                                                                     ------------    ------------

   Total Current Liabilities                                            2,839,000       2,718,000
                                                                     ------------    ------------

Long-Term Debt:
   Notes payable, net of current portion                                4,141,000       4,693,000
   Subordinated notes payable                                             392,000         392,000
   Deferred interest on subordinated notes payable                         63,000          36,000
   Capitalized lease obligations, net of current portion                   91,000         127,000
                                                                     ------------    ------------

   Total Long-Term Debt                                                 4,687,000       5,248,000
                                                                     ------------    ------------

Minority Interest                                                         579,000         184,000
                                                                     ------------    ------------

Commitments and Contingencies                                                  --              --

Shareholders' Equity:
   Preferred stock, par value $1.00 per share                               3,000           3,000

   Common stock, par value $.01 per share, (25,000,000
     Shares authorized, 4,017,011 in 2004 and 2,432,011
     in 2003 Shares issued and 3,670,253 in 2004 and
     2,085,253 in 2003 shares outstanding)                                 40,000          24,000

   Additional paid-in-capital, common stock                            65,656,000      60,565,000

   Accumulated other comprehensive [loss]                                 (35,000)        (44,000)

   Accumulated deficit                                                (58,057,000)    (57,613,000)

   Deferred compensation expense                                           (6,000)        (10,000)

   Less common stock (346,758 shares in 2004 and 2003) in
     Treasury, at cost                                                 (1,686,000)     (1,686,000)
                                                                     ------------    ------------

   Total Shareholders' Equity                                           5,915,000       1,239,000
                                                                     ------------    ------------

   Total Liabilities and Shareholders' Equity                        $ 14,020,000    $  9,389,000
                                                                     ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                            Nine months ended                  Years ended
                                                              September 30,                    December 31,
                                                              -------------                    ------------
                                                          2 0 0 4         2 0 0 3         2 0 0 3         2 0 0 2
                                                          -------         -------         -------         -------
                                                        (Unaudited)     (Unaudited)
Revenues:
  Net patient service revenue                          $  2,177,000    $  1,641,000    $  2,345,000    $  1,598,000
  Management fees                                         2,499,000       1,002,000       1,971,000              --
                                                       ------------    ------------    ------------    ------------

  Total Revenues                                          4,676,000       2,643,000       4,316,000       1,598,000
                                                       ------------    ------------    ------------    ------------

Operating Expenses:
  Salaries, payroll taxes and
    Fringe benefits                                         747,000         825,000       1,128,000       1,014,000
  Professional fees                                         247,000         162,000         235,000         294,000
  Consulting fees                                                --              --              --          46,000
  Billing and collection fees - related party                70,000          42,000          62,000          48,000
  Legal fees, related party                                 174,000          97,000         150,000         205,000
  Depreciation and amortization                             961,000         898,000       1,218,000         392,000
  Patient service costs and expenses -
    FDG (1)                                                 597,000         394,000         568,000         362,000
  Patient service costs and expenses -
    Related party                                            19,000          28,000          38,000          21,000
  Equipment maintenance                                     317,000          83,000         144,000          46,000
  Patient service costs and expenses - other                129,000          67,000          99,000          50,000
  Radiology expense                                         159,000         133,000         181,000         112,000
  Rent expense - related party                               51,000          51,000          68,000          68,000
  Bad debt expense                                           38,000          27,000          28,000          24,000
  Other general and administrative
    Expenses                                                970,000       1,118,000       1,400,000         816,000
                                                       ------------    ------------    ------------    ------------

  Total Operating Expenses                                4,479,000       3,925,000       5,319,000       3,498,000
                                                       ------------    ------------    ------------    ------------

  Income (Loss) From Operations                             197,000      (1,282,000)     (1,003,000)     (1,900,000)

Interest Expense                                           (459,000)       (473,000)       (649,000)       (201,000)

Interest Income, Investments                                  1,000          11,000          16,000          10,000

Other Income                                                  2,000          18,000          12,000              --
                                                       ------------    ------------    ------------    ------------

Loss From Operations Before Share
  of Earnings of Unconsolidated
  Affiliate and Minority Interest
  in (Income) Loss of Subsidiaries                         (259,000)     (1,726,000)     (1,624,000)     (2,091,000)

Share of Earnings of Unconsolidated
  Affiliate                                                 698,000         185,000         218,000           1,000

Minority Interest in (Income) Loss
  of Subsidiaries                                          (395,000)          1,000        (178,000)          8,000
                                                       ------------    ------------    ------------    ------------

Income (Loss) Before Income
  Tax Provision - Forward                              $     44,000    $ (1,540,000)   $ (1,584,000)   $ (2,082,000)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                   Nine months ended                   Years ended
                                                     September 30,                     December 31,
                                                     -------------                     ------------
                                                2 0 0 4          2 0 0 3          2 0 0 3         2 0 0 2
                                                -------          -------          -------         -------
                                              (Unaudited)       (Unaudited)
  Income (Loss) Before Income
   Tax Provision - Forwarded                 $      44,000    $  (1,540,000)   $  (1,584,000)  $  (2,082,000)

Income Tax Provision                               (23,000)          (5,000)              --              --
                                             -------------    -------------    -------------   -------------

  Net Income (Loss)                          $      21,000    $  (1,545,000)   $  (1,584,000)  $  (2,082,000)
                                             =============    =============    =============   =============

Earnings (Loss) Per Common Share:
  Basic earnings (loss) per common
   share                                     $        0.01    $       (0.80)   $       (0.80)  $       (1.40)
                                             =============    =============    =============   =============
  Diluted earnings (loss) per common
   share                                     $        0.01    $       (0.80)   $       (0.80)  $       (1.40)
                                             =============    =============    =============   =============


Weighted Average Number of
  Common Shares:
  Basic                                          2,686,050        1,942,615        1,969,581       1,486,932
                                             =============    =============    =============   =============
  Diluted                                        2,993,567        1,942,615        1,969,581       1,486,932
                                             =============    =============    =============   =============

(1) fluro-deoxy-glucose

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------

                                                    Nine months ended                 Years ended
                                                      September 30,                   December 31,
                                                      -------------                   ------------
                                                  2 0 0 4        2 0 0 3         2 0 0 3         2 0 0 2
                                                  -------        -------         -------         -------
                                                (Unaudited)    (Unaudited)
Net Income (Loss)                              $     21,000   $ (1,545,000)   $ (1,584,000)   $ (2,082,000)

Other Comprehensive Income (Expense):
  Unrealized holding gains (losses) on
   available for sale securities                      9,000         (8,000)        (17,000)        (10,000)
                                               ------------   ------------    ------------    ------------

  Comprehensive Income (Loss)                  $     30,000   $ (1,553,000)   $ (1,601,000)   $ (2,092,000)
                                               ============   ============    ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                  Preferred                                                  Additional
                                                    Shares                                      Common        Paid-in
                                                    Issued         Common                       Stock,        Capital,
                                                     and           Shares       Preferred         Par          Common
                                                 Outstanding       Issued         Stock          Value          Stock
                                                 -----------       ------         -----          -----          -----
Balance - December 31, 2001                             2,962      1,670,343   $      3,000   $     17,000   $ 58,217,000

Unrealized investment holding (losses)                     --             --             --             --             --
Shares returned in exchanged for transfer of
   interest in limited partnership                         --             --             --             --             --
Shares issued under private placement offering             --        321,668             --          3,000        961,000
Offering costs                                             --             --             --             --        (48,000)
Issuance of common stock purchase warrant                  --             --             --             --        276,000
Deferred stock compensation                                --             --             --             --             --
Net (loss)                                                 --             --             --             --             --
                                                 ------------   ------------   ------------   ------------   ------------

   Balance - December 31, 2002                          2,962      1,992,011          3,000         20,000     59,406,000

Unrealized investment holding (losses)                     --             --             --             --             --
Forgiveness of accrued executive salaries                  --             --             --             --        293,000
Cancellation of stock purchase warrants                    --             --             --             --       (214,000)
Issuance of common shares                                  --        440,000             --          4,000      1,096,000
Offering costs                                             --             --             --             --        (29,000)
Issuance of common stock purchase warrant                  --             --             --             --         13,000
Deferred stock compensation                                --             --             --             --             --
Distributions to minority interest investors               --             --             --             --             --
Net (loss)                                                 --             --             --             --             --
                                                 ------------   ------------   ------------   ------------   ------------

   Balance - December 31, 2003                          2,962      2,432,011          3,000         24,000     60,565,000

Unrealized investment holding gains                        --             --             --             --             --
Issuance of common shares                                  --      1,585,000             --         16,000      5,220,000
Offering costs                                             --             --             --             --       (129,000)
Deferred stock compensation                                --             --             --             --             --
Distributions to minority interest investors               --             --             --             --             --
Net income                                                 --             --             --             --             --
                                                 ------------   ------------   ------------   ------------   ------------

   Balance - September 30, 2004 (unaudited)             5,924      4,017,011   $      3,000   $     40,000   $ 65,656,000
                                                 ============   ============   ============   ============   ============

                                                    Accumulated
                                                       Other                           Less                             Total
                                                   Comprehensive                      Common         Deferred       Shareholders'
                                                       Income       Accumulated        Stock       Compensation        Equity
                                                       (Loss)         Deficit       in Treasury       Expense         (Deficit)
                                                       ------         -------       -----------       -------         ---------
Balance - December 31, 2001                         $    (17,000)   $(53,731,000)   $   (247,000)   $     (5,000)   $  4,237,000

Unrealized investment holding (losses)                   (10,000)             --              --              --         (10,000)
Shares returned in exchanged for transfer of
   interest in limited partnership                            --              --      (1,439,000)             --      (1,439,000)
Shares issued under private placement offering                --              --              --              --         964,000
Offering costs                                                --              --              --              --         (48,000)
Issuance of common stock purchase warrant                     --              --              --        (276,000)             --
Deferred stock compensation                                   --              --              --          58,000          58,000
Net (loss)                                                    --      (2,082,000)             --              --      (2,082,000)
                                                    ------------    ------------    ------------    ------------    ------------

   Balance - December 31, 2002                           (27,000)    (55,813,000)     (1,686,000)       (223,000)      1,680,000

Unrealized investment holding (losses)                   (17,000)             --              --              --         (17,000)
Forgiveness of accrued executive salaries                     --              --              --              --         293,000
Cancellation of stock purchase warrants                       --              --              --         214,000              --
Issuance of common shares                                     --              --              --              --       1,100,000
Offering costs                                                --              --              --              --         (29,000)
Issuance of common stock purchase warrant                     --              --              --         (13,000)             --
Deferred stock compensation                                   --              --              --          12,000          12,000
Distributions to minority interest investors                  --        (216,000)             --              --        (216,000)
Net (loss)                                                    --      (1,584,000)             --              --      (1,584,000)
                                                    ------------    ------------    ------------    ------------    ------------

   Balance - December 31, 2003                           (44,000)    (57,613,000)     (1,686,000)        (10,000)      1,239,000

Unrealized investment holding gains                        9,000              --              --              --           9,000
Issuance of common shares                                     --              --              --              --       5,236,000
Offering costs                                                --              --              --              --        (129,000)
Deferred stock compensation                                   --              --              --           4,000           4,000
Distributions to minority interest investors                  --        (465,000)             --              --        (465,000)
Net income                                                    --          21,000              --              --          21,000
                                                    ------------    ------------    ------------    ------------    ------------

   Balance - September 30, 2004 (unaudited)         $    (35,000)   $(58,057,000)   $ (1,686,000)   $     (6,000)   $  5,915,000
                                                    ============    ============    ============    ============    ============

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                      Nine months ended              Years ended
                                                        September 30,                December 31,
                                                        -------------                ------------
                                                   2 0 0 4        2 0 0 3        2 0 0 3        2 0 0 2
                                                   -------        -------        -------        -------
                                                 (Unaudited)    (Unaudited)
Cash Flows - Operating Activities
  Net income (loss)                              $    21,000    $(1,545,000)   $(1,584,000)   $(2,082,000)
  Adjustments to reconcile net loss to net
   Cash - operations:
   Share of earnings of unconsolidated
     Affiliates                                     (698,000)      (185,000)      (218,000)        (1,000)
   Depreciation and amortization                     961,000        898,000      1,218,000        392,000
   Stock option compensation expense                   4,000         13,000         12,000         58,000
   Bad debt expense                                   38,000         27,000         28,000         24,000
   Minority interest in income (loss)
     Of subsidiaries                                 395,000         (1,000)       178,000         (8,000)
   Other operating adjustments                            --        (11,000)       (12,000)            --

  Change in assets and liabilities:
   Patient accounts receivable - net                 140,000       (311,000)      (311,000)        30,000
   Management fees receivable - net                  (51,000)            --       (239,000)            --
   Other current assets                              (82,000)       (90,000)       (22,000)       (26,000)
   Accounts payable                                  266,000        181,000        267,000        102,000
   Accounts payable - related parties                231,000        126,000        138,000        169,000
   Accrued payroll and related expenses               98,000         21,000        357,000        304,000
   Other accrued expense                             (26,000)       202,000        125,000        (25,000)
   Deferred interest on subordinated debt             27,000         23,000         33,000          3,000
                                                 -----------    -----------    -----------    -----------

  Net Cash - Operating Activities -
   Forward                                         1,324,000       (652,000)       (30,000)    (1,060,000)
                                                 -----------    -----------    -----------    -----------

Cash Flows - Investing Activities
  Advances made on notes receivable -
   Related party                                          --        (61,000)       (61,000)       (20,000)
  Repayments of notes receivable -
   Related party                                          --         81,000         81,000             --
  Capital expenditures                               (26,000)    (2,400,000)    (2,427,000)    (2,912,000)
  Premise lease deposits                                  --             --        (27,000)       (31,000)
  Other investing activities                        (100,000)        34,000         36,000        (66,000)
                                                 -----------    -----------    -----------    -----------

  Net Cash - Investing Activities -
   Forward                                       $  (126,000)   $(2,346,000)   $(2,398,000)   $(3,029,000)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                 Nine months ended                 Years ended
                                                                   September 30,                   December 31,
                                                                   -------------                   ------------
                                                              2 0 0 4         2 0 0 3         2 0 0 3         2 0 0 2
                                                              -------         -------         -------         -------
                                                            (Unaudited)     (Unaudited)
  Net Cash - Operating Activities -
   Forwarded                                               $  1,324,000    $   (652,000)   $    (30,000)   $ (1,060,000)
                                                           ------------    ------------    ------------    ------------

  Net Cash - Investing Activities -
   Forwarded                                                   (126,000)     (2,346,000)     (2,398,000)     (3,029,000)
                                                           ------------    ------------    ------------    ------------

Cash Flows - Financing Activities
  Loan proceeds                                                 113,000       2,298,000       2,299,000       2,919,000
  Subordinated debt proceeds                                         --         192,000         192,000              --
  Proceeds from private placement
   Offering                                                     100,000       1,000,000         850,000         964,000
  Payments on notes payable                                    (793,000)       (362,000)       (650,000)       (206,000)
  Deferred financing costs                                           --         (41,000)        (40,000)        (59,000)
  Payments on capital lease obligations                         (31,000)        (25,000)        (34,000)        (18,000)
  Deferred offering costs                                      (129,000)        (16,000)        (29,000)        (48,000)
  Distributions to minority interest
   Investors                                                   (465,000)        (62,000)       (216,000)             --
                                                           ------------    ------------    ------------    ------------

  Net Cash - Financing Activities                            (1,205,000)      2,984,000       2,372,000       3,552,000
                                                           ------------    ------------    ------------    ------------

  Net Change in Cash and Cash
   Equivalents                                                   (7,000)        (14,000)        (56,000)       (537,000)

Cash - Beginning of Periods                                     526,000         582,000         582,000       1,119,000
                                                           ------------    ------------    ------------    ------------

  Cash - End of Periods                                    $    519,000    $    568,000    $    526,000    $    582,000
                                                           ============    ============    ============    ============

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:
   Interest                                                $    432,000    $    450,000    $    616,000    $    201,000
   Income taxes                                            $     23,000    $      5,000    $      6,000    $      1,000

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Supplementary Disclosures of Non-Cash Investing and Financing Activities:

During the nine months ended September 30, 2004:

Theodore Shapiro, a Director of the Company and its Chief Executive Officer exchanged $325,000 of accrued salary for 130,000 shares of common stock.

On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill.

During the nine months ended September 30, 2003:

The Company entered into capitalized lease obligations having an aggregate net present value of $111,000 resulting in a non cash increase in fixed assets.

During the year ended December 31, 2003

During 2003, the Company entered into capital lease obligations having an aggregate net present value of $111,000 resulting in a non cash increase in fixed assets.

During 2003, Dr. Stephen A. Schulman, a Director of the Company and the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., a wholly owned subsidiary, forgave $293,000 of accrued salaries owed to him. The $293,000 reduction in accrued salaries is presented in the financial statements as additional paid-in capital.

During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

During the year ended December 31, 2002

On March 12, 2002 the Company transferred a 27% limited partnership interest in Trident Growth Fund, LLP, formerly Sagemark Capital, LLP, to Technology Acquisitions Ltd. in exchange for 266,662 shares of the Company's Common Stock owned by Technology Acquisitions Ltd. The transaction increased the Company's Treasury Stock, at cost, by $1,439,000 and decreased the Company's net investment in Sagemark Capital, LLP by $1,439,000. The transaction reduced the number of Common shares outstanding by 266,662 shares and increased the number of Common shares held in treasury to 346,758.

In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. On January 31, 2003 the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of our common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies

Organization - The Sagemark Companies Ltd. ("Sagemark", the "Company" or the "Registrant"), (formerly Consolidated Technology Group Ltd., formerly Sequential Information Systems, Inc.) is a publicly held New York corporation organized in 1961.

Sagemark acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock on May 14, 2001 pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, Premier's Founders were entitled to receive an aggregate of 1,917,000 additional shares of Sagemark's common stock (319,500 shares of Sagemark's common stock for each of the first six PET Centers established by Premier, if and when the PET Center achieves positive earnings before the deduction of interest expense, income taxes, depreciation and amortization during at least one month during the first eighteen months of each PET Center's operations. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders will reduce the number of share they are entitled to receive by 502,000 shares. However, in the event that the Company's newly planned PET Center located in Queens, NY (the "Queens PET Center") does not receive $350,000 working capital funding by February 29, 2004, any of the Premier Founders may provide notice to the Company whereupon this amendment to the Stock Purchase Agreement becomes null and void.

On March 29, 2001, Premier P.E.T. Imaging of Wichita, Inc. was formed as a wholly owned subsidiary of Premier. Effective March 29, 2002, Premier P.E.T. Imaging of Wichita, Inc. merged with and into Premier P.E.T. Imaging of Wichita, LLC. Premier P.E.T. Imaging of Wichita, LLC ("PET Wichita") is a wholly owned subsidiary of Premier and was created for the purpose of such merger.

On January 8, 2002, Premier PET Imaging of New Jersey, Inc. ("PET NJ") was formed as a wholly owned subsidiary of Premier. During the fourth quarter of 2002 Morris County PET Management LLC ("Morris Management") was capitalized by issuing 100 Membership Units (the "Morris Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On October 15, 2002, Premier purchased 77 Morris Units for a total of $200,200, and other investors had previously purchased 23 Morris Units for a total of $59,800. In each of November 2002 and July 2003, Premier sold 8 (an aggregate of 16 Morris Units) of its initial 77 Morris Units to other investors for a total of $41,600 and as of December 31, 2003 Premier owns 61% of Morris Management.

During the second and third quarters of 2002, Premier PET of Long Island LLC ("PET LI") was capitalized by issuing 100 Membership Units (the "Long Island Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On July 3, 2002, Premier P.E.T. Imaging International, Inc. purchased 51 Long Island Units for a total of $132,600, and on June 25, 2002, another investor purchased 49 Long Island Units for a total of $127,400. As of December 31, 2003, Premier owns 51% of PET LI.

During the first quarter of 2003, Hialeah PET Management LLC ("Hialeah Management") was capitalized by issuing 100 Membership Units (the "Hialeah Units") at a purchase price of $3,600 per unit of which $100 represents a capital contribution and $3,500 represents subordinated debt. Premier purchased 51 Hialeah Units for a total of $183,600, and other investors purchased 49 Hialeah Units for a total of $176,400. As of December 31, 2003, Premier owns 51% of Hialeah Management.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies (Continued)

Organization (Continued) - During the third quarter of 2003, P.E.T. Management of Queens, LLC ("Queens Management"), a New York limited liability company, was formed for the purpose of establishing and managing the Queens PET Center. Queens Management intends to offer limited partnership interests to potential investors. The Company intends to retain not less than a 70% equity interest in Queens Management through Premier's ownership of an equity interest therein.

Nature of Operations - Since May 14, 2001 the Company has been engaged in acquiring, organizing and operating outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). The diagnostic procedures we perform are used to detect cancer in the human body. The Company's PET Centers are organized through Premier.

As of December 31, 2003, Premier had established four PET Centers located in:
(1) Wichita, Kansas; (2) Parsippany, New Jersey; (3) Rockville Center, New York and, (4) Hialeah, Florida. The PET Center located in Wichita, Kansas reflects the operations of PET Wichita, a wholly owned subsidiary of Premier. The PET Center located in Parsippany, New Jersey reflects the operations of PET NJ, a wholly owned subsidiary of Premier, and is managed by Premier's 61% owned subsidiary, Morris Management. The PET Center located in Rockville Center, New York is an independently owned PET Center, Rockville PET Imaging, P.C., ("PET Rockville"), which is managed by Premier's 51% owned subsidiary, PET LI. The PET Center located in Hialeah, Florida is an independently owned PET Center, Eiber Radiology, Inc. ("Eiber Radiology"), which is managed by Premier's 51% owned subsidiary, Hialeah Management. Premier is in the process of establishing a fifth PET Center, the Queens PET Center, located in Queens, New York, which is intended to be managed through Queens Management.

PET Wichita started generating revenues in the third quarter of 2001. PET NJ started generating revenues in February 2003 and, pursuant to an Administrative Services Agreement, Morris Management is entitled to receive management fees payable by PET NJ from PET Center revenues that may not exceed $401,000 per month. PET Rockville started generating revenue in October 2002 and, pursuant to a Turnkey License and Services Agreement, PET LI is entitled to receive management fees payable by PET Rockville from PET Center revenues that may not exceed $250,000 per month during the first year of the agreement and $400,000 per month in subsequent years. The PET Center in Hialeah started generating revenues in February 2003 and pursuant to an Administrative Services Agreement, Hialeah Management is entitled to receive management fees payable from the independent Hialeah PET Center revenues in the amount of $250,000 for each of the first six months of the agreement, $300,000 for each of the second six months of the agreement and $400,000 for each month thereafter.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies (Continued)

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries through which it has direct and indirect controlling interests. In addition to the aforementioned operating entities, the Company has controlling ownership in SIS Capital Corp. ("SISC"), a wholly owned subsidiary of Sagemark, Premier Cyclotron International Corp., a wholly owned subsidiary of Sagemark, and Premier Pet Imaging of Arlington Heights, Inc., a wholly owned subsidiary of Premier. SISC holds the Company's marketable securities and both Premier Cyclotron International Corp. and Premier Pet Imaging of Arlington Heights, Inc. were inactive during 2003 and 2002. The Company's limited partnership investment in Trident Growth Fund LP is accounted for by the equity method because the Company no longer has effective control.

All significant intercompany balances and transactions have been eliminated. For consolidated subsidiaries that are not wholly owned, the Company eliminates the minority interest portion of any related profits and losses. The allocable losses of such minority interests are in excess of the Company's investment in such subsidiaries by $118,000 at December 31, 2003 of which $75,000 relates to Morris Management and $43,000 relates to Hialeah Management.

Cash - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2003, all of the Company's cash represents bank deposits.

Accounts Receivables - All of the Companies accounts receivable are reported at their net collectible amounts. The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The reserve for uncollectible accounts at December 31, 2003 was $29,000.

Marketable Securities - All of the Company's investments that are classified as marketable securities have readily determinable fair market values, are categorized as available-for-sale and are recorded at fair market value. Unrealized gains and losses are recorded as a separate component of stockholders' equity and are included in the statement of other comprehensive income (loss). Additionally, available-for-sale investments that are deemed to be permanently impaired are written down to fair market value and such write down is charged to earnings as a realized loss. As of December 31, 2003 the marketable securities that are classified as current assets represent the fair market value of the Company's investments in freely tradable shares and the marketable securities classified as long-term assets represent the fair market value of the Company's investment in restricted shares.

Fixed Assets - Furniture, fixtures, equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives which ranges from 2-7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over periods not in excess of applicable lease terms. Amortization of capitalized leases and leasehold improvements is included with depreciation expense. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies (Continued)

Investments in Unconsolidated Affiliates - The Company uses the equity method to account for its investment in affiliate, Trident Growth Fund, LP, for which the Company does not have effective control.

Long-Lived Assets - Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value. Based on this evaluation, as of December 31, 2003, the balances as reported in the accompanying balance sheet are expected to be fully recoverable. However, it is at least reasonably possible that management's estimate of future recoverability may change in the near term, thus resulting in an acceleration in or complete write-off of certain long-lived assets.

Revenue Recognition - Net patient service revenues are reported at the estimated net realizable amounts due from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments under reimbursement agreements with third-party payors. For the years ended December 31, 2003 and 2002, contractual adjustments amounted to approximately $1,419,000 and $656,000, respectively. The Company is not engaged in the practice of medicine and does not employ physicians. The Company has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors. The Company has historically not provided any significant amount of charity care. Management fees are recorded when earned pursuant to the underlying administrative services agreements.

Income Taxes - The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

Basic and Diluted Loss Per Share - Basic loss per share reflects the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share reflects basic loss per share, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities (warrants or options) into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on loss per share (i.e. reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of the common stock during the period.

During 2003, warrants and options to purchase an aggregate of 636,000 shares of common stock at prices ranging from $1.13 to $3.50 per share were outstanding. During 2002, warrants and options to purchase an aggregate of 720,000 shares of Common Stock at prices ranging from $1.13 to $3.45 per share were outstanding. For 2003 and 2002, all of the Company's potential common shares were anti-dilutive and a dual presentation of loss per share is not presented. Such items may dilute earnings per share in the future.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company's investment in unconsolidated affiliate is estimated to approximate its equity method balance and the fair value of furniture, fixtures and equipment is estimated to approximate their net book values. The fair value of capital lease and note payable obligations as recorded approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2003, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2003 the Company had $93,000 of cash balances in excess of federally insured limits. A majority of the Company's net patient service revenue and accounts receivable were generated from two customers. During 2003, $1,085,000, or 46% of net patient service revenue was from one governmental agency, $552,000, or 23% of net patient service revenue was from one commercial health insurance carrier and $134,000, or 5% of net patient service revenue was from an entity owned by Dr. Stephen A. Schulman, who is a director of the Company and the Chief Executive Officer of Premier. During 2002, $894,000, or 56% of net patient service revenue was from one governmental agency and $378,000, or 24% of net patient service revenue was from one commercial health insurance carrier. As of December 31, 2003, $186,000, or 35% of accounts receivable was from one governmental agency, $115,000, or 22% of accounts receivable was from one commercial health insurance carrier and $134,000, or 25% of accounts receivable was from an entity owned by Dr. Stephen A. Schulman. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments - The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No.
123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(1) Summary of Significant Accounting Policies (Continued)

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain 2002 items have been reclassified to conform to the December 31, 2003 presentation.

(2) Accounts Receivable

The Company's accounts receivables as of December 31, 2003 are summarized as follows:

                                        Patient      Management
                                       Accounts         Fees
                                      Receivable     Receivable        Total
                                     ------------   ------------   ------------
Accounts receivable                  $    789,000   $    239,000   $  1,028,000
Contractual allowances                   (233,000)            --       (233,000)
Allowance for doubtful accounts           (29,000)            --        (29,000)
                                     ------------   ------------   ------------

  Accounts receivable, net           $    527,000   $    239,000   $    766,000
  ------------------------           ============   ============   ============

As of December 31, 2003 $527,000 of the Company's accounts receivable are pledged as collateral for borrowings.

Changes in the allowance for doubtful accounts for the year ended December 31, 2003 is as follows:

                                           Year Ended
                                           December 31,
                                           ------------
                                             2 0 0 3
                                             -------
Balance at beginning of year               $   16,000
Provision for bad debts                        28,000
Doubtful accounts written-off                 (15,000)
                                           ----------

  Balance at end of year                   $   29,000
  ----------------------                   ==========

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(3) Furniture, Fixtures, Equipment and Leasehold Improvements

The Company's furniture, fixtures, equipment and leasehold improvements as of December 31, 2003 are summarized as follows:

Medical equipment                                                  $  6,131,000
Leasehold improvements                                                  968,000
Furniture and fixtures                                                   53,000
                                                                   ------------

Total at cost                                                         7,152,000
Accumulated depreciation                                             (1,625,000)
                                                                   ------------

Furniture, fixtures, equipment and leasehold improvements, net     $  5,527,000
--------------------------------------------------------------     ============

During 2003 and 2002, the Company recorded depreciation of $1,157,000 and $362,000, respectively. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings as of December 31, 2003.

(4) Equipment Held Under Capitalized Lease Obligations

The Company's equipment held under capitalized lease obligations as of December 31, 2003 are summarized as follows:

Computer equipment                                                 $    108,000
Furniture and equipment                                                 120,000
                                                                   ------------

Total                                                                   228,000
Accumulated amortization                                                (69,000)
                                                                   ------------

  Equipment held under capitalized lease obligations, net          $    159,000
  -------------------------------------------------------          ============

During 2003 and 2002, the Company recorded amortization of $39,000 and $22,000, respectively, related to equipment held under capitalized leases. Premier Health Services, Inc., whose Chief Executive Officer and Director is Dr. Stephen Schulman, has guaranteed approximately $11,000 of the outstanding lease obligations.

As of December 31, 2003, the future minimum lease payments under capital leases are as follows:

2004                                                    $    63,000
2005                                                         63,000
2006                                                         53,000
2007                                                         30,000
2008                                                          7,000
                                                        -----------

Total                                                       216,000
Less amount representing imputed interest                   (47,000)
                                                        -----------

Present value of net minimum capital lease payments         169,000
Current portion of capitalized lease obligations             42,000
                                                        -----------

Non current portion of capitalized lease obligations    $   127,000
----------------------------------------------------    ===========

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(5) Investment in Unconsolidated Affiliates

The Company committed to make $4,920,000 in capital contributions to Trident Growth Fund L.P. ("Trident" or the "Partnership") and, as of December 31, 2003, all but $188,000 of such contributions have been made. The Partnership's general partner has agreed to defer the remaining $188,000 capital contribution until all other Limited Partners make their required contributions and Trident fully invests all of its funds.

On March 12, 2002, the Company consummated a transaction pursuant to a Purchase Agreement with Technology Acquisitions Ltd. ("TAL") which was entered into on September 18, 2001 (the "TAL Purchase Agreement"). Pursuant to the terms of the TAL Purchase Agreement, the Company transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL (the "TAL Shares"). Following the consummation of the TAL Purchase Agreement, the Company owns an approximate 34.5% limited partnership interest in the Partnership (the "Remaining Limited Partnership Interest").

Additionally, the Partnership agreed to purchase the Remaining Limited Partnership Interest for a total purchase price of $2.6 million with and to the extent it received any proceeds from the sale of its debt or equity securities during a period which expired on September 30, 2002 from certain specified investors including Frank DeLape and Benchmark Equity Group, Inc., an entity in which Mr. DeLape is Chairman of the Board and Chief Executive Officer. Mr. DeLape is also an officer and shareholder of TAL, a former member of the Board of Directors of the Company and a general partner of Sagemark Management LLC, the General Partner of the Partnership. None of the Company's remaining Limited Partnership interest was purchased.

The Company's December 31, 2003 investment balance in Trident, under the equity method, is presented in the following table.

Total subscription at inception                        $  4,920,000
Subscription payable at inception                          (333,000)
                                                       ------------

Capital contributions paid-in at inception                4,587,000
Expenses allocated to trident in 1999                      (557,000)
Sale of 27% limited partnership interest                 (1,584,000)
Reduction in subscription payable balance upon
 sale of 27% limited partnership interest                   145,000
Cumulative equity method losses                            (511,000)
                                                       ------------

  Equity method investment balance                     $  2,080,000
  --------------------------------                     ============

At December 31, 2003 the equity method investment balance of $2,080,000 is $943,000 less than the amount of underlying equity in net assets, $3,023,000; because of unrealized appreciation in investments.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(5) Investment in Unconsolidated Affiliates (Continued)

The condensed results of operations and financial position of Trident is summarized in the following table.

                                                                     Years ended
                                                                     December 31,
                                                                     ------------
                                                               2 0 0 3          2 0 0 2
                                                               -------          -------
Income                                                       $ 2,681,000     $ 2,479,000
Operating expenses                                            (2,073,000)     (1,612,000)
Investment gains (losses)                                         21,000        (866,000)
                                                             -----------     -----------

  Net income                                                 $   629,000     $     1,000
  ----------                                                 ===========     ===========

As of December 31, 2003

Investments at fair value                                    $26,028,000
Other assets                                                   1,661,000
Sba debentures                                               (18,365,000)
Other liabilities                                               (562,000)
                                                             -----------


  Partnership capital                                        $ 8,762,000
  -------------------                                        ===========

(6) Marketable Securities

The Company's investment in marketable securities is detailed in the following tables.

Current marketable securities as of December 31, 2003

Common stock at cost                                         $    50,000
Unrealized holding loss                                          (44,000)
                                                             -----------

  Market value                                               $     6,000
  ------------                                               ===========

Restricted marketable securities as of December 31, 2003

Restricted securities at cost                                $    38,000
Realized loss for permanent decline in value,
  recognized in 1998                                             (37,000)
                                                             -----------

  Market value                                               $     1,000
  ------------                                               ===========

The change in net unrealized holding loss on marketable securities is summarized in the following table.

As of December 31, 2003

Beginning balance                                            $   (27,000)
Current net change in unrealized holding loss                    (17,000)
                                                             -----------

  Ending balance                                             $   (44,000)
  --------------                                             ===========

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(7) Notes Payable

As of December 31, 2003, amounts outstanding on notes payable consist of the following:

PET Wichita (a)                                             $  1,245,000
PET NJ (b)                                                     1,640,000
PET LI (c)                                                     1,526,000
Hialeah Management (d)                                         1,506,000
                                                            ------------

Total senior notes payable                                     5,917,000
Less:  current portion of senior notes payable                 1,224,000
                                                            ------------

  Long-term portion senior of notes payable                 $  4,693,000
  -----------------------------------------                 ============

The aggregate maturities of the notes payable are follows:

Year Ending
December 31,                                                    Amount
------------                                                    ------

   2004                                                     $  1,224,000
   2005                                                        1,346,000
   2006                                                        1,483,000
   2007                                                        1,280,000
   2008                                                          584,000
                                                            ------------

   Total maturities of senior notes payable                 $  5,917,000
   ----------------------------------------                 ============

During 2003 and 2002 interest expense on the notes payable was $589,000 and $179,000, respectively.

(a) In April 2001, PET Wichita obtained $1.758 million in medical equipment and leasehold improvement financing from DVI Financial Services, Inc. ("DVI") to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET Wichita. The loan has a term of sixty-six months commencing September 25, 2001 and a fixed rate of interest of 10.60%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Sagemark and Premier have guaranteed the financing. The Company paid a non-refundable $16,200 commitment fee to DVI. The loan agreement has various covenants, including a debt to tangible net worth ratio of no more than three to one, a cash balance of $500,000; restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of PET Wichita.

(b) On October 24, 2001, the Company obtained a commitment for $1.784 million in medical equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET NJ. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.35%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. The Company paid a non-refundable $18,250 commitment fee to DVI. The loan agreement has various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier and PET NJ. As of December 31, 2003 all of the $1,784,000 financing has been utilized. Loan is guaranteed by Premier, PET NJ and Morris Management.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(7) Notes Payable (Continued)

(c) On September 19, 2002, the Company obtained $1.659 million in equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish the PET Center in Rockville Centre that is managed by PET LI. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.50%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Premier and PET Wichita have guaranteed the financing. Premier pledged its equity interest in PET LI as collateral security for such loan and $140,000 of the loan is jointly and severally personally guaranteed by Dr. Stephen A. Schulman, Chief Executive Officer of Premier and a Director of the Company; and Theodore Shapiro, President, Chief Executive Officer and a Director of the Company. The personal guarantees will be released after eighteen months, if certain specified financial conditions are met. The Company paid a non-refundable $15,400 commitment fee to DVI. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. As of December 31, 2003 all of the $1,659,000 financing has been utilized. Loan is guaranteed by Premier and PET LI.

(d) On March 31, 2003, the Company executed a loan agreement with DVI Financial Services, Inc. ("DVI"). The loan agreement provides for a maximum loan of $1,734,000. During the second quarter of 2003, $1,498,000 of the loan was used to purchase PET Scanning Equipment and $77,000 was used to pay for a portion of the leasehold improvements necessary to establish the Hialeah PET Center and $159,000 remains unfunded. On August 25, 2003, DVI announced that it had filed voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and it is uncertain whether the remaining $159,000 of the total financing commitment will be funded. Premier pledged its equity interest in Hialeah Management as collateral security for such loan. Loan is guaranteed by Premier and Hialeah Management.

The Company's equipment and leasehold improvement loan agreements with DVI, its senior creditor, require that it maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of December 31, 2003, the Company's debt to tangible net worth ratio is less than three to one and as a result we do not meet the tangible net worth ratio. Based on the Company's historical relationship with its senior creditor, the Company does not anticipate that a demand for payment on the loans will be made so long as the Company's debt service requirements remain current. However, with DVI's filing for relief under Chapter 11 of the United States Bankruptcy Code it is possible that such circumstance can change in the near term.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(8) Subordinated Notes Payable

As of December 31, 2003, amounts outstanding on subordinated notes payable are as follows:

Morris Management (e)                                        $    97,500
PET LI (f)                                                       122,500
Hialeah Management (g)                                           171,500
                                                             -----------

  Total subordinated notes payable                           $   391,500
  --------------------------------                           ===========

The aggregate maturities of the subordinated notes payable are follows

Year ending
December 31,                                                    Amount
------------                                                    ------

   2007                                                      $    97,500
   2008                                                          171,500
   2009                                                          122,500
                                                             -----------

  Total maturities of subordinated notes payable             $   391,500
  ----------------------------------------------             ===========

During 2003 and 2002 interest expense on the subordinated notes payable was $33,000 and $3,000, respectively.

(e) As a part of capitalizing Morris Management and upon PET NJ's obtainment of financing from DVI, Morris Management issued $97,500 of subordinated notes to the Morris Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The notes are also subordinate to the payments required to be made by Morris Management to Sagemark pursuant to a separate lease agreement between such parties by which the PET scanning equipment and related ancillary medical equipment, furniture and furnishings, leasehold improvements and the premises required for the use of the PET Center, are leased and/or subleased to Morris Management by Sagemark. The subordinated notes require a balloon payment due on December 31, 2007. At December 31, 2003, there is accrued interest payable of $10,000 on such notes.

(f) As a part of capitalizing PET LI and upon PET LI's obtainment of financing from DVI, PET LI issued $122,500 of subordinated notes to the PET LI equity investor. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the note can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due December 31, 2009. At December 31, 2003 there is accrued interest payable of $13,000 on such note.

(g) As a part of capitalizing Hialeah Management and upon Hialeah Management's obtainment of financing from DVI, Hialeah Management issued $171,500 of subordinated notes to the Hialeah Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due September 30, 2008. At December 31, 2003 there is accrued interest payable of $13,000 on such note.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(9) Income Taxes

For 2003 and 2002, the Company has no current Federal or state taxes payable. Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31, 2003

Net operating loss carry-forward                               $  14,581,000
Unrealized holding (gain) loss                                        16,000
Related party bad debt provision                                     245,000
Allowance for doubtful accounts receivable                            11,000
Alternative minimum tax credit carry-forward                          17,000
Impaired investment write-off                                        333,000
Stock compensation expense                                            30,000
Depreciation                                                        (298,000)
                                                               -------------

Net deferred tax asset                                            14,935,000
Valuation allowance                                               14,935,000
                                                               -------------

  Total                                                        $          --
  -----                                                        =============

The valuation allowance for net deferred tax assets increased by $446,000. The net increase was the result of increased change in net temporary differences of $576,000 offset by the expiration of $130,000 of net operating loss carryforwards. Based upon the level of historical tax losses, the Company has established the valuation allowance against the entire net deferred tax asset.

As of December 31, 2003, the Company has net operating loss carry-forwards approximating $46,094,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited if substantial changes in the Company ownership were to occur.

The Company's net operating loss carry-forwards at December 31, 2003 expire as set forth in the following table.

Year carry-forward expires             Amount
                                       ------
2004                                $    305,000
2005                                     299,000
2006                                     246,000
2007                                     206,000
2008                                   1,505,000
2009                                   4,482,000
2010                                   6,241,000
2011                                   4,413,000
2012                                   7,017,000
2018                                  15,059,000
2020                                     972,000
2021                                   1,901,000
2022                                   1,622,000
2023                                   1,826,000
                                    ------------

  Total                             $ 46,094,000
  -----                             ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(9) Income Taxes (Continued)

The following table reconciles the statutory federal income tax rate to the effective rate.

Years ended December 31,                            2 0 0 3      2 0 0 2
                                                    -------      -------

Statutory federal income tax rate                     (35.0%)       (35.0%)
Increase in (utilization of) net
 operating loss carry-forward                          34.8          35.0
Permanent differences                                   0.2           0.0
Effective state tax rate                                0.0           0.0
                                                  ---------     ---------

  Effective income tax rate                             0.0%          0.0%
  -------------------------                       =========     =========

(10) Commitments and Contingencies

(a) Operating Lease Obligations - The Company leases executive offices located in New York, New York and administrative offices in Boca Raton, Florida under short-term cancelable agreements. PET Wichita leases space in a free standing building under a non-cancelable lease which initially expires in August of 2007 and has an option to renew for periods up to an additional twelve years. The Company leases real estate, which is sub-leased to Morris Management, under a non-cancelable operating lease which initially expires in July 2012 and which has the option to be renewed for two additional five year periods. The Company leases real estate, which is sub-leased to PET LI, under a non-cancelable operating lease which initially expires in May 2012 and which has the option to be renewed for two five year periods. The Company leases real estate, which is sub-leased to Hialeah Management, under a non-cancelable operating lease which initially expires in February 2008 and which has the option to be renewed for three additional five year periods. The Company leases office equipment for PET Wichita under an operating lease which expires in 2006.

On August 14, 2003, the Company entered into a lease which will be sub-leased to the Queens PET Center and becomes effective on the date that the lessor delivers a certificate of occupancy to the Company. The annual minimum rental pursuant to the Queens PET Center in the initial year from commencement date is $90,000 which then increases annually at a rate of 5% per year. The initial lease term is for a period of ten years with a five year extension period. Upon signing the lease the Company paid a security deposit of $26,667. The minimum rentals pursuant to the lease for the Queens PET Center are not included in the following schedule of future minimum lease payments as the lease was not effective as of December 31, 2003.

During both 2003 and 2002, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and its PET Center in Wichita, Kansas from companies controlled by Dr. Schulman, a member of the Company's board of directors and the chief executive officer of Premier.

As of December 31, 2003 our future minimum lease payments under operating leases are as follows:

2004                                $    253,000
2005                                     257,000
2006                                     261,000
2007                                     251,000
2008                                     207,000
Thereafter                               688,000
                                    ------------

  Total                             $  1,917,000
  -----                             ============

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(10) Commitments and Contingencies (Continued)

(b) Employment Agreements - On June 14, 2001, the Company entered into an agreement to pay Edward D. Bright, Chairman of the Company's board of directors, $70,000 a year for one year. In addition, the Company granted Mr. Bright a five year warrant to purchase up to 12,500 shares of the Company's common stock at $1.70 per share. Mr. Bright is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date that Mr. Bright's warrant was issued was $2.25 per share, resulting in approximately $7,000 of compensation expense. During 2003 and 2002, $2,000 and $3,000, respectively, of such compensation expense was recognized as an expense in the statement of operations and as of December 31, 2003 there remains no deferred compensation relating to this warrant.

On May 21, 2001, the Company issued a five year warrant to purchase up to 12,500 shares of its common stock at $1.31 per share to Robert L. Blessey, Secretary and a member of the Company's board of directors. Mr. Blessey is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date Mr. Blessey's warrant was granted equaled the exercise price and no compensation expense was incurred.

On May 25, 2001 the Company entered into an employment agreement with Theodore
B. Shapiro, the Company's President, Chief Executive Officer and a Director for a term of five years at an annual base salary of $200,000 per year. During 2003, Mr. Shapiro exchanged $125,000 of salary owed to him for 50,000 shares of Common Stock. As of December 31, 2003, the Company owed Mr. Shapiro $225,000 of unpaid salary. On March 1, 2004, Mr. Shapiro, exchanged $275,000 of his then deferred salary for 110,000 shares of the Company's common stock. Mr. Shapiro is entitled to receive an annual bonus equal to 5% of the Company's net pre-tax profits. Mr. Shapiro is entitled to receive a five year incentive common stock purchase warrant to purchase up to 20,000 shares of the Company's common stock for each $1,000,000 of net pre-tax profits earned by the Company each year during the term of his agreement, up to a maximum of five such warrants each year. Each incentive common stock purchase warrant earned by Mr. Shapiro will be exercisable at a price equal to the closing price of the Company's common stock on the date the warrant is issued. The Company also gave Tara Capital, Inc., a company owned by Mr. Shapiro and his relatives, a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.70 per share. Mr. Shapiro is entitled to certain demand and "piggyback" registration rights with respect to the shares of the Company's common stock he may acquire pursuant to his employment agreement. The fair market value of the common stock on the date Mr. Shapiro's warrant was granted equaled the exercise price and no compensation expense was incurred.

On May 17, 2001 the Company entered into an employment agreement with Dr. Stephen A. Schulman to serve as the Chief Executive Officer of Premier for a term of five years. The Company also issued to Dr. Schulman a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.31 per share. Dr. Schulman is entitled to certain demand and "piggyback" registration rights with respect to the shares issuable pursuant to the warrant. The fair market value of the common stock on the date Dr. Schulman's warrant was granted equaled the exercise price and no compensation expense was incurred. On December 30, 2003, Dr. Schulman's employment agreement was amended whereby, among other things, he no longer accrued any base salary or bonus and is no longer entitled to receive incentive warrants. Furthermore, the amended employment agreement provides that all unpaid and accrued salary owed to Dr. Schulman, which amounted to $293,000, is waived. Since May 17, 2001 through December 30, 2003, Dr. Schulman had earned aggregate salaries of $418,000 of which $125,000 was exchanged in 2003 for 50,000 shares of Common Stock.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(10) Commitments and Contingencies (Continued)

(b) Employment Agreements (Continued) - On March 4, 2001, the Company entered into an agreement to employ George W. Mahoney as its Chief Financial Officer for a period of 3 years at an annual base salary of $70,000 per year. Per the terms of the agreement, upon consummation of the Premier Acquisition, Mr. Mahoney's annual base salary was increased to $140,000. Currently, the Company has agreed to increase Mr. Mahoney's annual base salary to $180,000. In addition, on August 3, 2001, Mr. Mahoney received an option to purchase 45,000 shares of the Company's common stock at an exercise price of $1.90 per share. The fair market value of the common stock on the date Mr. Mahoney's option was granted equaled the exercise price and no compensation expense was incurred.

On January 2, 2003, the Company entered into an Indemnification Agreement with Mr. Shapiro, Dr. Schulman, Mr. Blessey, Mr. Bright, Dr. Mishrick and Mr. Mahoney (all officers and or directors and each an "Indemnitee" and collectively, the "Indemnitees"). The Indemnification Agreement provides the Indemnitees with greater protection than what is provided to them by the Company's Articles of Incorporation. Pursuant to the Indemnification Agreement, the Corporation has agreed, among other things, to provide the Indemnitees with the following (1) mandatory indemnification in proceedings other than those by or in the right of the corporation; (2) mandatory indemnification in proceedings by or in the right of the corporation; (3) mandatory indemnification against expenses incurred while testifying; and, (4) reimbursement of expenses following adjudication of negligence. The Indemnification Agreement shall continue until and terminate upon the later of (a) ten years after the date that an Indemnitee ceases to be employed by the Company or any of its subsidiaries (including service as a member of the Board of Directors); (b) the final termination of any pending or threatened legal actions or proceedings to which the Indemnitee may be indemnified pursuant to the Indemnification Agreement; or, (c) the expiration of all applicable statutes of limitation with respect to all such actions or potential actions to which the Indemnitee is or could be a party as a result of his services to the Company and/or its subsidiaries.

(c) Medical Advisory Agreement

In May 2002, the Company entered into a Medical Advisory Agreement with a physician to assist Premier in its efforts to establish and develop additional PET Centers throughout the United States as well as to educate both the physicians who might avail themselves of the benefits of PET for their patients and our technical personnel and radiologists who will be administering and interpreting the PET procedures performed at our PET Centers. The Medical Advisory Agreement expires in May 2005. Pursuant to the Medical Advisory Agreement, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock at an exercise price of $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $275,810, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement, at $7,661 per month. During 2002, the Company recognized $53,630 of expense from the amortization of the Warrant. The Company has granted "piggy-back" registration rights to the holder of the warrant and has agreed to certain indemnification of the physician thereunder and pursuant to the Medical Advisory Agreement. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(10) Commitments and Contingencies (Continued)

(d) Premier Consulting Agreements - On March 4, 2002, Premier entered into a Consulting Agreement with an individual (the "Consultant"). The Consultant agreed to perform certain consulting and advisory services on behalf of Premier with respect to Premier's efforts to establish additional PET Centers throughout the United States and to expand the activities of its existing PET Centers and its proposed PET Centers during the term of the Consulting Agreement. The initial term of the Consulting Agreement expired on May 31, 2002 and continued thereafter on a weekly basis until August 29, 2002. In addition to the weekly consulting fees payable by the Company under the Consulting Agreement, the Consultant was entitled to reimbursement for all ordinary and necessary out-of-pocket expenses and to certain incentive compensation consisting of a $50,000 cash fee and the right to acquire up to a 5% equity interest in any PET center established by the Company as a result of the Consultant's efforts under the Consulting Agreement. Such incentive compensation is conditioned upon, among other things, the Company establishing one or more PET centers as a result of the Consultant's introduction to the Company of such PET center and the proposed equity partners therein. As of the date hereof, the Company has not established any additional PET centers pursuant to the Consulting Agreement. For the year ended December 31, 2002, Premier recognized expense of $44,000 pursuant to this Consulting Agreement. Following the expiration of the initial term of the Consulting Agreement, the Consultant asserted a claim against us for unreimbursed expenses in the amount of approximately $7,600, as well as a claim for compensation due under the Agreement with respect to potential transactions which are the subject of the Agreement. We disputed the Consultant's asserted claim for compensation due under the Agreement, inasmuch as of such date and through December 31, 2003, none of the transactions contemplated by the Agreement have taken place.

During the second and third quarters of 2002, Premier entered into three separate consulting agreements (the "Consulting Agreements") with individuals (the "Consultants"). Each of such Agreements have a one year term and provide for the Consultants to identify prospective locations for additional PET centers for Premier in Westchester County, New York; Connecticut, Pennsylvania, and any other territory approved by Premier and also introduce prospective physician equity owners of the PET centers at such locations. In consideration of and subject to Consultants introduction to Premier of one or more of such locations and equity owners during the term of the Agreement and twelve months subsequent and to the consummation by the Company of a transaction involving a PET center at such locations, Consultants shall be entitled to a $50,000 fee as well as the right to purchase up to 5% of the equity interests in each PET center. Furthermore, one of the Consulting Agreements provides the Consultant with a warrant to purchase up to one thousand (1,000) shares of the Company's common stock during a term of three (3) years from the date of issuance of such warrant, at an exercise price equal to the closing price of the common stock on the date of issuance of such warrant. During the third quarter of 2003 all the Consulting Agreements expired and none of the transactions contemplated by the Consulting Agreements took place.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(10) Commitments and Contingencies (Continued)

(e) Radiology Services Agreements for PET NJ - On October 30, 2002, PET NJ entered into an exclusive radiology agreement (the "Agreement") with a professional corporation ("PC"). Pursuant to the agreement, the PC performed reading and interpretive services with respect to diagnostic imaging scans produced by PET NJ. The term of the Agreement was two years commencing October 30, 2002 and expiring October 29, 2004, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Agreement. The PC received a maximum fee of $170 for each PET imaging scan read and interpreted by it. Such fee was payable from 10% of collected revenues, less the amount of patient refunds or allowances and duplicate film costs relating thereto. Effective July 15, 2003 the Agreement was mutually terminated.

On July 23, 2003, PET NJ entered into a radiology agreement (the "Radiology Services Agreement") with a New Jersey professional corporation (the "Radiologist"). The term of the Radiology Services Agreement is two years commencing July 23, 2003 and expiring July 22, 2005, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Radiology Services Agreement. The Radiologist will receive a fee of $170 for each PET imaging scan read an interpreted by it. Such fee is payable, not to exceed 10% of the monthly gross revenues of PET NJ as defined per the Agreement.

(f) PET Scanning Equipment Service Agreements

On June 26, 2002, PET Wichita entered into a five year service agreement with CTI, Inc. ("CTI") from whom PET Wichita purchased its PET Scanning Equipment in 2001. The service agreement commenced August 1, 2002 and expires July 31, 2007. PET Wichita makes monthly payments of $9,167 per the terms of the Service Agreement. At the completion of the second year of the service agreement the monthly payment will be adjusted to reflect current market conditions, but in no event will the monthly payment amount be increased. As of December 31, 2003, and the date of this report, the Company has only made payments required by this service agreement through the March 31, 2003 monthly payment.

On June 26, 2002, PET LI entered into an equipment purchase order with CTI to purchase PET Scanning Equipment. This purchase order was subsequently assigned to Sagemark. The PET Scanning Equipment has a one year warranty and PET LI entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement was also subsequently assigned to Sagemark and has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced October 24, 2003 and expires October 23, 2007.

On June 30, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for PET NJ. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 21, 2004 and expires February 20, 2008.

On October 10, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for the Hialeah PET Center. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 7, 2004 and expires February 6, 2008.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(11) Capital Stock

Common Stock - As of December 31, 2003, the authorized number of shares of common stock, par value $0.01, is 25,000,000 shares of which 2,432,011 shares are issued, 2,085,253 shares are outstanding and 346,758 shares are held in treasury.

On May 1, 2002, the Company commenced a private placement to accredited investors of 333,334 restricted shares of its common stock, $.01 par value per share. The Company offered each share of common stock at $3.00 per share. The offering period for the private placement was to terminate on May 21, 2002; however, the Company extended the offering period until November 30, 2002. There were no commissions or other compensation that was paid by the Company in connection with this offering. The net proceeds from the private placement have and will be used principally to establish additional PET Centers and for general corporate purposes. As of December 31, 2002 the Company had sold 321,668 shares of common stock for gross proceeds of $965,004 and incurred offering expenses of $47,606 resulting in net proceeds of $917,398. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 33,334 shares for $100,002, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 33,333 shares for $99,999, Robert L. Blessey, Secretary and Director of Sagemark purchased 33,334 shares for $100,002 and outside investors purchased 221,667 shares for $665,001. Each of the investors were granted "piggy-back" and certain demand registration rights with respect to the Shares.

During 2003, the Company commenced private placement offerings to accredited investors of 440,000 restricted shares of its common stock. The Company offered each share of common stock at $2.50 per share. There were no commissions or other compensation that was paid by the Company in connection with the offerings. The net proceeds from the private placements will be used principally to establish additional PET Centers and for general corporate purposes. During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

Preferred Stock - As of December 31, 2003, the authorized number of shares of undesignated preferred stock, par value $1.00 per share, is 2,000,000 shares of which the following 2,962 shares are issued and outstanding as of December 31, 2003:

Series B (170 shares issued and outstanding) - The Series B subordinated preferred stock is redeemable at the option of the Company at the issue price of $87.50 per share. Each share is entitled to a $3.50 annual dividend, which is contingent upon after tax earnings in excess of $200,000. In the event of involuntary liquidation, the holders are entitled to $87.50 per share and all accrued dividends. Accumulated dividends on the Series B Preferred stock as of December 31, 2003 approximated $1,000. No dividends were declared for 2003 and 2002.

Series E (92 shares issued and outstanding) - The Series E preferred stock is entitled to an annual dividend of $.10 per share contingent upon after tax earnings in excess of $200,000. Accumulated dividends on the Series E preferred stock as of December 31, 2003 approximated $18. No dividends were declared for 2003 and 2002.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(11) Capital Stock (Continued)

Preferred Stock (Continued) - Series F (2,700 shares issued and outstanding) - In consideration for certain creditors granting extensions on former Company debts, the Company issued, in 1984, 2,700 shares of preferred stock at $1.00 per share. The nonvoting preferred stock, designated Series F, with a dividend rate of $8.00 per share, is redeemable at the option of the Company after July 1993 for $1.00 per share. The dividend is non-cumulative and is payable within 100 days from the close of any year in which net income after tax exceeds $500,000, and all dividends due on the Series B preferred stock are paid or provided for. Accumulated dividends on the Series F preferred stock as of December 31, 2003 approximated $43,000. No dividends were declared for 2003 and 2002.

(12) Treasury Stock

In October 1998, the Board of Directors authorized the Company to repurchase its common stock in unsolicited open market transactions in amounts of up to $500,000. As of December 31, 2002, the Company had repurchased 80,096 shares in transactions with an aggregate value of $247,000. On March 7, 2001, the Board of Directors authorized the purchase of shares of the Registrant's common stock in unrestricted open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000. On March 12, 2002, the Company consummated the TAL Purchase Agreement pursuant to which it transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL. As of December 31, 2003 and 2002 there were 346,758 shares of common stock held in treasury.

(13) Stock Option Plans and Stock Purchase Warrants

On July 22, 1999, the stockholder's of the Company approved the 1999 long-term incentive plan. Pursuant to the plan, the following stock purchase warrants and stock options were issued:

On March 7, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, five year warrants to purchase an aggregate of 275,000 shares of its common stock at an exercise price of $1.125 per share and to Mr. Bright a five year warrant to purchase 50,000 shares of its common stock at an exercise price of $1.125 per share.

On May 21, 2001, the Company granted to Dr. Schulman a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.31 per share and to Mr. Blessey, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.31 per share.

On May 25, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.70 per share.

On June 14, 2001, the Company granted to Edward D. Bright, Chairman of the Board, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.70 per share. During 2003 and 2002 the Company recorded deferred stock compensation expense related to this warrant of $2,000 and $3,000 respectively.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(13) Stock Option Plans and Stock Purchase Warrants (Continued)

On August 3, 2001, the Company issued to Mr. Mahoney an option to purchase 45,000 shares of its common stock at an exercise price of $1.90 per share and to four other non executive employees options to purchase an aggregate of 48,000 shares of its common stock at exercise price of $1.90 per share, with terms ranging from four to six years. During 2003 and 2002, options to purchase 14,000 and 3,000 shares of common stock were forfeited upon the resignation of the holder of such option.

On April 22, 2002, a two year warrant to purchase 3,333 shares of common stock, which was issued to Mr. Bright on April 22, 1999, expired unexercised.

In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. During 2003 and 2002 the Company recorded amortized deferred stock compensation expense of $8,000 and $55,000, respectively, related to this warrant. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

On April 15, 2003, pursuant to an employment offer letter issued to a newly hired PET Technologist by Rockville PET Imaging, P.C., the PET Center managed by Premier's subsidiary, PET LI, the Company issued an option to purchase 10,000 shares of its common stock for $3.50 per share. The option has a term of four years from the date of issuance, a three year vesting period and was valued at $13,030 which is being amortized over the three year vesting period. During 2003, the Company recorded amortized deferred stock compensation expense of $2,000 related to this warrant.

The Company discloses information regarding stock options and similar equity instruments (collectively "Options") issued to employees pursuant to SFAS No. 123 and SFAS No. 148. As permitted by SFAS No. 123, the Company continues to measure compensation cost for stock option plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and discloses the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. For purposes of calculating the pro forma expense under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

                                                      Years ended
                                                      December 31,
                                                2 0 0 3         2 0 0 2
                                                -------         -------

Dividend yield                                   0.0%              0.0%
Expected volatility                            59.48%           337.17%
Risk-free interest rate                         2.12%             4.25%
Expected life of options                        4.00 years        4.00 years

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(13) Stock Option Plans and Stock Purchase Warrants (Continued)

Compensation cost charged to operations in 2003 and 2002 was $12,000 and $58,000, respectively. Had compensation cost for the Company's stock option plan been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net loss and loss per common share would have been as follows:

  Years ended
                                                           December 31,
                                                     2 0 0 3         2 0 0 2
                                                     -------         -------

Net loss as reported                              $ (1,584,000)  $ (2,082,000)
Deduct:  Amount by which stock-
 based employee compensation as
 determined under fair value
 based method for all awards
 exceeds the compensation as
 determined under the intrinsic
 value method                                          (72,000)       (79,000)
                                                  ------------   ------------

  Pro forma net loss                              $ (1,656,000)  $ (2,161,000)
  ------------------                              ============   ============

Basic and diluted net loss per common share:
  As reported                                     $      (0.80)  $      (1.40)
  Pro forma under SFAS No. 123                    $      (0.84)  $      (1.45)

The following table summarizes the Company's fixed stock purchase warrants and options for 2003 and 2002.

                                                            2003                     2002
                                                            ----                     ----
                                                          Weighted                 Weighted
                                                          Average                  Average
                                                2003      Exercise       2002      Exercise
                                               Shares      Price        Shares      Price
                                               ------      -----        ------      -----
Outstanding at beginning of year              720,000    $   1.59      646,333    $    1.38
Granted                                        10,000    $   3.50       80,000    $    3.45
Exercised                                          --          --           --           --
Forfeited                                     (94,000)   $   3.22       (6,333)   $    3.27
Outstanding at end of year                    636,000    $   1.38      720,000    $    1.59
Options exercisable at year end               619,333    $   1.35      608,001    $    1.58
Weighted-average fair value of
 options granted during the year                         $   1.30                 $    3.45

Shares subject to the 1999
 long-term incentive plan                   1,600,000                1,600,000
Shares issued pursuant to the
 1999 long-term incentive plan                636,000                  720,000
Shares available for issuance
 under the 1999 long-term
 incentive plan                               964,000                  880,000

As of December 31, 2003, the 636,000 warrants and options outstanding have exercise prices ranging between $1.13 and $3.50 and a weighted-average remaining contractual life of 2.4 years.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(14) Related Party Transactions

Robert L. Blessey is a member of the Company's board of directors and is the Company's general counsel. During 2003 and 2002 the Company incurred $150,000 and $205,000 of legal fees, respectively, to Mr. Blessey. At December 31, 2003 the Company owes Mr. Blessey $249,000.

Dr. Stephen A. Schulman is a member of the Company's board of directors and the Chief Executive Officer of Premier. During each of 2003 and 2002, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and a building for PET Wichita to companies controlled by Dr. Schulman. During 2003 and 2002 the Company incurred billing and collection expenses of $62,000 and $48,000, respectively, and CT Fusion Scan fees of $38,000 and $21,000, respectively, both payable to companies controlled by Dr. Schulman. At December 2003 the Company owes such entities $58,000. During 2003, $134,000 of net patient service revenue was from an entity owned by Dr. Schulman.

On May 14, 2001 the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. from Pamels Corp., Mercury Capital Corp., John M. Donaldson Revocable Trust, Tara Capital, Inc. and Bocara Corporation (the "Sellers") for 6,000 shares of the Company's common stock. Theodore B. Shapiro, the Company's Chief Executive Officer, President and a member of the Company's board of directors, owns 10% of Tara Capital, Inc. and the remaining 90% is owned by his relatives. Robert L. Blessey, Secretary and a member of the Company's board of directors, is a shareholder of Bocara Corporation. Dr. Schulman, a member of the Company's board of directors and Chief Executive Officer of Premier is a shareholder of Pamels Corp. The Sellers will receive an additional 319,500 shares of the Company's common stock for each of the first six PET Centers established by Premier if and when the PET Center achieves positive earnings (calculated before the deduction of interest expense, income taxes, depreciation and amortization) in any month during the first eighteen months of each PET Center's operations. By virtue of an agreement dated as of December 2, 2002, we modified this agreement with respect to our Wichita, Kansas PET Center by extending the applicable time period for an additional twelve months and by agreeing that the admission of an additional partner in Premier P.E.T. Imaging of Wichita LLC prior to such date will be an additional condition to the issuance of such shares. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, the Sellers will reduce the aggregate number of shares they are entitled to receive by 502,000 shares. However, in the event that the Company's newly planned Queens PET Center does not receive $350,000 working capital funding by February 29, 2004, any of Premier's Founders may provide notice to the Company whereupon this amendment to the Stock Purchase Agreement becomes null and void. These additional shares of common stock will have certain registration rights and in the event that either the outpatient diagnostic imaging centers discontinue their operations or are adjudicated bankrupt within two years after the consummation of this acquisition, the Company has the right to repurchase these shares for one dollar. See Note 17.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(14) Related Party Transactions (Continued)

On March 12, 2002, the Company consummated a transaction pursuant to a Purchase Agreement with Technology Acquisitions Ltd. ("TAL") which was entered into on September 18, 2001 (the "TAL Purchase Agreement"). Pursuant to the terms of the TAL Purchase Agreement, the Company transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL (the "TAL Shares"). Following the consummation of the TAL Purchase Agreement, the Company owns an approximate 34.5% limited partnership interest in the Partnership (the "Remaining Limited Partnership Interest"). Additionally, the Partnership agreed to purchase the Remaining Limited Partnership Interest for a total purchase price of $2.6 million with and to the extent it receives any proceeds from the sale of its debt or equity securities during a period which expired on September 30, 2002 from certain specified investors including Frank DeLape and Benchmark Equity Group, Inc., an entity in which Mr. DeLape is Chairman of the Board and Chief Executive Officer. Mr. DeLape is also an officer and shareholder of TAL, a former member of the Board of Directors of the Company and a general partner of Sagemark Management LLC, the General Partner of the Partnership. None of the Company's remaining Limited Partnership interest has been purchased. On September 18, 2001 pursuant to a separate agreement between the Company, Gemini VII, Inc., Frank DeLape and Richard Young, and in further consideration of the agreement by TAL to transfer the TAL Shares to the Company, the Company agreed, subject to and simultaneous with the closing under the Purchase Agreement, to cancel the Gemini VII, Inc. note and the related guaranty.

(15) Legal Proceedings

Although the Company is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature.

(16) New Authoritative Pronouncements

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise). The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year enterprise). The Company does not expect the adoption of FIN 46 or FIN 46R to have a material effect on its consolidated financial position or results of operations.

THE SAGEMARK COMPANIES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2004 and 2003 are Unaudited)
--------------------------------------------------------------------------------


(16) New Authoritative Pronouncements (Continued)

In April 2003, SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") was issued. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003.

During 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3.

In December 2003, a revision of SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued, revising disclosures about pension plans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements.

(17) Subsequent Events (Unaudited)

On March 1, 2004 the Company's Chief Executive Officer, Mr. Shapiro, exchanged $275,000 of his deferred salary for 110,000 shares of Common Stock.

As of February 29, 2004, the Queens PET Center had not received a $350,000 working capital funding, however as of April 14, 2004, none of the Premier Founders have given the Company notice to null and void the December 30, 2003 amendment to the Stock Purchase Agreement. See Notes 1 and 14.

(18)] Unaudited Interim Statements

The financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) which are necessary in order to make the interim financial statements not misleading have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.


                                . . . . . . . . .

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Article VII of the Company's Restated Articles of Incorporation limits the liability of the Company's directors. It provides that no director of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director, except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or for any transaction from which a director derived an improper personal benefit.

     In addition, Article VII of the Company's By-Laws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of the Company.

     The Company entered into an Indemnification Agreement on January 2, 2003 with its then officers and directors pursuant to which, among other things, it agreed to indemnify such officers and directors against actions and proceedings that involve, directly or indirectly, activities of such individuals both in their respective capacities as officers, directors, advisors, or agents of the Company and actions by them taken in other capacities while serving as officers, directors, advisors, or agents of the Company. In accordance with the terms of such agreement, the Company also agreed to indemnify such persons with respect to actions or proceedings involving services performed by them on behalf of, in connection with, or related to any subsidiary of the Company, any employee benefit plan established for the benefit of employees of the Company, or any subsidiary, corporation, partnership or other entity in which the Company, or any subsidiary thereof, has a 5% or greater ownership interest, or any other affiliate thereof. Additionally, the Indemnification Agreement requires the Company to provide such indemnities with (i) mandatory indemnification in proceedings other than those by or in the right of the Company, (ii) mandatory indemnification in proceedings by or in the right of the Company, (iii) mandatory indemnification against expenses incurred while testifying, and (iv) reimbursement of expenses following any adjudication of negligence.

     The Business Corporation Law of the State of New York also contains provisions relating to indemnification of officers and directors.

     The Company has purchased director and officer liability insurance.

     Each Selling Stockholder has agreed to indemnify the Company, the officers and directors and controlling persons of the Company, and the officers and directors of the Company who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

         Item                                       Amount
         SEC Filing Fee                             $2,833.63
         Printing Expenses (1)
         Accounting Fees and Expenses(1)
         Legal Fees and Expenses (1) (2)
         Blue Sky Fees and
         Expenses(1)
         Miscellaneous (1)
         Total                                      $       (1)

----------
     (1)  To be supplied by Amendment.
     (2) Includes $15,000 of legal fees and expenses of counsel to the Selling Stockholders.

Item 26. Recent Sales of Unregistered Securities

     Effective May 31, 2002, the Company closed a private placement of 321,668 unregistered shares of its common stock at a per share purchase price of $3.00 (an aggregate of $965,000) to seven accredited investors. Among such investors were Theodore B. Shapiro, an officer and director of the Company who purchased 33,334 shares for an aggregate of $100,002, Dr. Stephen A. Schulman, a director of the Company who purchased 33,333 shares for $99,999 and Robert L. Blessey, Esq., an officer and director of the Company who purchased 33,334 shares for an aggregate of $100,002. These shares were sold pursuant to Rule 506 of Regulation D of the Securities Act.

     On February 25, 2003, the Company closed a private placement of 400,000 unregistered shares of its common stock at a per share purchase price of $2.50 (an aggregate of $1,000,000) to nineteen accredited investors. Among such investors were Theodore B. Shapiro, an officer and director of the Company who purchased 50,000 shares in exchange for accrued and deferred salary of $125,000, and Dr. Stephen A. Schulman, a director of the Company, who purchased 50,000 shares in exchange for accrued and deferred salary of $125,000. These shares were sold pursuant to Regulation D of the Securities Act.

     On December 22, 2003, the Company sold 40,000 unregistered shares of its common stock to an accredited investor at $2.50 per share (an aggregate of $100,000). These shares were sold pursuant to Section 4(2) of the Securities Act.

     On March 1, 2004, the Company issued 110,000 unregistered shares of its common stock to Theodore B. Shapiro, an officer and director of the Company, in exchange for $275,000 of accrued salary. On May 1, 2004 and June 1, 2004, the Company issued an aggregate of 20,000 unregistered shares of its common stock to Mr. Shapiro, in exchange for an aggregate of $50,000 of accrued salary. These shares were sold pursuant to Section 4(2) of the Securities Act.

     On June 4, 2004, the Company sold 40,000 unregistered shares of its common stock at $2.50 per share (an aggregate of $100,000) to an accredited investor. These shares were sold pursuant to Section 4(2) of the Securities Act.

     On June 28, 2004, the Company issued 1,415,000 unregistered shares of its common stock to five entities pursuant to the provisions of a Stock Purchase Agreement dated as of May 1, 2001, as amended, between the Company and such entities. Among the entities that received such shares were Tara Capital, Inc., a corporation of which Theodore B. Shapiro, an officer and director of the Company, is a stockholder (275,000 shares), Pamels Corp., a corporation controlled by Dr. Stephen A. Schulman, a director of the Company (400,000 shares), and Bocara Corporation, a corporation controlled by Robert L. Blessey, an officer and director of the Company (525,000 shares). These shares were issued pursuant to Section 4(2) of the Securities Act.

     On November 28 and December 29, 2004, and January 15, 2005, the Company sold, in a private placement of its securities, 75 units of its securities consisting of an aggregate of 3,750,000 unregistered shares of its common stock, and warrants to purchase 1,875,000 unregistered shares of its common stock to 178 accredited investors at a per unit price of $2.00 (an aggregate of $7,500,000). The accredited investors in such private placement are identified in the Prospectus included as part of this Registration Statement in the Section entitled "Selling Stockholders." Joseph Stephens Company, Inc. acted as the placement agent in connection with such private placement and received, together with its designees and as partial consideration therefore, warrants to purchase 1,125,000 unregistered shares of the Company's common stock. The terms of the warrants issued to such investors and placement agent are described in the Prospectus included as part of this Registration Statement in the Section entitled "Description of Capital Stock - The Warrants." Such securities were sold and issued pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     On January 25, 2005, the Company issued to Elizabeth Farrell Longton, an officer of the Company, an option to purchase 35,000 unregistered shares of the Company's common stock during a term of five years at an exercise price of $3.91 per share. The right to purchase such shares, upon exercise of such option, vests over a period of the first two years of such option. This option was issued pursuant to Section 4(2) of the Securities Act.

Item 27.       Exhibits

     1      Placement Agency Agreement dated October 14, 2004 between The
Sagemark Companies Ltd. and Joseph Stevens & Company, Inc.

     3.1    Restated Articles of Incorporation of The Sagemark Companies Ltd.(1)

     3.2    By-Laws of The Sagemark Companies Ltd.(1)

     5      Legal Opinion of Robert L. Blessey, Esq.(2)

     10.1 Form of Executive Employment Agreement dated as of May 21, 2001 between The Sagemark Companies Ltd. and Theodore B. Shapiro.(3)

     10.2 Form of Amendment dated October 14, 2004 to the Executive Employment Agreement dated as of May 21, 2001 between The Sagemark Companies Ltd. and Theodore B. Shapiro.(2)

     10.3 Form of Executive Employment Agreement dated as of May 21, 2001 between Premier P.E.T. Imaging International Ltd. and Dr. Stephen A. Schulman.(3)

     10.4 Form of Amendment No. 1 dated as of December 30, 2003 to the Executive Employment Agreement dated as of May 21, 2001 between Premier P.E.T. Imaging International Ltd. and Dr. Stephen A. Schulman.(2)

     10.5 Employment Agreement dated January 25, 2005 between The Sagemark Companies Ltd. and Elizabeth Farrell Longton.(2)

     10.6 Form of Incentive Stock Option dated January 25, 2005 issued to Elizabeth Farrell Longton. (2)

     10.7 1999 Long-Term Incentive Plan of The Sagemark Companies Ltd. (formerly Consolidated Technology Group Ltd.).(4)

     10.8 Amendment No. 2 dated as of December 30, 2003 to the Stock Purchase Agreement dated as of May 14, 2001, as amended, by and among The Sagemark Companies Ltd., Pamels Corp., John M. Donaldson Revocable Trust, Tara
Capital, Inc., Bocara Corporation, Mercury Capital Corp., Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp.(2)

     10.9 Sublease dated as of May 22, 2002 between The Sagemark Companies Ltd. and Morris County P.E.T. Management, LLC. (2)

     10.10 Sublease dated as of June 10, 2002 between The Sagemark Companies Ltd. and Premier P.E.T. of Long Island, LLC. (2)

     10.11 Sublease dated as of January 1, 2005 between The Sagemark Companies Ltd. and Premier P.E.T. Management of Queens, LLC. (2)

     10.12 Commercial Lease Agreement dated as of May 21, 2001, between S&D Holdings LLC and Premier P.E.T. Imaging of Wichita, Inc. (2)

     10.13 Agreement dated April 26, 2004 between Premier P.E.T. Imaging International, Inc. and the Mindy Weiss Grantor Trust, Isaac Grossman Grantor Trust and Shaindy Steinberg Grantor Trust.(2)

     10.14 Indemnity Agreement dated January 3, 2003 between The Sagemark Companies Ltd. and its officers and directors. (2)

     10.15  Form of Investor Warrant.(5)

     10.16  Form of Placement Agency Warrant.(5)

     21     Subsidiaries of The Sagemark Companies Ltd.

                                                                  State of
            Company                                               Incorporation
            ---------                                             -------------
            SIS Capital Corp.                                     Delaware
            Premier P.E.T. Imaging International, Inc.            Delaware
            Premier Cyclotron International Corp.                 Delaware
            Premier P.E.T. Imaging of Wichita, LLC                Kansas
            Premier P.E.T. Imaging of Arlington Heights, Inc.     Illinois
            Premier P.E.T. Imaging of New Jersey, Inc.            New Jersey
            Morris County PET Management, LLC                     New Jersey
            Premier P.E.T. of Long Island, LLC                    New York
            Hialeah PET Management LLC                            Florida
            P.E.T. Management of Queens, LLC                      New York

            There are no other subsidiaries with significant operations or liabilities.

     23     Consents of Experts and Counsel. (2)

----------
     (1) Filed as an Exhibit to Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.
     (2)  To be filed by Amendment.
     (3) Filed as an Exhibit to Form 8-K filed on May 1, 2001 and incorporated herein by reference.
     (4) Filed as an Exhibit to Schedule 14A filed on June 25, 1999 and incorporated herein by reference.
     (5) Filed as an Exhibit to Form 8-K filed on December 3, 2004 and incorporated herein by reference.

Item 28.  Undertakings

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and
               (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and
               (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 28, 2005.

THE SAGEMARK COMPANIES LTD.


By:  /s/ THEODORE B. SHAPIRO
   -----------------------------
Theodore B. Shapiro, President
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name                        Office                            Date
----                        ------                            ----

/s/ THEODORE B. SHAPIRO     President, Chief Executive        February 28, 2005
-----------------------     Officer and Director
Theodore B. Shapiro         (Principal Executive Officer)

/s/ STEPHEN A. SCHULMAN     Director                          February 28, 2005
-----------------------
Stephen A. Schulman

/s/ GEORGE W. MAHONEY       Chief Financial Officer           February 28, 2005
---------------------       (Principal Financial and
George W. Mahoney           Accounting Officer)

/s/ ROBERT A. BLESSEY       Director                          February 28, 2005
---------------------
Robert L. Blessey